Execution Copy

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of January 20, 2012

Among

EASTMAN KODAK COMPANY,
a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

and

KODAK CANADA INC.,

as Borrowers,

THE U.S. SUBSIDIARIES OF EASTMAN KODAK COMPANY PARTY HERETO,
each a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as U.S. Subsidiary Guarantors,

and

THE SUBSIDIARIES OF KODAK CANADA INC. PARTY HERETO,

as Canadian Subsidiary Guarantors,

and

THE LENDERS NAMED HEREIN,

as Lenders,

and

CITICORP NORTH AMERICA, INC.,

as Agent and Collateral Agent

and

CITICORP NORTH AMERICA, INC.,

as Syndication Agent

CITIGROUP GLOBAL MARKETS INC.,

as Sole Lead Arranger and Bookrunner

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS AND LETTERS OF CREDIT

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Company	71

ARTICLE V

COVENANTS OF THE COMPANY

ARTICLE VI

EVENTS OF DEFAULT

ARTICLE VII

GUARANTY

ARTICLE VIII

THE AGENT

ARTICLE IX

MISCELLANEOUS

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of January 20, 2012

EASTMAN KODAK COMPANY, a New Jersey corporation and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code (the “Company”), KODAK CANADA INC., a corporation continued under the laws of the province of Ontario, Canada (“Kodak Canada” and, together with the Company, the “Borrowers” and each, a “Borrower”), the US Subsidiaries of the Company party hereto, each a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as US Subsidiary Guarantors, the Subsidiaries of Kodak Canada party hereto, as Canadian Subsidiary Guarantors, the banks, financial institutions and other institutional lenders (the “Lenders”) and issuers of letters of credit from time to time party hereto, CITIGROUP GLOBAL MARKETS INC., as sole lead arranger and sole bookrunner, CITICORP NORTH AMERICA, INC., as syndication agent, and CITICORP NORTH AMERICA, INC., as administrative agent and collateral agent for the Lenders, agree as follows:

INTRODUCTORY STATEMENT

On January 19, 2012 (the “Petition Date”), the Company (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Section 1.01) and each of the US Subsidiary Guarantors (collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (the cases of the Company and the US Subsidiary Guarantors, each a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

The Company and Kodak Canada have requested that the Lenders provide them with (i) a revolving credit and letter of credit facility in an aggregate principal amount not to exceed $250,000,000, of which $225,000,000 will be available to the Company and $25,000,000 will be available to Kodak Canada and (ii) a term loan facility in an aggregate principal amount not to exceed $700,000,000 (the “Term Facility”), which will be available only to the Company.  All of the Company’s obligations under the Facilities are to be guaranteed by the US Subsidiary Guarantors, and all of Kodak Canada’s obligations under the Facilities are to be guaranteed by the Company, the US Subsidiary Guarantors and the Canadian Subsidiary Guarantors.  The Lenders are willing to extend or continue, as the case may be, such credit to the Borrowers on the terms and subject to the conditions set forth herein.

The respective priorities of the Facilities with respect to the Collateral of the Debtors shall be as set forth in the Interim Order and the Final Order, in each case upon entry thereof by the Bankruptcy Court, and in the Intercreditor Agreement.

All of the claims and the Liens granted under the Orders and the Loan Documents by the Debtors to the Agent and the Lenders in respect of the Facilities shall be subject to the Carve-Out.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

Schedules

Schedule I	Commitments
Schedule II	Subsidiary Guarantors and Material Subsidiaries
Schedule III	Accounts
Schedule 1.01(a)	Existing Secured Agreements
Schedule 1.01(b)	Other Existing Letters of Credit
Schedule 2.01(b)	Citi Existing Letters of Credit
Schedule 3.01(r)	Chief Restructuring Officer
Schedule 4.01(f)	Certain Proceedings
Schedule 4.01(m)	Material Real Properties
Schedule 5.01(m)	Foreign Security Interests
Schedule 5.02(a)	Existing Liens
Schedule 5.02(d)	Existing Debt
Schedule 5.02(l)	Certain Restrictions
Schedule 5.02(o)	Sale Leaseback Transactions
Schedule 6.01(f)	Judgments
Schedule 9.02	Agent’s Office; Certain Address for Notices

Exhibits

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Term Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Assignment and Acceptance
Exhibit D-1	Form of US Security Agreement
Exhibit D-2	Form of Canadian Security Agreement
Exhibit F	Form of Guaranty Supplement
Exhibit G	Form of Borrowing Base Certificate
Exhibit H	Form of 13-Week Projection
Exhibit I	Form of Intercreditor Agreement

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.                               Certain Defined Terms.As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“13-Week Projection” means a projected statement of sources and uses of cash for the Company and its Subsidiaries on a weekly basis for the following 13 calendar weeks, including the anticipated uses of the Revolving Credit Facility and the Term Facility for each week during such period, in substantially the form of Exhibit H.  As used herein, “13-Week Projection” shall initially refer to the “Budget” delivered to the Agent in connection with the initial borrowings under the Facilities authorized by the Interim Order and dated not more than 5 days prior to the Petition Date and, thereafter, the most recent 13-Week Projection delivered by the Borrowers in accordance with Section 5.01(h)(ix).

“Acceptable Reorganization Plan” shall mean a Reorganization Plan that provides for the termination of the Commitments and the payment in full in cash of the Obligations under the Loan Documents (other than contingent indemnification obligations not yet due and payable) on the Consummation Date of such Reorganization Plan.

“Account Debtor” means a Person obligated on an Account.

“Account” has the meaning specified in the UCC or the PPSA, as the context may require.

“ACH” means automated clearinghouse transfers.

“Activities” has the meaning specified in Section 8.02(b).

“Adequate Assurance Account” means a newly-created, segregated, interest-bearing bank account in which the Debtors may deposit an amount equal to the cost of two weeks’ worth of the estimated aggregate annual amount of utility services provided to all the Debtors (and not any other amounts) in order to provide adequate assurance to the Debtors’ utility providers.

“Administrative Questionnaire” means an Administrative Questionnaire in the form approved by the Agent.

“Adjusted EBITDA” means, for any period, net earnings (or net loss) plus, without duplication and to the extent reflected as a charge in the Consolidated statement of earnings, the sum of (a) interest expense, (b) income tax expense (benefit), (c) depreciation expense, (d) amortization expense, (e) any extraordinary expenses or losses, (f) any other non-cash charges (provided, that to the extent any such non-cash charges represent an accrual or reserve for potential cash items in any future period, any cash payment made in respect thereof in a future period shall be subtracted from Adjusted EBITDA for such future period to such extent), (g) pension and other post-employment benefits expense, (h) loss on foreign exchange, (i) costs and expenses (including legal, financial and other advisors) incurred in connection with the Cases and any related Reorganization Plan or any transaction related thereto, (j) any non-cash (loss) relating to hedging activities (including any non-cash ASC 815 (loss)) and (k) corporate restructuring charges (including severance, plant closure costs and business optimization expenses) in anaggregate amount not to exceed $125,000,000 for all periods, minus, to the extent included in net earnings on the Consolidated statement of earnings, (i) interest income, (ii) revenues from IP licensing transactions effected in connection with IP Settlement Agreements, (iii) pension and other post-employment benefits income, (iv) gains on foreign exchange, (v) any extraordinary income or gains, (vii) any non-cash gain relating to hedging activities (including any non-cash ASC 815 gain) and (viii) any other non-cash income (other than the accrual of revenue in the ordinary course of business), in each case determined in accordance with GAAP for such period.

TOC

“Affected Lender” has the meaning specified in Section 2.20.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” means Citicorp North America, Inc., in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 8.07.  The Agent may from time to time designate one or more of its Affiliates or branches (including, without limitation, its Canada branch) to perform the functions of the Agent in connection with the Canadian Revolving Credit Facility, in which case references herein to the “Agent” shall, in connection with the Canadian Revolving Credit Facility, mean any Affiliate or branch so designated.

“Agent Parties” has the meaning specified in Section 9.02(d).

“Agent’s Account” means the account of the Agent maintained by the Agent at its office as set forth on Schedule 9.02.

“Agent’s Group” has the meaning specified in Section 8.02(b).

“Agent Sweep Account” has the meaning specified in Section 2.18(b).

“Agreement” means this Debtor-in-Possession Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means (i) 3.25% per annum, in the case of Eurodollar Rate Revolving Loans, (ii) 2.25% per annum, in the case of Base Rate Revolving Loans, (iii) 8.50% per annum, in the case of Eurodollar Rate Term Loans and (iv) 7.50%, in the case of Base Rate Term Loans.

“Applicable Percentage” means, 0.50% per annum.

“Applicable Prepayment Percentage” means (i) prior to the Term Facility Termination Date, solely with respect to IP Settlement Proceeds and Other Proceeds, 75% and (ii) in all other cases, 100%, provided that aggregate amount of Net Cash Proceeds which are not required to be applied pursuant to Section 2.10(b) by reason of clause (i) may not exceed $150,000,000.

“Appropriate Lender” means (i) in respect of the US Revolving Credit Facility, each US Revolving Lender, (ii) in respect of the Canadian Revolving Credit Facility, each Canadian Revolving Lender and (iii) in respect of the Term Facility, each Term Lender.

“Approved Canadian Case” means proceedings commenced under the CCAA in the Canadian Court, after consultation with the Agent and subject to the consent (or non-objection) of the Required Canadian Revolving Lenders, in respect of Kodak Canada or any Canadian Subsidiary Guarantor whereby (i) in connection therewith, the Canadian Revolving Credit Facility hereunder is restructured as a debtor-in-possession facility on terms and conditions and pursuant to documentation reasonably acceptable to the Agent and the Required Canadian Revolving Lenders in all respects; (ii) the initial order under the CCAA granting protection to the applicable Canadian Loan Parties (a) is on terms and conditions reasonably satisfactory to the Agent, (b) grants a superpriority charge and Lien securing any obligations of the applicable Canadian Loan Parties under such debtor-in-possession facility and related guarantees, subject only to, (I) an administration charge securing payment of professional fees of the applicable Canadian Loan Parties’ counsel, the court appointed monitor and counsel to the court appointed monitor, and (II) such other Liens as may be consented in writing by the Agent and Required Canadian Revolving Lenders, (c) provides that the Lenders shall be treated as “unaffected creditors” in respect of the Canadian Revolving Credit Facility and such debtor-in-possession financing under any plan of compromise or arrangement, and (d) appoints a monitor, reasonably satisfactory to the Agent and the Required Canadian Revolving Lenders; and (iii) the Agent and the Required Canadian Revolving Lenders are reasonably satisfied with all court approvals, terms, conditions and other documentation relating to such debtor-in-possession financing as are customary in debtor-in-possession facilities in Canada (as determined by the Agent and its counsel) or as the Agent or the Required Canadian Revolving Lenders may reasonably request.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Citigroup Global Markets Inc. in its capacity as sole lead arranger and sole bookrunner.

“Asset Sale” means any Disposition of property or series of related Dispositions of property excluding (i) any such Disposition permitted by any clause of Section 5.02(e) (other than clause (ii), (iii) or (vi) thereof) and (ii) any other Disposition or series of related Dispositions so long as, except in the case of any Disposition or series of Dispositions of or with respect to (x) the Digital Imaging Patent Portfolio prior to the Term Facility Termination Date or (y) any Revolving Credit Facility Collateral included in the determination of the Borrowing Base, the Net Cash Proceeds received by the Company and its Subsidiaries therefrom (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) do not exceed (x) $5,000,000 for any single Disposition or series of related Dispositions and (y) $25,000,000 in any fiscal year for all Dispositions and series of related Dispositions excluded pursuant to subclause (x) of this clause (ii).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Avoidance Actions” means the Debtors’ claims and causes of action under Sections 502(d), 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and any other avoidance actions under the Bankruptcy Code and the proceeds thereof and property received thereby whether by  judgment, settlement, or otherwise.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or any other court having jurisdiction over the Cases from time to time.

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(e) of this Agreement or Title 11, U.S. Code, or any similar foreign, federal, provincial or state law for the relief of debtors, including, without limitation, the CCAA and the Bankruptcy and
Insolvency Act (Canada).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate” or “base rate”
(or in the case of Canadian Revolving Loans, as its Canada branch’s “base rate” for loans in Dollars made in Canada) and (c) the Eurodollar Rate for a one-month Interest Period (with respect to Term Loans, after giving effect to the proviso to the definition of Eurodollar Base Rate)
on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%.  The “prime rate” and the “base rate” is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate or base rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Base Rate Revolving Loan or a Base Rate Term Loan.

“Base Rate Revolving Loan” means a Revolving Loan that bears interest as provided in Section 2.07(a)(i).

“Base Rate Term Loan” means a Term Loan that bears interest as provided in Section 2.07(a)(iii).

“Bid Procedures” has the meaning specified in Section 5.01(s).

“Blocked Account Agreement” has the meaning specified in Section 2.18(a).

“Borrower Information” has the meaning specified in Section 9.09.

TOC

“Borrowing” means a Canadian Revolving Borrowing, a US Revolving Borrowing and/or a Term Borrowing, as the context may require.

“Borrowing Base” means the Canadian Borrowing Base and/or the US Borrowing Base, as the context may require.

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit G hereto (with such changes therein as may be required by the Agent to reflect the components of, and Reserves against, the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Company, which shall include detailed calculations as to the Borrowing Base as reasonably requested by the Agent.

“Borrowing Base Deficiency” means, at any time and as to each Borrower, the failure of (a) the Borrowing Base of such Borrower at such time to equal or exceed (b) the Canadian Revolving Credit Facility Usage or the US Revolving Credit Facility Usage, as the context may require.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, with respect to Canadian Revolving Loans, Toronto, Ontario and, if the applicable Business Day relates to any Eurodollar Rate Loans, on which dealings are carried on in the London interbank market.

“Canadian Borrowing Base” means, at any time, as to the Canadian Loan Parties, the Dollar Equivalent of (a) the Canadian Loan Value less (b) applicable Reserves at such time.

“Canadian Collateral” means all “Collateral” of the Canadian Loan Parties referred to in the Canadian Security Agreement and the other Collateral Documents relating to security under the Canadian Revolving Credit Facility, and all other property of the Canadian Loan Parties that is or is intended to be subject to any Lien in favor of the Agent for the benefit of the Canadian Secured Parties pursuant to the terms of the Collateral Documents.

“Canadian Court” means the Ontario Superior Court of Justice (commercial list) or any other court having jurisdiction over an Approved Canadian Case.

“Canadian Dollars” or “Cdn $” means the lawful money of Canada.

“Canadian Excess Availability” means, at any time, (1) the Canadian Line Cap minus (2) the Canadian Revolving Credit Facility Usage at such time.

“Canadian Guaranteed Obligations” has the meaning specified in Section 7.01(a) (ii).

“Canadian Line Cap” means at any time, (x) the lesser of (i) the Canadian Borrowing Base and (ii) the Canadian Revolving Credit Commitments minus (y) the Canadian Other Secured Obligations Amount.

“Canadian Loan Party” means Kodak Canada and each Canadian Subsidiary Guarantor.

“Canadian Loan Value” means, at any time of determination, an amount (calculated based on the most recent Borrowing Base certificate delivered to the Agent in accordance with the Agreement) equal to (a) with respect to Eligible Receivables of the Canadian Loan Parties, 85%
of Eligible Receivables less the applicable Dilution Reserve plus (b) with respect to Eligible Inventory of the Canadian Loan Parties, the lesser of (i) 65% of Eligible Inventory and (ii) 85% of the Net Orderly Liquidation Value of Eligible Inventory (based on the then most recent independent inventory appraisal) on any date of determination.

“Canadian Obligations” means all liabilities and obligations of every nature of each Canadian Loan Party from time to time owed to the Agent, the Collateral Agent, the Lenders, the other Canadian Secured Parties or any of them, under (x) the Loan Documents relating to the Canadian Revolving Credit Facility and (y) subject to Section 8.13, the Canadian Secured Agreements, whether for principal, interest (including interest which, but for the filing of a petition or other proceeding in a bankruptcy or insolvency proceeding with respect to such Canadian Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy or insolvency proceeding), fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise.

“Canadian Other Secured Obligations Amount” means, at any time, the sum of all Designated Amounts in respect of Canadian Secured Agreements constituting Obligations at such time.

“Canadian Pension Plans” means each plan, program or arrangement which is required to be registered as a pension plan under any applicable pension benefits standards or tax statute or regulation in Canada (or any province or territory thereof) maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Canadian Loan Party or its Subsidiaries in respect of its Canadian employees or former employees.

“Canadian Priority Payables” means, at any time the Dollar Equivalent of:

(a)           the amount past due and owing by Kodak Canada and any other Canadian Loan Party, or the accrued amount for which each of Kodak Canada and any other Canadian Loan Party has an obligation to remit to a governmental authority or other Person pursuant to any applicable law, in respect of (i) pension fund obligations; (ii) employment insurance; (iii) goods and services taxes, sales taxes, harmonized taxes, excise taxes, value added taxes, employee income taxes and other taxes or governmental royalties payable or to be remitted or withheld; (iv) workers’ compensation; (v) wages, vacation pay and amounts payable under the Wage Earner Protection Program Act (Canada) or secured by Section 81.3 or 81.4 of the Bankruptcy and Insolvency Act (Canada); and (vi) other like charges and demands; in each case, in respect of which any governmental authority or other Person may claim a security interest, hypothec, prior claim, lien, trust (statutory or deemed) or other claim or Lien ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the
Collateral Documents; and

(b)           the aggregate amount of any other liabilities of Kodak Canada and any other Canadian Loan Parties (i) in respect of which a trust has been or may be imposed on any Collateral of any Canadian Loan Party to provide for payment or (ii) which are secured by a security interest, hypothec, prior claim, pledge, lien, charge, right, or claim or other Lien on any Collateral of any Canadian Loan Party, in each case, pursuant to any applicable law and which trust, security interest, hypothec, prior claim, pledge, lien, charge, right, claim or Lien ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Collateral Documents.

“Canadian Priority Payables Reserve” means, on any date of determination for the Canadian Borrowing Base, a reserve established from time to time by the Agent in its reasonable discretion in such amount as the Agent may determine reflects the unpaid or unremitted Canadian Priority Payables of the Canadian Loan Parties, which would give rise to a Lien under applicable laws with priority over, or pari passu with, the Liens of the Agent for the benefit of the Canadian Secured Parties.

“Canadian Protective Revolving Loans” has the meaning specified in Section 2.01(c).

“Canadian Qualified Lender” means a financial institution that is not prohibited by law, including under the Bank Act (Canada), from having a Canadian Revolving Credit Commitment or making any Canadian Revolving Loans to Kodak Canada hereunder, and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), that financial institution deals at arm’s length with Kodak Canada and the other Canadian Loan Parties for purposes of the Income Tax Act (Canada).

“Canadian Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type made by each of the Canadian Revolving Lenders pursuant to Section 2.01(a)(ii).

“Canadian Revolving Credit Commitment” means as to any Revolving Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Canadian Revolving Credit Commitment”, which shall be designated as a Commitment under the Revolving Credit Facility, or (b) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.08(e), as such amount may be reduced pursuant to Section 2.05.

“Canadian Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Canadian Revolving Credit Commitments at such time.

“Canadian Revolving Credit Facility Usage” means, at any time, the aggregate outstanding principal amount of all Canadian Revolving Loans made by the Revolving Lenders.

“Canadian Revolving Lender” means, at any time, a Lender that has a Canadian Revolving Credit Commitment at such time.

“Canadian Revolving Loan” means an advance by a Revolving Lender as part of a Canadian Revolving Borrowing and refers to a Base Rate Revolving Loan or a Eurodollar Rate Revolving Loan and shall be deemed to include any Canadian Protective Revolving Loan made hereunder.

“Canadian Secured Agreements” means any Secured Agreement that is entered into by and between any Canadian Loan Party or any of its Subsidiaries and any Lender (or Affiliate thereof) (regardless of whether such Lender subsequently ceases to be a Lender for any reason).

“Canadian Secured Obligations” means the “Secured Obligations”, as defined in the Canadian Security Agreement.

“Canadian Secured Parties” means, collectively, the Agent, the Collateral Agent, each Canadian Revolving Lender and each Lender or Affiliate of a Lender in its capacity as a counterparty to a Canadian Secured Agreement (regardless of whether such Lender subsequently ceases to be a Lender for any reason).

TOC

“Canadian Security Agreement” means the Canadian Security Agreement, dated as of the Effective Date, from the Canadian Loan Parties party thereto, as grantors, to the Agent, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Canadian Subsidiary” means any direct or indirect Subsidiary of Kodak Canada organized under the laws of Canada or any province or territory thereof.

“Canadian Subsidiary Guarantors” means the direct and indirect wholly-owned (other than directors’ qualifying shares or similar holdings under applicable law) Subsidiaries of Kodak Canada organized under the laws of Canada or a province or territory thereof listed on Part B of
 Schedule II hereto and each other Subsidiary of Kodak Canada that shall be required to execute and deliver a guaranty pursuant to Section 5.01(i).

“Canadian Unused Revolving Credit Commitment” means, with respect to each Lender at any time, (a) such Lender’s Canadian Revolving Credit Commitment at such time minus (b) the aggregate principal amount of all Canadian Revolving Loans made by such Lender
(in its capacity as a Lender) and outstanding at such time.

“Carve-Out” means (i) all fees and interest required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to section 1930(a) of title 28 of the United States Code and section 3717 of title 31 of the United States Code, (ii) all reasonable fees and expenses incurred by a trustee under Section 726(b) of the Bankruptcy Code in an amount not exceeding $100,000, (iii) any and all allowed and unpaid claims of any professional of the Debtors or the statutory committee of unsecured creditors appointed in the Cases (the “Creditors’ Committee”) whose retention is approved by the Bankruptcy Court during the Cases pursuant to Sections 327 and 1103 of the Bankruptcy Code for unpaid fees and expenses (and the reimbursement of out-of-pocket expenses allowed by the Bankruptcy Court incurred by any members of the Creditors’ Committee (but excluding fees and expenses of third party professionals employed by such members of the Creditors’ Committee)) incurred, subject to the terms of the Orders, (A) prior to the occurrence of an Event of Default and (B) at any time after the occurrence and during the continuance of an Event of Default in an aggregate amount not exceeding $10,000,000, provided that (x) the dollar limitation in this clause (iii) on fees and expenses shall neither be reduced nor increased by the amount of any compensation or reimbursement of expenses incurred, awarded or paid prior to the occurrence of an Event of Default in respect of which the Carve-Out is invoked or by any fees, expenses, indemnities or other amounts paid to the Agent or any Lender or any of the foregoing’s respective attorneys, advisors and agents, (y) nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described in clauses (A) and (B) above and (z) cash or other amounts on deposit in the L/C Cash Deposit Account shall not be subject to the Carve-Out.

“Carve-Out Reserve” means, at any time, a reserve in an amount equal to $10,000,000.

“Case” or “Cases” has the meaning specified in the Introductory Statement.

“Cash Collateral” has the meaning specified in the Interim Order or the Final Order, as applicable.

“Cash Collateral Account” means a cash deposit account established and maintained at the Agent and over which the Agent has sole dominion and control, upon terms as may be reasonably satisfactory to the Agent.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means any of the following having a maturity of not greater than 12 months from the date of issuance thereof:  (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $500,000,000, (c) commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P or (d) Investments, classified in accordance with GAAP, as current assets of the Company or any of its Subsidiaries, in money market investment funds having the highest rating obtainable from either Moody’s or S&P, (e) offshore overnight interest bearing deposits in foreign branches of the Agent, any Lender or an Affiliate of a Lender, or (f) solely with respect to any Subsidiaries of the Company not domiciled in the United States, substantially similar investments as described in clauses (a) through (e) above (including as to credit quality and maturity), denominated in the currency of any jurisdiction in which any such Subsidiary conducts business.

“Casualty Event” shall mean any event that gives rise to the receipt by the Company or any Subsidiary of any insurance proceeds or condemnation awards in respect of any assets or properties.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“CFC” means an entity that is a “controlled foreign corporation” of the Company under Section 957 of the Code or an entity all or substantially all of the assets of which are CFCs, and any entity which would be a “controlled foreign corporation” except for any alternate classification under Treasury Regulation 301.7701-3, or any successor provisions to the foregoing.

“Chief Restructuring Officer” has the meaning specified in Section 3.01(r).

“Citi Existing Letters of Credit” means the letters of credit issued by Citibank, N.A. before the Effective Date and set forth on Schedule 2.01(b).

“Class” means (i) with respect to any Loans, whether such Loans are US Revolving Loans, Canadian Revolving Loans or Term Loans, (ii) with respect to any Commitments, whether such Commitments are US Revolving Credit Commitments,
Canadian Revolving Credit Commitments or Term Commitments and (iii) with respect to any Lenders, whether such Lenders are US Revolving Lenders, Canadian Revolving Lenders or Term Lenders.

“Class Required Lenders” means the Required Term Lenders, the Required US Revolving Lenders or the Required Canadian Revolving Lenders, as the context requires.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Collateral” means all “Collateral” referred to in the Collateral Documents and in the Orders and all other property that is or is intended to be subject to any Lien in favor of the Agent for the benefit of the Secured Parties pursuant to the terms of the Collateral Documents and the Orders.

“Collateral Agent” means Citicorp North America, Inc., in its capacity as collateral agent for the Lenders under the Loan Documents.

“Collateral Documents” means the US Security Agreement, the Canadian Security Agreement and each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(i) or (j).  The Collateral Documents shall supplement, and shall not limit, the grant of Collateral pursuant to the Orders.

“Collection Account” has the meaning specified in Section 2.18(a).

“Commitment” means a Letter of Credit Commitment, a Revolving Credit Commitment and/or a Term Commitment, as the context may require.

“Comprehensive Guaranteed Obligations” has the meaning specified in Section 7.01(a)(i).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Subsidiary” means any Person whose accounts are consolidated with the accounts of the Company in accordance with GAAP.

“Consummation Date” means the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of a Reorganization Plan that is confirmed pursuant to an order of the
Bankruptcy Court.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Loans of one Type into Revolving Loans of the other Type, or a conversion of Term Loans of one Type into Term Loans of the other Type, in each case pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including, without limitation, pursuant to securitization transactions), (b) to the extent such obligations would appear as a liability of such Person in accordance with GAAP, all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) the face or maximum amount of all obligations of such Person which have been or may be drawn upon under acceptances, letters of credit or similar extensions of credit, (g) all Hedge Agreement Obligations of such Person, (h) all payment obligations of other Persons whose financial statements are not Consolidated with those of such Person (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, expressly for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor of such other Person against loss, and (i) all Debt of the type referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as short term borrowings and long term debt on a Consolidated statement of financial position of such Person.

“Debtors” has the meaning specified in the Introductory Statement.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid by such Lender to the Agent or any other Lender hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) any Issuing Bank pursuant to Section 2.03(b) to purchase a participation in a Letter of Credit, (b) the Agent pursuant to Section 2.02(d) to reimburse the Agent for the amount of any Revolving Loan made by the Agent for the account of such Lender, (c) any other Lender pursuant to Section 2.15 to purchase any participation in Revolving Loans owing to such other Lender and (d) the Agent or any Issuing Bank pursuant to Section 8.05 to reimburse the Agent or such Issuing Bank for such Lender’s ratable share of any amount required to be paid by the Lenders to the Agent or such Issuing Bank as provided therein.  In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.19(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulted Loan” means, with respect to any Lender at any time, the portion of any Loan required to be made by such Lender to a Borrower pursuant to Section 2.01 or 2.02 at or prior to such time which has not been made by such Lender or by the Agent for the account of such Lender pursuant to Section 2.02(d) as of such time.  In the event that a portion of a Defaulted Revolving Loan shall be deemed made pursuant to Section 2.19(a), the remaining portion of such Defaulted Revolving Loan shall be considered a Defaulted Revolving Loan originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Revolving Loan so deemed made in part.

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 “Defaulting Lender” means, at any time, a Lender as to which the Agent has notified the Company that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan or make a payment to an Issuing Bank in respect of an Issuance (each a “funding obligation”), (ii) such Lender has notified the Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar financing agreement, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Agent, in response to a written request of the Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender.  Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Agent in its sole discretion acting in good faith.  The Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.

“Deposit Accounts” means any checking or other demand deposit account maintained by a Loan Party.

“Designated Amount” has the meaning specified in Section 8.13.

“Digital Imaging Patent Portfolio” means the portfolio of approximately 1,100 issued U.S. digital imaging patents, 250 pending U.S. digital imaging patent applications, 580 foreign counterparts and 400 related foreign patent applications, which the Company has publicly announced its intention to sell.

“Digital Imaging Patent Portfolio Disposition” means any Disposition in respect of all or any portion of the Digital Imaging Patent Portfolio.

“Digital Imaging Patent Portfolio Disposition Cash Collateral Account” has the meaning specified in Section 5.01(o).

“Dilution” means, as of any date, a percentage, based upon the experience of the twelve-month period ending as of the last day of the immediately preceding fiscal month, which is the result of dividing the Dollar amount of (i) bad debt write-downs, discounts, advertising allowances, profit sharing deductions or other non-cash credits with respect to a Loan Party’s Accounts during such period determined consistently with the applicable Loan Party’s accounting practices, by (ii) such Loan Party’s gross sales with respect to Accounts for such Loan Party during such period.

“Dilution Reserve” means, as of any date, an amount sufficient to reduce the advance rate against Eligible Receivables by one percentage point for each percentage point by which Dilution is in excess of 5.0%.

“Disposition” means, with respect to any property, any sale, lease, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.  For the avoidance of doubt, a non-exclusive license of Intellectual Property in the ordinary course of business does not constitute a Disposition.

“Dollar” or “$” means the lawful currency of the United States.

“Dollar Equivalent” means at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any other currency, the amount of Dollars that the Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.

“Domestic Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Agent.

“DPP Appraisal” means that certain IP Due Diligence and Valuation Analysis in respect of the Digital Imaging Patent Portfolio, prepared by the DPP Appraiser and dated October 14, 2011.

“DPP Appraiser” means 284 Partners, LLC.

“Effective Date” means the first date on which all of the conditions precedent in Article III are satisfied or waived in accordance with Article III.

“Eligible Assignee” means (a) with respect to the Revolving Credit Facility (i) a Revolving Lender; (ii) an Affiliate or branch of a Revolving Lender or an Approved Fund with respect to a Revolving Lender; and (iii) any other Person approved by (x) the Agent, (y) each Issuing Bank and (z) unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.08, the Company, in each case, such approval not to be unreasonably withheld or delayed (it being understood that a proposed assignee’s status as other than a financial institution, or as a competitor to any of the Debtors or their Affiliates or an IP Litigation Party, shall be a reasonable basis for the Company to withhold its consent), provided that the Company shall be deemed to have consented to such Person if the Company has not responded within five Business Days of a request for such approval and (b) with respect to the Term Facility (i) a Lender; (ii) an Affiliate or branch of a Lender or an Approved Fund with respect to a Lender; and (iii) any other Person approved by the Agent, such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor an Affiliate of a Loan Party shall qualify as an Eligible Assignee, and provided further that if such Person is to hold any Canadian Revolving Credit Commitments, such Person is at all times other than during any Event of Default, a Canadian Qualified Lender.

“Eligible Equipment” means Equipment of the Company and its Subsidiaries subject to the Lien of the Collateral Documents, the value of which shall be determined based upon its Net Orderly Liquidation Value.  Criteria and eligibility standards used in determining Eligible Equipment may be fixed and revised from time to time by the Agent in its reasonable discretion.  Unless otherwise from time to time approved in writing by the Agent, no Equipment shall be deemed Eligible Equipment if, without duplication:

(i)           any such Equipment is located on leaseholds and is subject to landlord Liens or other Liens arising by operation of law, unless one of the following applies: (i) the lessor has entered into a Landlord Lien Waiver or (ii) a Rent Reserve has been taken with respect to such Equipment or, in the case of any third party premises, a Reserve has been taken by the Agent in the exercise of its reasonable discretion; or

(ii)           such Equipment is Equipment for which appraisals have not been completed by the Agent or a qualified independent appraiser reasonably acceptable to the Agent utilizing procedures and criteria reasonably acceptable to the Agent for determining the value of such Equipment; or

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such Equipment is Equipment in respect of which the Collateral Documents, after giving effect to the related filings of financing statements that have then been made, if any, do not or have ceased to create a valid and perfected first priority Lien or security interest (subject only to any Liens securing Canadian Priority Payables) in favor of the Agent, on behalf of the Secured Parties, securing the Secured Obligations; or

(iii)           a Loan Party does not have good, valid and unencumbered title thereto, subject only to Liens permitted under clause (a) or (b) of the definition of Permitted Liens or Liens granted pursuant to any of the Loan Documents (“Permitted Collateral Liens”); or

(iv)           Equipment that is subject to a voluntary or mandatory recall or is otherwise subject to any similar action that renders it unsaleable.

“Eligible Inventory” means, at the time of any determination thereof, without duplication, the Inventory Value of the Loan Parties at such time that is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (i) through (xiii) below.  Criteria and eligibility standards used in determining Eligible Inventory may be fixed and revised from time to time by the Agent in its reasonable discretion (including, without limitation, criteria and eligibility standards to account for dispositions of Intellectual Property Collateral (as defined in the Security Agreements) that is material to the value or saleability of any Inventory).  Unless otherwise from time to time approved in writing by the Agent, no Inventory shall be deemed Eligible Inventory if, without duplication:

(i)           a Loan Party does not have good, valid and unencumbered title thereto, subject only to Permitted Collateral Liens; or

(ii)           it is not located in the United States (in the case of the Company and the US Subsidiary Guarantors) or Canada (in the case of Kodak Canada and the Canadian Subsidiary Guarantors); provided that in the case of Inventory located in Canada, the Company shall provide evidence reasonably satisfactory to the Agent that there is an enforceable, perfected first priority security interest (subject only to any Liens securing Canadian Priority Payables) in such Inventory in favor of the Agent under the laws of the applicable foreign jurisdiction; or

(iii)           it is either (i) a service part in the possession of or held by field engineers or (ii) located at third party premises or (except in the case of consigned Inventory, which is covered by clause (f) below) in another location not owned by a Loan Party, and is subject to landlord or warehousemen Liens or other Liens arising by operation of law, unless one of the following applies: (A) the premises is covered by a Landlord Lien Waiver or (B) a Rent Reserve has been taken with respect to such Inventory or, in the case of any third party premises, a Reserve has been taken by the Agent in the exercise of its reasonable discretion; or

(iv)           it is operating supplies, labels, packaging or shipping materials, cartons, repair parts, labels, miscellaneous spare parts and other such materials not held for sale, in each case to the extent not considered used for sale in the ordinary course of business of the Loan Parties by the Agent in its reasonable discretion from time to time; or

(v)           it is not subject to a valid and perfected first priority Lien (subject only to any Liens securing Canadian Priority Payables) in favor of the Agent; or

(vi)           it is consigned at a customer, supplier or contractor location but still accounted for in the Loan Party’s inventory balance, unless (i) if such Inventory is subject to landlord or consignee Liens or other Liens arising by operation of law, then such location is the subject of a

          Landlord Lien Waiver, (ii) the Agent is reasonably satisfied with the controls and reporting applicable to such Inventory and (iii) the aggregate amount of such Inventory does not exceed $100,000 at any location at any time; or

(vii)           it is Inventory that is in-transit to or from a location not leased or owned by a Loan Party other than any such in-transit Inventory to a Loan Party or between Loan Parties, that is physically in-transit within the United States
(in the case of the Company and the US Subsidiary Guarantors) or Canada (in the case of Kodak Canada and the Canadian Subsidiary Guarantors) and as to which a Reserve has been taken by the Agent if required in the exercise of its reasonable discretion; or

(viii)           it is obsolete, slow-moving, nonconforming or unmerchantable or is identified as a write-off, overstock or excess by a Loan Party (as determined in accordance with the Company’s policies which shall be substantially consistent those in effect on the Petition Date), or does not otherwise conform to the representations and warranties contained in this Agreement and the other Loan Documents applicable to Inventory; or

(ix)           it is Inventory used as a sample or prototype, display or display item; or

(x)           any Inventory that is damaged, defective or marked for return to vendor, has been deemed by a Loan Party to require rework or is being held for quality control purposes; or

(xi)           such Inventory does not meet all material applicable standards imposed by any governmental authority having regulatory authority over it; or

(xii)           any Inventory for which field audits and appraisals have not been completed by the Agent or a qualified independent appraiser reasonably acceptable to the Agent utilizing procedures and criteria acceptable to the Agent for determining the value of such Inventory; or

(xiii)           Inventory that is subject to a voluntary or mandatory recall or is otherwise subject to any similar action that renders it unsaleable.

“Eligible Receivables” means, at the time of any determination thereof, each Account of each Loan Party that satisfies the following criteria: such Account (i) has been invoiced to, and represents the bona fide amounts due to a Loan Party from, the purchaser of goods or services, in each case originated in the ordinary course of business of such Loan Party, and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (i) through (xviii) below.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication and to the extent not included in Reserves, to the extent not reflected in such face amount; (A) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer pursuant to the terms of any written agreement or understanding), (B) the aggregate amount of all limits and deductions provided for in this definition and elsewhere in this Agreement, if any, and (C) the aggregate amount of all cash received in respect of such Account but not yet applied by a Loan Party to reduce the amount of such Account. Criteria and eligibility standards used in determining Eligible Receivables may be fixed and revised from time to time by the Agent in its reasonable discretion.  Unless otherwise approved from time to time in writing by the Agent, no Account shall be an Eligible Receivable if, without duplication:

(i)           (A) a Loan Party does not have sole lawful and absolute and unencumbered title to such Account subject only to Permitted Collateral Liens, or (B) the goods sold with respect to such Account have been sold under a purchase order or pursuant to the terms of a contract or other written agreement or understanding that indicates that any Person other than a Loan Party has or has purported to have an ownership interest in such goods; or

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(ii)           (i) it is unpaid for more than 60 days from the original due date or (ii) it arises as a result of a sale with original payment terms in excess of 90 days; or

(iii)           more than 50% in face amount of all Accounts of the same Account Debtor are ineligible pursuant to clause (ii) above; or

(iv)           the Account Debtor is insolvent or the subject of any bankruptcy or insolvency case or proceeding of any kind (other than postpetition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Law and reasonably acceptable to the Agent); or

(v)           (i) the Account is not payable in Dollars or Canadian Dollars or other currency as to which a Reserve has been taken by the Agent in the exercise of its reasonable discretion or (ii) the Account Debtor is either not organized under the laws of the United States of America, any state thereof, or the District of Columbia, or Canada or any province or territory thereof or is located outside or has its principal place of business or substantially all of its assets outside the United States or Canada, unless such Account is supported by a letter of credit from an institution and in form and substance satisfactory to the Agent in its sole discretion; or

(vi)           the Account Debtor is (i) the United States of America or (ii) the government of Canada or any province or territory thereof, or in each case any department, agency or instrumentality thereof, unless the relevant Loan Party duly assigns its rights to payment of such Account to the Agent pursuant to the Assignment of Claims Act of 1940, the Financial Administration Act (Canada) or similar applicable law, each as amended, which assignment and related documents and filings shall be in form and substance reasonably satisfactory to the Agent; or

(vii)           to the extent of any security deposit, progress payment, retainage or other similar advance made by or for the benefit of the applicable Account Debtor, that portion of the Account as to which the applicable Loan Party has received any security deposit (to the extent received from the applicable Account Debtor), progress payment, retainage or other similar advance made by or for the benefit of the applicable Account Debtor; or

(viii)           (i) it is not subject to a valid and perfected first priority Lien (subject only to any Liens securing Canadian Priority Payables) in favor of the Agent or (ii) it does not otherwise conform in all material respects to the representations and warranties contained in this Agreement and the other Loan Documents relating to Accounts; or

(ix)           (i) such Account was invoiced in advance of goods being shipped or services being provided, (ii) such Account was invoiced twice or more, or (iii) the associated revenue has not been earned; or

(x)           the sale to the Account Debtor is on a bill-and-hold, guaranteed sale, sale-and-return, ship-and-return, sale on approval or consignment or other similar basis or made pursuant to any other agreement providing for repurchases or return of any merchandise which has been claimed to be defective or otherwise unsatisfactory, which shall not include customary product warranties; or

(xi)           the goods giving rise to such Account have not been shipped and/or title has not been transferred to the Account Debtor, or the Account represents a progress-billing or otherwise does not represent a complete sale; for purposes hereof, “progress-billing” means  any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon the completion by a Loan Party of any further performance under the contract or agreement; or

     (xii)           it arises out of a sale made by a Loan Party to an employee, officer, agent, director, Subsidiary or Affiliate of a Loan Party; or

(xiii)           such Account was not paid in full, and a Loan Party created a new receivable for the unpaid portion of the Account without the agreement of the Account Debtor, and other Accounts constituting chargebacks, debit memos and other adjustments for unauthorized deductions or put back on the aging until resolved by the credit department of the Company; or

(xiv)           (A) the Account Debtor (i) has or has asserted a right of set-off, offset, deduction, defense, dispute, or counterclaim against a Loan Party (unless such Account Debtor has entered into a written agreement reasonably satisfactory to the Agent to waive such set-off, offset, deduction, defense, dispute, or counterclaim rights), (ii) has disputed its liability (whether by chargeback or otherwise) or made any claim with respect to the Account or any other Account of a Loan Party which has not been resolved, in each case of clause (i) and (ii), without duplication, only to the extent of the amount of such actual or asserted right of set-off, or the amount of such dispute or claim, as the case may be or (iii) is also a creditor or supplier of the Loan Party (but only to the extent of such Loan Party’s obligations to such Account Debtor from time to time) or (B) the Account is contingent in any respect or for any reason; or

(xv)           the Account does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state, provincial, municipal, local or foreign including without limitation, the Federal Consumer Credit Protection Act, Federal Truth
in Lending Act and Regulation Z; or

(xvi)           as to any Account, to the extent that (i) a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason or (ii) such Account is otherwise classified as a note receivable and the obligation with respect thereto is evidenced by a promissory note or other debt instrument or agreement; or

(xvii)           the Account is created in cash on delivery terms; or

(xviii)           the amount of any net credit balances relating to such Account is unused by the Account Debtor within 60 days from the date the net credit balance was created.

Notwithstanding the foregoing, all Accounts of any single Account Debtor and its Affiliates which, in the aggregate, exceed (i) in respect of any Account Debtor whose Public Debt Rating is not less than BBB- by S&P and Baa3 by Moody’s, 20% of all Eligible Receivables and (ii) in respect of any other Account Debtor, 10% of all Eligible Receivables, shall not be Eligible Receivables.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, Environmental Permit or arising from alleged injury or threat of injury to health or safety from Hazardous Materials or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any

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governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, provincial, municipal, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health and safety as it relates to any Hazardous Materials or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment” has the meaning specified in the UCC or the PPSA, as the context may require.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, as described in 29 CFR § 4043, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in 29 CFR § 4043.62 through 68 is reasonably expected to occur with respect to such Plan within the following 30 days; provided that for purposes of this clause (a), a reportable event shall not include the events set forth in §4043.35(a); (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA.

“Eurodollar Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Agent.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Agent pursuant to the following formula:

 Eurodollar Rate  =                                        Eurodollar Base Rate
    1.00 – Eurodollar Reserve Percentage

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters on Screen LIBOR01 (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Agent and with a term equivalent to such Interest Period would be offered by the Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided, that the Eurodollar Base Rate with respect to the Term Loans shall be not less than 1.50%.

“Eurodollar Rate Loan” means a Eurodollar Rate Revolving Loan or a Eurodollar Rate Term Loan.

“Eurodollar Rate Revolving Loan” means a Revolving Loan that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Term Loan” means a Term Loan that bears interest as provided in Section 2.07(a)(iv).

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).
The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Availability” means the sum of the Canadian Excess Availability and the US Excess Availability.

“Exchange Rate” means on any date, (i) with respect to Canadian Dollars in relation to Dollars, the spot rate as quoted by the Agent at its noon spot rate at which Dollars are offered on such date for Canadian Dollars, and (ii) with respect to Dollars in relation to
Canadian Dollars, the spot rate as quoted by the Agent at its noon spot rate at which Canadian Dollars are offered on such date for such Dollars.

“Excluded Account” means (i) any deposit or concentration accounts funded in the ordinary course of business, the deposits in which shall not aggregate more than $2,000,000 and (ii) any payroll, trust and tax withholding accounts funded in the ordinary course of business or required by applicable law.

“Excluded Taxes” has the meaning specified in Section 2.14(a).

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“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of April 26, 2011, among Eastman Kodak Company and Kodak Canada, Inc., as borrowers, the lenders named therein and Bank of America, N.A., as administrative agent and co-collateral agent, and Citicorp USA, Inc., as co-collateral agent, and the other agents, arrangers and bookrunners party thereto.

“Existing Debt” has the meaning set forth in Section 5.02(d)(ii).

“Existing Intercreditor Agreement” means the Intercreditor Agreement, dated as of March 5, 2010, as amended, among Bank of America, N.A., (as successor to Citicorp USA, Inc.), as first lien representative, The Bank of New York Mellon, as second lien representative, the Company and the Subsidiaries of the Company party thereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Existing Second Lien Debt” means (a) the Company’s 9.75% Senior Secured Notes due 2018 outstanding on the Petition Date and (b) the Company’s 10.625% Senior Secured Notes due 2019 outstanding on the Petition Date.

“Existing Secured Agreements” means the agreements set forth on Schedule 1.01(a).

“Facilities” means, the Revolving Credit Facility, the Letter of Credit Facility and the Term Facility, and “Facility” means any of them.

“FATCA” means Sections 1471-1474 of the Code in effect as of the date hereof and Treasury regulations issued thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Agent on such day on such transactions as determined by the Agent.

“Final Order” has the meaning specified in Section 3.02(b).

“Final Order Entry Date” means the date on which the Final Order is entered by the Bankruptcy Court.

“First Day Orders” means all orders entered by the Bankruptcy Court on, or within five days of, the Petition Date or based on motions filed on or about the Petition Date.

“First Lien Cap” has the meaning specified in the Existing Intercreditor Agreement.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Obligations” means the Comprehensive Guaranteed Obligations and/or the Canadian Guaranteed Obligations, as the context may require.

“Guarantors” means the Company, the US Subsidiary Guarantors and the Canadian Subsidiary Guarantors.

“Guaranty” means the guaranty of each Guarantor set forth in Article VII.

“Guaranty Supplement” has the meaning specified in Section 7.05.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreement Obligations” means the aggregate net liabilities, on a mark-to-market basis as determined in accordance with GAAP, for all Hedge Agreements of a Person calculated as of the end of the most recent month.

“Hedge Agreements” means interest rate, currency or commodity swap, cap or collar agreements, interest rate, currency or commodity future or option contracts and other similar agreements.

“HMRC” means Her Majesty's Revenue & Customs.

“Indenture” means the Indenture dated as of January 1, 1988 between the Company and The Bank of New York, as trustee, as amended from time to time.

“Initial Issuing Banks” means each Lender (or an Affiliate thereof) with a Letter of Credit Commitment on the Effective Date.

“Initial Lender” means Citicorp North America, Inc.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Intellectual Property” has the meaning specified in Section 4.01(i).

“Intellectual Property Security Agreement” means a “short form” intellectual property security agreement substantially in the form of Exhibit A to the US Security Agreement or Exhibit A to the Canadian Security Agreement, as applicable.

“Intercreditor Agreement” means the Intercreditor Agreement among Citicorp North America, Inc., dated as of the Effective Date (or such later date as is contemplated by the paragraph immediately following Section 3.01(d)(vii)) as administrative agent for the Revolving
Lenders and for the Term Lenders under this Agreement, and the US Loan Parties, substantially in the form of Exhibit I.

“Interest Period” means, for each Eurodollar Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, as the applicable Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i)           no Borrower may select any Interest Period that ends after the Termination Date;

(ii)           Interest Periods commencing on the same date for Eurodollar Rate Loans comprising part of the same Borrowing shall be of the same duration;

(iii)           [reserved];

(iv)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(v)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Interim Order” means an interim order of the Bankruptcy Court, satisfactory in form and substance to the Initial Lenders entered by the Bankruptcy Court, (a) authorizing extensions of credit in respect of (x) the Revolving Credit Facility in an aggregate amount of up to $250,000,000 and (y) the Term Facility in an aggregate amount of up to $400,000,000, (b) approving the transactions contemplated by this Agreement and the other Loan Documents, (c) granting the Superpriority Claims and Liens described in Section 2.24, (d) authorizing and directing the indefeasible repayment of any obligations under the Existing Credit Agreement, which repayment shall not be subject to any future challenge by any Person, and, upon such repayment, terminating and releasing all security interests and Liens granted by the Debtors pursuant to the Collateral Documents (as defined in the Existing Credit Agreement), (e) approving the payment by the Company of all of the fees and expenses that are required to be paid in connection with the Facilities and (f) covering other customary matters.

“Interim Order Entry Date” means the date on which the Interim Order is entered by the Bankruptcy Court.

“Inventory” has the meaning specified in the UCC or the PPSA, as the context may require.

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“Inventory Value” means with respect to any Inventory of a Loan Party at the time of any determination thereof, the standard cost determined on a first in first out basis and carried on the general ledger or inventory system of such Loan Party stated on a basis consistent with its current and historical accounting practices, in Dollars, determined in accordance with the standard cost method of accounting less, without duplication, (i) any markup on Inventory from an Affiliate and (ii) in the event variances under the standard cost method are expensed, a Reserve reasonably determined by the Agent as appropriate in order to adjust the standard cost of Eligible Inventory to approximate actual cost.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any equity interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of “Debt” in respect of such Person.

“IP Consideration” means consideration received from any Digital Imaging Patent Portfolio Disposition or IP Settlement Agreement in the form of (i) cash or Cash Equivalents, (ii) indemnities, representations and warranties, covenants, non-compete provisions and similar provisions customary for Dispositions similar to any Digital Imaging Patent Portfolio Disposition or IP Settlement Agreement, (iii) any lease or license of Intellectual Property to the Company or any of its Subsidiaries, (iv) any renewal of any existing license of Intellectual Property by any third party, and/or (v) any lease or license of Intellectual Property of any third party to the Company or any of its Subsidiaries consisting of Intellectual Property to use within the same or substantially similar field as, or, if not a field of use lease or license, for the same or similar systems, methods, products and/or services of, the Digital Imaging Patent Portfolio.

“IP License” means any lease, license or covenant not to sue, entered into with respect to any Intellectual Property outside the ordinary course of business; provided, that any license entered into in connection with an IP Settlement Agreement and any exclusive license of Intellectual Property shall be deemed to be outside the ordinary course of business.

“IP Litigation Party” means a party and its affiliates to any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality adverse to the Debtors or their affiliates.

“IP Sale Proceeds” means all payments received in cash or Cash Equivalents by the Company or any of its Subsidiaries in respect of any Digital Imaging Patent Portfolio Disposition that do not constitute IP Settlement Proceeds.

“IP Settlement Agreement” means any agreement entered into by the Company or any its Subsidiaries with any other Person (other than a Subsidiary of the Company) relating to any assets included in the Digital Imaging Patent Portfolio (but not involving the sale of such assets)
and pursuant to which such other Person shall agree to provide consideration (including, without limitation, pursuant to an IP License) to the Company or such Subsidiary in exchange for the settlement of, or agreement not to pursue, litigation with respect to such assets.

“IP Settlement Proceeds” means proceeds in the form of cash and Cash Equivalents received by the Company or any its Subsidiaries pursuant to an IP Settlement Agreement (including, if applicable, pursuant to an IP License entered into in connection therewith).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.

“Issuing Bank” means an Initial Issuing Bank, any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.08 or any other Lender (or an Affiliate thereof) so long as such Eligible Assignee or Lender (or Affiliate thereof) expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank, Eligible Assignee or Lender (or Affiliate thereof), as the case may be, shall have a Letter of Credit Commitment.

“Kodak Limited” means Kodak Limited, a company with limited liability organized under the laws of England and Wales.

“Landlord Lien Waiver” means a written agreement that is reasonably acceptable to the Agent, pursuant to which a Person shall waive or subordinate its rights (if any, that are or would be prior to the Liens granted to the Agent for the benefit of the Lenders under the Loan Documents or the Orders) and claims as landlord, warehouseman or consignee, as applicable in any Inventory or Equipment of a Loan Party for unpaid rents and other charges, grant access to the Agent for the repossession and sale of such Inventory or Equipment and make other customary agreements relative thereto.

“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent, as provided in Section 6.02, shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation, winding up or similar proceeding, or a receiver, interim receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” has the meaning in the introductory paragraph hereto, and shall include each Issuing Bank and each Person that shall become a party hereto pursuant to Section 9.08.

“Letter of Credit” means a US Letter of Credit.

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means a US Letter of Credit Commitment.

“Letter of Credit Facility” means the US Letter of Credit Facility.

“Letter of Credit Obligations” means the US Letter of Credit Obligations.

“Lien” means any lien, security interest, hypothecation, hypothec or other charge or encumbrance of any kind on the property of a Person, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property, provided the term “Lien” shall not include any license of intellectual property.  Solely for the avoidance of doubt, the filing of a UCC financing statement that is a precautionary filing in respect of an operating lease that does not constitute a security interest in the leased property or otherwise give rise to a security interest does not constitute a Lien solely on account of being filed in a public office.

“Line Cap” means the sum of the Canadian Line Cap and the US Line Cap.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) Collateral Documents, (iv) the Intercreditor Agreement and (v) each Letter of Credit Agreement, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” means the Borrowers and the Guarantors.

“Loan Value” means the Canadian Loan Value and/or the US Loan Value, as the context may require.

“Loans” means the Revolving Loans and the Term Loans.

“Material Adverse Effect” means a material adverse change, or any event or occurrence which could reasonably be expected to result in a material adverse change, in (i) the business, condition (financial or otherwise), operations, performance, properties or liabilities of the Company and its Subsidiaries, taken as a whole, other than as customarily occurs as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code, Chapter 15 of the Bankruptcy Code and/or proceedings commenced under the CCAA by a Canadian Loan Party in connection with an Approved Canadian Case, and/or the commencement of the Cases or an Approved Canadian Case, (ii) the ability of the Loan Parties to perform their respective material obligations under the Loan Documents or (iii) the ability of the Agent, the Collateral Agent and/or the Lenders to enforce the Loan Documents.

“Material Real Property” means each real property owned in fee by a Loan Party that has a fair market value (as determined by the Company in good faith) (i) in the case of a Loan Party incorporated in the United States or any state or subdivision thereof, of not less than $25,000,000 and (ii) in the case of a Loan Party incorporated in Canada or any province, territory or, in each case, subdivision thereof, of not less than $5,000,000.

“Material Subsidiary” means each Subsidiary of the Company that, for the most recently completed fiscal year of the Company for which audited financial statements are available, either (i) has, together with its Subsidiaries, assets that exceed 5% of the total assets shown on the Consolidated statement of financial condition of the Company as of the last day of such period or (ii) has, together with its Subsidiaries, net sales that exceed 5% of the Consolidated net sales of the Company for such period.

“Maturity Date” means July 20, 2013.

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“Maximum Rate” has the meaning specified in Section 2.08(i).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, but excluding any Canadian Pension Plans.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any Disposition or IP License by the Company or any of its Subsidiaries or Casualty Event affecting the Company or any of its Subsidiaries, in each case, after the Petition Date, the aggregate amount of cash actually received from time to time (whether as initial consideration or through payment or disposition of deferred consideration, and if received in a currency other than Dollars, determined after the conversion of such cash into Dollars using the prevailing exchange rate in effect on the date such local currency cash is received) by or on behalf of such Person in connection with such transaction or Casualty Event, in each case, after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal and accounting fees and expenses, filing fees, finder’s fees, success fees and any other similar fees and commissions and other expenses of the transaction, (b) the amount of taxes payable in connection with or as a result of such transaction or (c) the amount of any Debt (other than the Existing Second Lien Debt) secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash (or, in the case of taxes, within 12 months of the time of receipt of such cash), actually paid to a Person that is not an Affiliate of the Company and are properly attributable to such transaction or to the asset that is the subject thereof, provided, however, that Net Cash Proceeds shall include any IP Consideration received in the form of cash; provided, that, at any time following the Term Facility Termination Date, if no Event of Default is continuing at such time and the Company shall have delivered a certificate of a Responsible Officer of the Company to the Agent promptly following receipt of such proceeds setting forth the Company’s intention to use all or any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business or otherwise invest in the business of the Company and its Subsidiaries, in each case within 6 months of such receipt (and provided that, if the assets subject to the loss, damage, destruction, condemnation, sale, transfer or other disposition constituted Collateral, the assets to be acquired shall constitute Collateral), such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent (1) not so used within such 6-month period or (2) not contracted to be so used within such 6 month period and not thereafter so used within 12 months of such receipt.

“Net Orderly Liquidation Value” means, with respect to Eligible Equipment and Eligible Inventory, as the case may be, the orderly liquidation value with respect to such Equipment or Inventory, net of expenses estimated to be incurred in connection with such liquidation, based on the most recent third party appraisal in form and substance, and by an independent appraisal firm, reasonably satisfactory to the Agent.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-US Subsidiary” means any direct or indirect Subsidiary of the Company that is not a US Subsidiary.

“Note” means a promissory note of the applicable Borrower payable to the order of any Revolving Lender or Term Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-1 or Exhibit A-2 hereto, as applicable, evidencing the aggregate indebtedness of the applicable Borrower to such Lender resulting from the Loans made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Obligations” means the Canadian Obligations and/or the US Obligations, as the context may require.

“Operating Forecast” means a consolidated business plan and projected operating budget substantially in the form of the budget dated January 16, 2012, previously delivered to the Agent.

“Orders” means, collectively, the Interim Order and the Final Order.

“Other Existing Letters of Credit” means the letters of credit set forth on Schedule 1.01(b).

“Other Proceeds” means the Net Cash Proceeds of any Asset Sale or Casualty Event that results from the sale, casualty or other disposition of, or payment or licensing agreement (including an IP License except to the extent constituting IP Settlement Proceeds) with respect to, any other assets (including without limitation the Term Facility Collateral and the Canadian Collateral, but excluding (x) Accounts, Inventory, Equipment or machinery that in each case constitutes Collateral and (y) any Digital Imaging Patent Portfolio Disposition to the extent the Net Cash Proceeds thereof have been deposited to a Digital Imaging Patent Portfolio Disposition Cash Collateral Account in accordance with Section 5.01(o) (to the extent required by such Section 5.01(o)).

“Other Taxes” has the meaning specified in Section 2.14(b).

“Outstandings” means (x) with respect to any Revolving Lender at any time, the sum of (i) the outstanding principal amount of such Lender’s Revolving Loans plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all US Letters of Credit outstanding at such time and (B) the aggregate principal amount of all US Revolving Loans made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time and (y) with respect to any Term Lender at any time, the outstanding principal amount of such Lender’s Term Loans at such time.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant Register” has the meaning specified in Section 9.08(i).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Collateral Liens” has the meaning specified in the definition of “Eligible Equipment”.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens for (i) pre-petition taxes, assessments and governmental charges or levies that were not yet due on the Petition Date or that are being contested in good faith by appropriate proceedings and (ii) Liens for post-petition taxes, assessments and governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings; provided that with respect to both pre-petition and post-petition taxes, adequate reserves are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations or to secure the performance of bids, performance bonds, tenders, trade contracts or leases (other than leases constituting Debt) in the ordinary course of business; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable, were not incurred in connection with and do not secure Debt and do not materially adversely affect the use of such property for its present purposes; (e) Liens or other conveyances of property in favor of any governmental department, agency or instrumentality to secure partial, progress or advance or other payments (other than in respect of borrowed money) pursuant to any contract or statute; and (f) Liens in favor of the applicable utility providers on the Adequate Assurance Account.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Debt of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and a reasonable premium thereon plus other reasonable and customary amounts paid, and customary fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension (i) has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended and (ii) has no scheduled amortization or payments of principal prior to 181 days after the Termination Date or, if the Debt being modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended is subject to scheduled amortization or payments of principal, prior to any such scheduled amortization or payments of principal; (c) if the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is

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subordinated in right of payment to the Obligations on terms as favorable in all material respects to the Lenders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended Debt are, (A) either (i) customary for similar debt securities in light of then-prevailing market conditions (it being understood that such Debt shall not include any financial maintenance covenants and that any negative covenants shall be incurrence-based) or (ii) not materially less favorable to the Loan Parties or the Lenders, taken as a whole, than the terms and conditions of the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended and (B) when taken as a whole (other than interest rate and redemption premiums), not more restrictive to the Company and its Subsidiaries than those set forth in this Agreement (provided that a certificate of a Responsible Officer of the Company delivered to the Agent in good faith at least five Business Days prior to the incurrence of such Debt, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (d), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Agent provides notice to the Company of its objection during such five Business Day period); (e) any such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is the obligor or guarantor, or a successor to the obligor or guarantor, on the Debt being modified, refinanced, refunded, renewed, replaced or extended; (f) any such modification, refinancing, refunding, renewal, replacement, exchange or extension of Existing Second Lien Debt shall be subject to (and the holders of, and agents and/or trustees in respect of, any such Debt shall be bound by) the Existing Intercreditor Agreement; and (g) at the time thereof, no Event of Default shall have occurred and be continuing.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited or unlimited liability company or other entity, or a government or any political subdivision or agency thereof.

“Petition Date” has the meaning specified in the Introductory Statement.

“Plan” means a Single Employer Plan or a Multiple Employer Plan, but excluding any Canadian Pension Plan.

“Potential Defaulting Lender” means, at any time, a Lender (i) as to which the Agent has notified the Company that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, (ii) as to which the Agent or, in the case of a Revolving Lender, the Issuing Banks have in good faith reasonably determined and notified the Company that such Lender or its Parent Company or a financial institution affiliate thereof has notified the Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement or (iii) that has, or whose Parent Company has, a rating for any class of its long-term senior unsecured debt lower than BBB- by S&P and Baa3 by Moody’s.  Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Agent or, in the case of clause (ii), the Issuing Banks, as the case may be, in their sole discretion acting in good faith and upon consultation with the Company.  The Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.

“PPSA” means the Personal Property Security Act of Ontario; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the PPSA as in effect in a Canadian jurisdiction other than Ontario, or by the Civil Code of Quebec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Quebec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Prepayment Date” means (i) the date that is 30 days after the Interim Order Entry Date if the Final Order has not been entered by the Bankruptcy Court prior to such date (provided, however, that such date shall be 45 days after the Interim Order Entry Date if entry of the Final Order is delayed by any requirements as a result of an evidentiary hearing or similar hearing or process associated with objections being made to entry of the Interim Order or the Final Order) or (ii) such later date as approved by the Required Lenders.

“Pre-Petition Debt” means, collectively, the Debt of each Debtor outstanding and unpaid on the date on which such Person becomes a Debtor.

“Pre-Petition Payment” means a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any (i) Pre-Petition Debt, (ii) “critical or foreign vendor payments” or (iii) trade payables
(including, without limitation, in respect of reclamation claims), or other pre-petition claims against any Debtor.

“Protective Revolving Loan” has the meaning specified in Section 2.01(c).

“Public Debt Rating” means, as of any date, for any Person the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of long-term senior secured debt issued by such Person or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency.  If S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Ratable Share” of any amount means, (a) with respect to any US Revolving Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s US Revolving Credit Commitment at such time (or, if the US Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s US Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all US Revolving Credit Commitments at such time (or, if the US Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all US Revolving Credit Commitments as in effect immediately prior to such termination), (b) with respect to any Canadian Revolving Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Canadian Revolving Credit Commitment at such time (or, if the Canadian Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Canadian Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Canadian Revolving Credit Commitments at such time (or, if the Canadian Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Canadian Revolving Credit Commitments as in effect immediately prior to such termination) and (c) with respect to any Term Lender at any time, the product of such amount times a fraction the numerator of which is the sum of (i) the amount of such Lender’s unused Term Commitment (if any) at such time plus

(ii) the outstanding principal amount of such Lender’s Term Loans at such time and the denominator of which is the sum of (i) the aggregate amount of all unused Term Commitments (if any) at such time plus (ii) the aggregate outstanding principal amount of all Term Loans at such time.

“Register” has the meaning specified in Section 9.08(e).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, partners and advisors of such Person and such Person’s Affiliates.

“Rent Reserve” means, with respect to any plant, warehouse, distribution center or other operating facility where any Eligible Inventory or Eligible Equipment subject to landlords’ or warehousemen’s Liens or other Liens arising by operation of law is located, and with respect to which no Landlord Lien Waiver has been delivered to Agent, a reserve equal to three month’s rent at such plant, warehouse, distribution center, or other operating facility, and such other reserve amounts that may be determined by the Agent in its reasonable discretion.

“Reorganization Plan” means a plan of reorganization in any or all of the Cases of the Debtors.

“Replacement Lender” has the meaning specified in Section 2.20.

“Required Canadian Revolving Lenders” means at any time Lenders holding at least a majority in interest of the sum of (a) the aggregate unpaid principal amount of the Canadian Revolving Loans outstanding at such time and (b) the aggregate Canadian Unused Revolving
Credit Commitments at such time.

“Required Lenders” means at any time Lenders holding (i) at least a majority in interest of the sum of (a) the aggregate unpaid principal amount of the Revolving Loans outstanding at such time, (b) the aggregate Unused Revolving Credit Commitments at such time and (c) the aggregate Letter of Credit Obligations at such time (with the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations being deemed held by such Lender for purposes of this definition) and (ii) at least a majority in interest of the aggregate unpaid principal amount of the Term Loans outstanding at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Term Loans and Revolving Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) the Unused Revolving Credit Commitment of such Lender at such time and (C) the Letter of Credit Obligations held or deemed held by such Lender at such time.

“Required Revolving Lenders” means at any time Lenders that would constitute the Required Lenders without giving regard to clause (ii) of the definition thereof.

“Required Term Lenders” means at any time Lenders that would constitute the Required Lenders without giving regard to clause (i) of the definition thereof.

“Required US Revolving Lenders” means at any time US Revolving Lenders holding at least a majority in interest of the sum of (a) the aggregate unpaid principal amount of the US Revolving Loans outstanding at such time, (b) the aggregate US Unused Revolving Credit
Commitments at such time and (c) the aggregate US Letter of Credit Obligations at such time

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(with the aggregate amount of each Lender’s risk participation and funded participation in US Letter of Credit Obligations being deemed held by such Lender for purposes of this definition); provided, however, that if any US Revolving Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required US Revolving Lenders at such time (A) the aggregate principal amount of the US Revolving Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) the US Unused Revolving Credit Commitment of such Lender at such time and (C) the Letter of Credit Obligations held or deemed held by such Lender at such time.

“Reserves” means, at any time of determination and without duplication, (a)  any Rent Reserves, (b) as regards the Canadian Loan Parties, any Canadian Priority Payables Reserves, (c) as regards the US Loan Parties, the Carve-Out Reserve and (d) such other reserves as determined from time to time in the reasonable discretion of the Agent to preserve and protect the value of the Collateral.

“Responsible Officer” means the chief executive officer, president, chief financial officer, secretary, assistant secretary, treasurer, assistant treasurer or controller of a Loan Party (or for purposes of Section 5.01(h)(xv), the Company or any of its Subsidiaries).  Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Credit Commitment” means a Canadian Revolving Credit Commitment and/or a US Revolving Credit Commitment, as the context may require.

“Revolving Credit Facility” means the Canadian Revolving Credit Facility and/or the US Revolving Credit Facility, as the context may require.

“Revolving Credit Facility Collateral” means (i) in respect of any US Loan Party, all Collateral consisting of pre- and post-petition property of such Loan Party consisting of (a) cash and Cash Collateral (other than cash proceeds of property that was Term Facility Collateral when such cash proceeds arose to the extent such cash proceeds are held in a segregated Cash Collateral Account), and any investment of such cash and Cash Collateral, (b) deposit accounts (other than any deposit account (including any Cash Collateral Account) that contains solely the cash proceeds of property that was Term Facility Collateral when such cash proceeds arose), (c) Inventory, (d) machinery and equipment, (e) accounts, chattel paper and other related rights to payment, (f) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) through (e), and (ii) in respect of any Canadian Loan Party, all Collateral of such Canadian Loan Party.  Terms used in the foregoing definition which are defined in the UCC and not otherwise defined in this Agreement have the meanings specified in the UCC; provided, that the Revolving Credit Facility Collateral of the US Loan Parties and the Term Facility Collateral shall include the proceeds of Avoidance Actions on an equal and ratable basis.

“Revolving Credit Facility Usage” means, at any time, the sum of the Canadian Revolving Credit Facility Usage and the US Revolving Credit Facility Usage at such time.

“Revolving Lender” means each Canadian Revolving Lender and each US Revolving Lender.

“Revolving Loan” means a Canadian Revolving Loan and/or a US Revolving Loan, as the context may require.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Secured Agreements” means, to the extent designated as such by the Company in writing to the Agent from time to time in accordance with Section 8.13, (a) all agreements and other documents relating to any treasury management services, clearing, corporate credit card and related services provided to the Company or any of its Subsidiaries and entered into by the Company or any of its Subsidiaries with any Lender or any of its Affiliates (regardless of whether such Lender subsequently ceases to be a Lender for any reason), (b) all letters of credit issued by a Lender or any its Affiliates (regardless of whether such Lender subsequently ceases to be a Lender for any reason) for the benefit of the Company or any of its Subsidiaries (other than Letters of Credit issued hereunder), (c) all agreements evidencing any other obligations of the Company and any of its Subsidiaries owing to any Lender and its Affiliates, (d) all Hedge Agreements entered into with the Company or any of its Subsidiaries by any Lender or any of its Affiliates (regardless of whether such Lender subsequently ceases to be a Lender for any reason) and (e) each agreement or instrument delivered by any Loan Party or Subsidiary of the Company pursuant to any of the foregoing, as the same may be amended from time to time in accordance with the provisions thereof.

“Secured Obligations” means the Canadian Secured Obligations and/or the US Secured Obligations, as the context may require.

“Secured Parties” means the Canadian Secured Parties and/or the US Secured Parties, as the context may require.

“Security Agreements” means the Canadian Security Agreement and/or the US Security Agreement, as the context may require.

“Single Class Default” means (i) an Event of Default resulting from a failure to perform the covenants set forth in Section 5.01(o) or 5.01(q), as to which the applicable Class of Lenders is the Term Lenders, (ii) an Event of Default resulting from a failure to perform the covenants set forth in Section 2.18, 5.01(e)(iii), 5.01(h)(x), 5.01(l) or 5.01(n), as to which the applicable Class of Lenders is either or both the US Revolving Lenders and the Canadian Revolving Lenders, as the context may require and (iii) an Event of Default arising under Section 6.01(e) that relates solely to a Canadian Loan Party, as to which the applicable Class of Lenders is the Canadian Revolving Lenders, provided that any such Event of Default shall cease to be a Single Class Default immediately upon the exercise of remedies pursuant to Section 6.01 by the Lenders of the applicable Class.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Business Units” means the Company’s “Consumer” business segment, the Company’s “Commercial” business segment and such other businesses of the Company as are agreed by the Agent and the Company.

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“Specified Collateral” has the meaning specified in the US Security Agreement and in the Canadian Security Agreement.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Supermajority Revolving Lenders” means, at any time, Lenders owed or holding more than 75% in interest of the sum of (a) the aggregate principal amount of the Revolving Credit Loans outstanding at such time, (b) the aggregate Unused Revolving Credit Commitment at such time and (c) the aggregate Letter of Credit Obligations at such time (with the aggregate amount of each Lender’s risk participation and funded participation in Letter or Credit Obligations being deemed held by such Lender for purposes of this definition); provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Supermajority Revolving Lenders at such time (A) the aggregate principal amount of the Revolving Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) the Unused Revolving Credit Commitment of such Lender at such time and (C) the Letter of Credit Obligations held or deemed held by such Lender at such time.

“Superpriority Claim” means a claim against any Debtor in any of the Cases which is an administrative expense claim having priority over any and all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

“Taxes” has meaning specified in Section 2.14(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type made by the Term Lenders pursuant to Section 2.01(d).

“Term Commitment” means as to any Term Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Term Commitment” or (b) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.08(e), as such amount may be reduced pursuant to Section 2.05.

“Term Facility” has the meaning specified in the Introductory Statement.

“Term Facility Collateral” means all Collateral of the US Loan Parties other than the Revolving Credit Facility Collateral; provided that the Term Facility Collateral and the Revolving Credit Facility Collateral of the US Loan Parties shall include the proceeds of Avoidance Actions on an equal and ratable basis.

“Term Facility Termination Date” means the date on which all Obligations in respect of the Term Facility (other than contingent indemnification obligations for which no claim has been made) have been paid in full in cash and no Term Commitments are in effect.

“Term Lender” means, at any time, a Lender with an outstanding Term Loan or a Term Commitment at such time.

“Term Loan” has the meaning specified in Section 2.01(d).

“Termination Date” means the earliest of (a) the Maturity Date, (b) the date of termination in whole of the Commitments pursuant to Section 2.05, 6.01 or 9.14(b), (c) the Prepayment Date and (d) the Consummation Date.

“Termination Event” means (a) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; (b) the institution of proceedings by any governmental or regulatory authority to terminate in whole or in part or have a trustee or third party administrator appointed to administer a Canadian Pension Plan; and (c) for the purposes of Section 5.01(h)(xi) only, any other event or condition which would be reasonably likely to constitute grounds for the termination of, winding up or partial termination or winding up of, or the appointment of a trustee or third party administrator to administer, any Canadian Pension Plan.

“Total Outstandings” means at any time the aggregate Outstandings of all Lenders at such time.

“Type” refers to the distinction between Loans bearing interest at the Base Rate and Loans bearing interest at the Eurodollar Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Pensions Regulator” means the Pensions Regulator established in the United Kingdom pursuant to the Pensions Act of 2004.

“UK Pension Scheme” means the retirement benefits scheme known as the Kodak Pension Plan.

“Unissued Letter of Credit Commitment” means the US Unissued Letter of Credit Commitment.

“United States” and “US” mean the United States of America.

“Unused Revolving Credit Commitment” means the Canadian Unused Revolving Credit Commitment and/or the US Unused Revolving Credit Commitment, as the context may require.

“US Availability Block” means an amount equal to $25,000,000.

“US Borrowing Base” means, at any time, as to the Company and the US Guarantors, (a) the US Loan Value less (b) applicable Reserves at such time.

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“US Collateral” means all “Collateral” referred to in the US Security Agreement and the other Collateral Documents and in the Interim Order and the Final Order relating to security under the US Revolving Credit Facility and the Term Facility; and all other property of the Company and the other US Loan Parties that is or is intended to be subject to any Lien in favor of the Agent for the benefit of the US Secured Parties pursuant to the terms of the Collateral Documents, the Interim Order or the Final Order.

“US Excess Availability” means, at any time, (1) the US Line Cap minus (2) the US Revolving Credit Facility Usage at such time.

“US Guarantor” means the Company and each US Subsidiary Guarantor.

“US Issuing Bank” means any Issuing Bank with outstanding US Letter of Credit Commitments.

“US Letter of Credit” means any standby letter of credit or commercial letter of credit issued under the US Letter of Credit Facility.

“US Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Company and its Subsidiaries in (a) the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “US Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances or is a Lender that has become an Issuing Bank after the Effective Date in accordance with the definition of “Issuing Bank”, the amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.08(e) as such Issuing Bank’s “US Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.05.

“US Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ US Letter of Credit Commitments at such time, (b) $200,000,000 and (c) the aggregate amount of the US Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“US Letter of Credit Obligations” means, at any time, the sum of (i) the Available Amount of all US Letters of Credit issued and outstanding and (ii) the aggregate amount of all amounts drawn under US Letters of Credit that have not been reimbursed by the Company or converted to US Revolving Loans.

“US Line Cap” means, at any time, (x) the lesser of (i) the US Borrowing Base and (ii) the US Revolving Credit Commitments minus (y) the US Availability Block minus (z) the US Other Secured Obligations Amount.

“US Liquidity” means, on any date of determination, the sum of (A) the aggregate amount of Cash Equivalents owned by the US Loan Parties free and clear of all Liens (other than Liens created under the Collateral Documents and Liens securing the Existing Second Lien Debt) on such date plus (B) US Excess Availability on such date.

“US Loan Value” means, at any time of determination, an amount (calculated based on the most recent Borrowing Base certificate delivered to the Agent in accordance with this Agreement) equal to (a) with respect to Eligible Receivables of the US Loan Parties, 85% of Eligible Receivables less the applicable Dilution Reserve plus (b) with respect to Eligible

Inventory of the US Loan Parties, the lesser of (i) 65% of Eligible Inventory and (ii) 85% of the Net Orderly Liquidation Value of Eligible Inventory (based on the then most recent independent inventory appraisal) on any date of determination plus (c) the lesser of (x) $35,000,000 and (y) 75% of the Net Orderly Liquidation Value of Eligible Equipment of the US Loan Parties.

“US Loan Party” means the Company and each US Subsidiary Guarantor.

“US Obligations” means all liabilities and obligations of every nature of each US Loan Party from time to time owed to the Agent, the Collateral Agent, the Lenders, the other US Secured Parties or any of them, under (x) the Loan Documents relating to the US Revolving Credit Facility and the Term Facility and (y) subject to Section 8.13, the US Secured Agreements, whether for principal, interest (including interest which, but for the filing of a petition or other proceeding in a bankruptcy or insolvency proceeding with respect to such US Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy or insolvency proceeding), fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise.

“US Other Secured Obligations Amount” means, at any time, the sum of all Designated Amounts in respect of US Secured Agreements constituting Obligations at such time.

“US Protective Revolving Loan” has the meaning specified in Section 2.01(c).

“US Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type made by each of the US Revolving Lenders pursuant to Section 2.01(a)(i).

“US Revolving Credit Commitment” means as to any Revolving Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “US Revolving Credit Commitment”, which shall be designated as a Commitment under the Revolving Credit Facility or (b) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.08(e), as such amount may be reduced pursuant to Section 2.05.

“US Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, such Lender’s Ratable Share of the US Revolving Credit Facility Usage at such time.

“US Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Lenders’ US Revolving Credit Commitments at such time.

“US Revolving Credit Facility Usage” means, at any time, the amount obtained by adding (i) the aggregate outstanding principal amount of all US Revolving Loans made by the Revolving Lenders and (ii) the aggregate outstanding US Letter of Credit Obligations.

“US Revolving Lender” means, at any time, a Lender that has a US Revolving Credit Commitment at such time.

“US Revolving Loan” means an advance by a Revolving Lender as part of a US Revolving Borrowing and refers to a Base Rate Revolving Loan or a Eurodollar Rate Revolving Loan and shall be deemed to include any US Protective Revolving Loan made hereunder.

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“US Secured Agreements” means any Secured Agreement that is entered into by and between the Company or any of its Subsidiaries and any Lender (or Affiliate thereof) (regardless of whether such Lender subsequently ceases to be a Lender for any reason).

“US Secured Obligations” means the “Secured Obligations”, as defined in the US Security Agreement.

“US Secured Parties” means, collectively, the Agent, the Collateral Agent, each US Revolving Lender, each Issuing Bank and each Lender or Affiliate of a Lender in its capacity as a counterparty to a US Secured Agreement (regardless of whether such Lender subsequently ceases to be a Lender for any reason).

“US Security Agreement” means the US Security Agreement, dated as of the Effective Date, from the US Loan Parties party thereto, as grantors, to the Agent, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“US Subsidiary” means any direct or indirect Subsidiary of the Company organized under the laws of the United States, any state thereof or the District of Columbia.

“US Subsidiary Guarantor” means the direct and indirect wholly-owned (other than directors’ qualifying shares or similar holdings under applicable law) US Subsidiaries of the Company listed on Part A of Schedule II hereto and each other Subsidiary of the Company that shall be required to execute and deliver a guaranty pursuant to Section 5.01(i).

“US Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue US Letters of Credit for the account of the Company or its Subsidiaries in an amount equal to the excess of (a) the amount of its US Letter of Credit Commitment over (b) the aggregate US Letter of Credit Obligations outstanding to such Issuing Bank.

“US Unused Revolving Credit Commitment” means, with respect to each Revolving Lender at any time, (a) such Lender’s US Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all US Revolving Loans made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all US Letters of Credit outstanding at such time and (B) the aggregate principal amount of all US Revolving Loans made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.                               Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03.                                Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”).  If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Agent and the Company shall negotiate in good faith to amend such ratio or requirement (an “Accounting Change”) to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided that, until so amended, (i) such ratio or requirement shall be made as if such Accounting Change had not been effected and on a basis consistent with how GAAP or the rules promulgated pursuant thereto that are the subject of such Accounting Change were calculated in the most recent financial statements delivered by the Borrowers to the Lenders as to which no such objection shall have been made and (ii) the Borrowers shall provide to the Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof.

SECTION 1.04.                                Reserves

When any Reserve is to be established or a change in any amount, percentage, reserve, eligibility criteria or other item in the definitions of the terms “Borrowing Base”, “Eligible Inventory”, “Eligible Receivables”, “Eligible Equipment” and “Rent Reserve” is to be determined in each case in the Agent’s “reasonable discretion”, such Reserve shall be implemented or such change shall become effective on the Business Day immediately following delivery of a written notice thereof to the Borrower, or immediately, without prior written notice, during the continuance of a Default.

SECTION 1.05.                               Letter of Credit Amount

            Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.06.                                Currency Equivalents Generally

     Any amount specified in this Agreement (other than in Article II) or in any other Loan Document to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars to the extent necessary to give effect to the intent, where applicable, that this Agreement apply to Kodak Canada and the other Canadian Loan Parties, such equivalent amount thereof in the applicable currency to be determined by the Agent at such time on the basis of the Exchange Rate for the purchase of such currency with Dollars.

SECTION 1.07.                                Permitted Liens

    Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

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         SECTION 1.08.   Other Interpretive Provisions

    With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The term “including” is by way of example and not limitation (i.e., “including” shall be deemed to mean “including, without limitation”).

(b) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS AND LETTERS OF CREDIT

SECTION 2.01.                                The Loans and Letters of Credit

 (a) Revolving Credit Facility.

(i)           US Revolving Borrowings.  Each US Revolving Lender severally agrees, on the terms and conditions set forth herein and in the Orders, to make US Revolving Loans in Dollars to the Company from time to time on any Business Day during the period from the Effective Date until the Termination Date, in each case (A) in an amount for each such US Revolving Loan not to exceed such US Revolving Lender’s US Unused Revolving Credit Commitment at such time and (B) in an aggregate amount for all such US Revolving Loans not to exceed such US Revolving Lender’s ratable portion (based on the aggregate amount of the US Unused Revolving Credit Commitments at such time) of the US Line Cap at such time.  Each US Revolving Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as may be applied and reborrowed in accordance with Section 2.18) and shall consist of Revolving Loans of the same Type made on the same day by the US Revolving Lenders ratably according to their respective US Revolving Credit Commitments.  Within the limits of each US Revolving Lender’s US Revolving Credit Commitment, the Company may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(ii)           Canadian Revolving Borrowings.  Each Canadian Revolving Lender severally agrees, on the terms and conditions set forth herein (and in the Orders, to the extent applicable), to make Canadian Revolving Loans in Dollars to Kodak Canada from time to time on any Business Day during the period from the Effective Date until the Termination Date, in each case (A) in an amount for each such Canadian Revolving Loan not to exceed such Canadian Revolving Lender’s Canadian Unused Revolving Credit Commitment at such time and (B) in an aggregate amount for all such Canadian Revolving Loans not to exceed such Canadian Revolving Lender’s ratable portion (based on the aggregate amount of the Canadian Unused Revolving Credit Commitments at such time) of the Canadian Line Cap at such time.  Each Canadian Revolving Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as may be applied and reborrowed in accordance with Section 2.18) and shall consist of Revolving Loans of the same Type made on the same day by the Canadian Revolving Lenders ratably according to their respective Canadian Revolving Credit Commitments.  Within the limits of each Canadian Revolving Lender’s Canadian Revolving Credit Commitment, Kodak Canada may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b)           Letters of Credit

.  Each Issuing Bank agrees, on the terms and conditions set forth herein and in the Orders, and in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue or continue US Letters of Credit for the account of the Company and its Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an aggregate Available Amount not to exceed (i) for all US Letters of Credit at any time the US Letter of Credit Facility at such time, (ii) for all US Letters of Credit issued by each Issuing Bank at any time such Issuing Bank’s US Letter of Credit Commitment at such time and (iii) for each such US Letter of Credit an amount equal to the US Unused Revolving Credit Commitments of the Lenders at such time.  No US Letter of Credit shall have an expiration date (including all rights of the Company or the beneficiary to require renewal) later than 10 Business Days before the Termination Date.  Within the limits referred to above, the Company may from time to time request the Issuance of US Letters of Credit under this Section 2.01(b).  Each of the Citi Existing Letters of Credit shall be deemed to constitute a US Letter of Credit issued hereunder.

(c)           Protective Revolving Loans.  The Agent shall be authorized, in its discretion, at any time that any conditions in Section 3.02 are not satisfied, to make US Revolving Loans in Dollars that are Base Rate Revolving Loans (any such US Revolving Loans made pursuant to this Section 2.01(c), “US Protective Revolving Loans”) or Canadian Revolving Loans in Dollars that are Base Rate Revolving Loans (any such Canadian Revolving Loans made pursuant to this Section 2.01(c), “Canadian Protective Revolving Loans” and, together with the US Protective Revolving Loans, the “Protective Revolving Loans”) in an aggregate amount not to exceed $15,000,000 at any time outstanding, if the Agent reasonably deems such Revolving Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations; provided that no Protective Revolving Loan shall continue for more than 90 consecutive days (and no further Protective Revolving Loan may be made for at least five consecutive days after the repayment by the applicable Borrower of any outstanding Protective Revolving Loans).  Protective Revolving Loans shall constitute Obligations secured by the Collateral and shall be entitled to all of the benefits of the Loan Documents.  Immediately upon the making of a Protective Revolving Loan, each applicable Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Agent a risk participation in such Protective Revolving Loan in an amount equal to the product of such applicable Lender’s Ratable Share times the amount of such Protective Revolving Loan.  From and after the date, if any, on which any Lender is required to fund its participation in any Protective Revolving Loan purchased hereunder, the Agent shall promptly distribute to such Lender, such Lender’s Ratable Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Protective Revolving Loan (and prior to such date, all payments on account of the Protective Revolving Loans shall be payable to Agent solely for its own account).  The Supermajority Revolving Lenders may at any time revoke the Agent’s authority to make further Protective Revolving Loans by written notice to the Agent.  Absent such revocation, the Agent’s determination that funding of a Protective Revolving Loan is appropriate shall be conclusive.  In no event shall Protective Revolving Loans cause the aggregate outstanding amount of the Revolving Loans of any Revolving Lender, plus such Lender’s Ratable Share of the outstanding amount of all Letter of Credit Obligations to exceed such Lender’s Revolving Credit Commitment.  Protective Revolving Loans shall be payable by the applicable Borrower on demand.

(d)           Term Borrowings.  Subject to the terms and conditions set forth herein and in the Orders, each Term Lender agrees, severally and not jointly, to make term loans (each a “Term Loan”) in Dollars to the Company from time to time on any Business Day on or after the Effective Date and prior to the date that is two Business Days following the Final Order Entry Date in not more than two draws in an aggregate principal amount not to exceed its respective Term Commitment.  For the avoidance of doubt, any unused Term Commitments shall terminate on the date that is three Business Days following the Final Order Entry Date (or, if earlier, the Termination Date).  Each Term Borrowing shall be in an aggregate amount of $100,000,000 or an integral multiple of $50,000,000 in excess thereof and shall consist of Term Loans of the same Type made on the same day by the Term Lenders ratably according to their respective Term Commitments; provided, that (x) the first Borrowing of Term Loans shall be in the full amount authorized by the Bankruptcy Court in the Interim Order and (y) the second Borrowing of Term Loans shall be in an amount equal to the difference between the full amount authorized by the

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Bankruptcy Court in the Final Order and the full amount authorized by the Bankruptcy Court in the Interim Order.  Term Loans prepaid or repaid may not be reborrowed.

SECTION 2.02.                                Making the Loans

.  (a)  Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Loans or (y) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Loans, by the applicable Borrower to the Agent, which shall give to each applicable Lender prompt notice thereof by telecopier or any other electronic means agreed to by the Agent.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed promptly in writing, or by telecopier (or any other electronic means agreed to by the Agent), in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) whether such Borrowing is a US Revolving Borrowing, a Canadian Revolving Borrowing or a Term Borrowing, (iii) Type of Loans comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Loans, the initial Interest Period for each such Loan.  Each applicable Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s Ratable Share of such Borrowing.  After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the applicable Borrower at the Agent’s address referred to in Section 9.02(a).

(a)           Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Eurodollar Rate Loans for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 (or $5,000,000, in the case of Canadian Revolving Borrowings) or if the obligation of the Lenders to make Eurodollar Rate Loans shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Loans may not be outstanding as part of more than eighteen separate Borrowings.

(b)           Each Notice of Borrowing shall be irrevocable and binding on the Borrower delivering such notice.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the applicable Borrower shall indemnify each applicable Lender against any loss, cost or expense incurred by such Lender as a result of any failure of such Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

(c)           Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02, as applicable, and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the applicable Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of a Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(d)           Each Revolving Lender may, at its option, make any Revolving Loan available to Kodak Canada by causing any foreign or domestic branch or Affiliate of such Lender to make such Revolving Loan; provided that any exercise of such option shall not affect the obligation of Kodak Canada to repay such Revolving Loan in accordance with the terms of this Agreement.

SECTION 2.03.                                Issuance of and Drawings and Reimbursement Under Letters of Credit

.

(a)  Request for Issuance.  (i)  Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Company to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof.  Each such notice by the Company of Issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed promptly in writing, or by telecopier (or any other electronic means agreed to by the Agent), specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than 10 Business Days before the Termination Date), (D) name and address of the beneficiary of such Letter of Credit, (E) form of such Letter of Credit, such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the Company shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”) and (F) such other matters as the applicable Issuing Bank may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Notice of Issuance shall specify in form and detail satisfactory to the applicable Issuing Bank, (A) the Letter of Credit to be amended, (B) the proposed date of amendment thereof (which shall be a Business Day), (C) the nature of the proposed amendment and (D) such other matters as the applicable Issuing Bank may require.  Additionally, the Company shall furnish to the applicable Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, as such Issuing Bank or the Agent may require.  If the requested form of such Letter of Credit is acceptable to the applicable Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Section 3.02, make such Letter of Credit available to the Company at its office referred to in Section 9.02 or as otherwise agreed with the Company in connection with such Issuance.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(i)           No Issuing Bank shall be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it; (B) except as otherwise agreed by the Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby

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Letter of Credit; (C) the Letter of Credit is to be denominated in a currency other than Dollars; (D) any Revolving Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Company or such Lender to eliminate such Issuing Bank’s actual or potential fronting exposure (after giving effect to Section 2.19(f)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which such Issuing Bank has actual or potential fronting exposure, as it may elect in its sole discretion; or (E) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(ii)           No Issuing Bank shall amend or continue any Letter of Credit if such Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended or continued form under the terms hereof.

(iii)           Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Agent in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.

(iv)           No Issuing Bank shall have any obligation to issue any Letter of Credit hereunder if the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension thereof (it being understood that any such Letter of Credit so issued shall be on such terms and conditions as may be specified by the applicable Issuing Bank in its discretion, including with respect to expiry date and any automatic renewal features).

(b)           Participations

.  By the Issuance of a US Letter of Credit (or an amendment to a US Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each US Revolving Lender, and each US Revolving Lender hereby acquires from such Issuing Bank, a participation in such US Letter of Credit equal to such US Revolving Lender’s Ratable Share of the Available Amount of such US Letter of Credit.  The Company hereby agrees to each such participation.  In consideration and in furtherance of the foregoing, each US Revolving Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such US Revolving Lender’s Ratable Share of each drawing made under a US Letter of Credit funded by such Issuing Bank and not reimbursed by the Company on the date funded, or of any reimbursement payment required to be refunded to the Company for any reason, which amount will be advanced, and deemed to be a US Revolving Loan hereunder, regardless of the satisfaction of the conditions set forth in Section 3.02.  Each US Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of US Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any US Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the US Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each US Revolving Lender further acknowledges and agrees that its participation in each US Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such US Letter of Credit at each time such Lender’s US Revolving Credit Commitment is amended pursuant to an assignment in accordance with Section 9.08 or otherwise pursuant to this Agreement.

Drawing and Reimbursement

.  The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Company on the date funded shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Revolving Loan under the US Revolving Credit Facility which shall be a Base Rate Revolving Loan, in the amount of such draft, without regard to whether the making of such a Revolving Loan would exceed such Issuing Bank’s US Unused Revolving Credit Commitment.  Each Issuing Bank shall give prompt notice to the Company and the Agent of each drawing under any Letter of Credit issued by it.  Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the Company, each applicable Revolving Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Revolving Loan pursuant to Section 2.03(b).  Each applicable Revolving Lender acknowledges and agrees that its obligation to make Revolving Loans pursuant to this paragraph (c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank.  Each Revolving Lender agrees to fund its Ratable Share of an outstanding Revolving Loan on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  If and to the extent that any Lender shall not have so made the amount of such Revolving Loan available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.  If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Loan made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Loan made by such Issuing Bank shall be reduced by such amount on such Business Day.

(c)           Letter of Credit Reports

.  Each Issuing Bank shall furnish (i) to the Agent (with a copy to the Company) on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (ii) to the Agent (with a copy to the Company) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(d)           Applicability of ISP and UCP

.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(e)           Failure to Make Revolving Loans

.  The failure of any Lender to make the Revolving Loan to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Revolving Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on such date.  No failure by any Lender to make such Revolving Loans shall limit or restrict the availability of any Letter of Credit to the Company.

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Letters of Credit Issued for Subsidiaries

.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.04.                                Fees

.  (a) Commitment Fee.  The Borrowers agree to pay to the Agent for the account of each applicable Revolving Lender a commitment fee on the aggregate amount of such Lender’s Unused Revolving Credit Commitment from the Effective Date until the Termination Date calculated by multiplying such Lender’s Unused Revolving Credit Commitment by the Applicable Percentage, payable in arrears quarterly on the last day of each January, April, July and October and on the Termination Date; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(a)           Letter of Credit Fees

.  (i) The Company shall pay to the Agent for the account of each applicable Revolving Lender (other than a Defaulting Lender) a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Revolving Loans in effect from time to time during such calendar quarter, payable in arrears quarterly on the last day of each January, April, July and October, and on the Termination Date; provided that the Applicable Margin shall be 2% above the Applicable Margin in effect if the Company is required to pay default interest pursuant to Section 2.07(b).

(i)           The Company shall pay to each Issuing Bank, for its own account, a fronting fee (which shall accrue at a rate of 0.25% per annum on the daily amount available to be drawn on each Letter of Credit issued by such Issuing Bank) and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit issued by such Issuing Bank as the Company and such Issuing Bank shall agree.

(b)           Other Fees

.  The Company shall pay to the Agent (or to the Affiliate(s) of the Agent so designated by the Agent) the fees set forth in the fee letter dated January 17, 2012 between the Company and Citigroup Global Markets Inc. (“CGMI”), as such fee letter may from time to time be amended by the Company and CGMI, as and when such fees are due and payable pursuant to the terms thereof.

SECTION 2.05.                               Termination or Reduction of the Commitments

.  (a) Optional.  The Borrowers shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce in part the Unissued Letter of Credit Commitments and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $5,000,000 and an integral multiple of $1,000,000 in excess thereof and (ii) if made under any Revolving Credit Facility, shall be made ratably among the Lenders in accordance with their Revolving Credit Commitments in respect of such Revolving Credit Facility.

(b)           Mandatory

.  The US Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the US Revolving Credit Facility by the amount, if any, by which the amount of such Letter of Credit Facility exceeds the US Revolving Credit Facility after giving effect to such reduction of the US Revolving Credit Facility.

SECTION 2.06.                                Repayment of Loans

.  (a) Revolving Credit Facility.  The applicable Borrower shall repay to the Agent for the ratable account of each applicable Lender on the Termination

Date the aggregate principal amount of the Revolving Loans made by such Lender to such Borrower then outstanding.

(b)           Letter of Credit Drawings

.  The obligations of the Company under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Company is without prejudice to, and does not constitute a waiver of, any rights the Company might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Company thereof, including, without limitation, pursuant to Section 9.14):

(i)           any lack of validity or enforceability of this Agreement or any Note, or of any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (such Letter of Credit Agreement, Letter of Credit and related instruments or instruments being, collectively, the “L/C Related Documents”);

(ii)           any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of such Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii)           the existence of any claim, set-off, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv)           any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi)           any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Company in respect of the L/C Related Documents; or

(vii)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a Guarantor.

(c)           Term Facility

.  The Company shall repay to the Agent for the ratable account of each applicable Lender on the Termination Date the aggregate principal amount of the Term Loans made by such Lender to the Company then outstanding.

SECTION 2.07.                               Interest on Loans

.  (a) Scheduled Interest.  Each Borrower shall pay interest on the unpaid principal amount of each Loan owing by such Borrower to the Agent for the account of each applicable Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

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Base Rate Revolving Loans.  During such periods as such Loan is a Base Rate Revolving Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin, payable in arrears quarterly on the last day of each January, April, July and October during such periods and on the date such Base Rate Revolving Loan shall be Converted or paid in full.

(i)           Eurodollar Rate Revolving Loans.  During such periods as such Loan is a Eurodollar Rate Revolving Loan, a rate per annum equal at all times during each Interest Period for such Revolving Loan to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Loan plus (y) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day of every third month during such Interest Period corresponding to the first day of such Interest Period and on the date such Eurodollar Rate Revolving Loan shall be Converted or paid in full.

(ii)           Base Rate Term Loans.  During such periods as such Loan is a Base Rate Term Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin, payable in arrears quarterly on the last day of each January, April, July and October during such periods and on the date such Base Rate Term Loan shall be Converted or paid in full.

(iii)           Eurodollar Rate Term Loans.  During such periods as such Loan is a Eurodollar Rate Term Loan, a rate per annum equal at all times during each Interest Period for such Term Loan to the sum of (x) the Eurodollar Rate for such Interest Period for such Term Loan plus (y) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day of every third month during such Interest Period corresponding to the first day of such Interest Period and on the date such Eurodollar Rate Term Loan shall be Converted or paid in full.

(b)           Default Interest

.  Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require and notify the Borrowers to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Loan owing to each Lender, payable in arrears on the dates referred to in clause (a)(i), (a)(ii), (a)(iii) or (a)(iv) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Loan pursuant to clause (a)(i), (a)(ii), (a)(iii) or (a)(iv) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder in respect of the Loans of any Class that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Loans of such Class pursuant to clause (a)(i) or (a)(iii) above, as applicable, provided, however, that following acceleration of the Loans of any Class pursuant to Section 6.01, Default Interest on the Loans of such Class shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08.                                Interest Rate Determination

.  (a) The Agent shall give prompt notice to the Company and the applicable Lenders of the applicable interest rates determined by the Agent for purposes of each clause of Section 2.07(a).

(b)           If, with respect to any Eurodollar Rate Loans of any Class, Lenders owed at least 50% of the then aggregate principal amount thereof notify the Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, the Agent shall forthwith so notify the Company and the applicable Lenders, whereupon (i) each Eurodollar Rate Loan of such Class will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan of such Class, and (ii) the obligation of the applicable Lenders to make, or to Convert Loans of such

Class into, Eurodollar Rate Loans of such Class shall be suspended until the Agent shall notify the Borrowers and such Lenders that the circumstances causing such suspension no longer exist.

(c)           If any Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Appropriate Lenders and such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans.

(d)           On the date on which the aggregate unpaid principal amount of Eurodollar Rate Revolving Loans comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000 (or $5,000,000 in the case of Canadian Revolving Loans), such Revolving Loans shall automatically Convert into Base Rate Revolving Loans.

(e)           Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a) or, in the case of and with respect to Revolving Loans, any Borrowing Base Deficiency, (i) each applicable Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the applicable Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended.

(f)           If Reuter Screen LIBOR01 is unavailable for determining the Eurodollar Rate for any Eurodollar Rate Loans,

(i)           the Agent shall forthwith notify the Borrowers and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Loans,

(ii)           with respect to Eurodollar Rate Loans, each such Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan (or if such Revolving Loan is then a Base Rate Loan, will continue as a Base Rate Loan), and

(iii)           the obligation of the Lenders to make Eurodollar Rate Loans or to Convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

(g)           With respect to Revolving Loans made to Kodak Canada, whenever a rate of interest hereunder is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

(h)           With respect to Revolving Loans made to Kodak Canada, the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for reinvestment or otherwise, before and after maturity, default and judgment.  The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates.  Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

(i)           Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the applicable Loans or, if it exceeds such unpaid principal, refunded to the Borrowers, as applicable.  In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

(j)           Notwithstanding any provision of this Agreement, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada)) payable by Kodak Canada under this Agreement exceed the effective annual rate of interest on the “credit advanced” (as defined in the Section) under this Agreement lawfully permitted by that Section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that Section) is determined to be contrary to the provisions of that Section, such payment, collection or demand shall be deemed to have been made by mutual mistake of Kodak Canada and the Lenders and the amount of such payment or collection shall be refunded to Kodak Canada.  For the purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lenders will be prima facie evidence of such rate.

SECTION 2.09.                               Optional Conversion of Loans

.  The applicable Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of the Revolving Loans or Term Loans made to it of one Type comprising the same Borrowing into Revolving Loans or Term Loans, respectively, of the other Type; provided, however, that any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans, any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Loans shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Loans comprising part of the same Borrowing shall be made ratably among the applicable Lenders in accordance with their Revolving Credit Commitments (or, in the case of a Conversion of Term Loans, in accordance with the outstanding Term Loans of the applicable Lenders).  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted, and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for each such Loan.  Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10.                                Prepayments of Loans

.  (a)  Optional.  The applicable Borrower may, upon notice at least three Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Loans, and not later than 11:00 A.M. (New York City time) on the Business Day prior to such prepayment, in the case of Base Rate Loans, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Loans of a Class comprising part of the same Borrowing made to it in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of the Loans of such Class shall be in an aggregate principal amount of $10,000,000 (or $5,000,000, in the case of the Canadian Revolving Credit Facility), or an integral multiple of $1,000,000 (or $5,000,000 in the case of the Term Facility) in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Loan, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(b)           Mandatory   (i)  Each Borrower shall, on each Business Day, if applicable, prepay (with no corresponding commitment reduction) an aggregate principal amount of the Revolving Loans owed by such Borrower and comprising part of the same Borrowings in an amount equal to the amount by which (A) the sum of (x) the aggregate principal amount of the Revolving Loans owed by such Borrower and then outstanding plus (y) the aggregate applicable Letter of Credit Obligations then outstanding exceeds (B) the applicable Line Cap (except as a result of Protective Revolving Loans made under Section 2.01(c) and not outstanding for more than 90 consecutive days); provided that in respect of any prepayment under this subsection directly attributable to any adjustment of Reserves, such

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prepayment shall be made not later than the Business Day immediately following the date such adjusted Reserves became effective.

(i)           Within three (3) Business Days of receipt by the Company or any of its Subsidiaries of the Net Cash Proceeds of any Asset Sale or Casualty Event that results from the sale or other disposition of Accounts, Inventory, Equipment or machinery that in each case constitutes Collateral, the Company shall apply an amount equal to 100% of such Net Cash Proceeds to prepay the Loans and, unless the conditions set forth in Section 3.02 are at the time satisfied and a Responsible Officer of the Company shall have delivered to the Agent a certificate to such effect (in which case such amounts may be transferred by the Company to a Collection Account and used by the Company and its Subsidiaries for general corporate purposes), to Cash Collateralize the Letter of Credit Obligations in the following order:  first to the ratable prepayment of the outstanding Revolving Loans until all such Loans have been prepaid in full, second to Cash Collateralize the Letter of Credit Obligations (if required) and third to the ratable prepayment of the outstanding Term Loans until all such Loans have been prepaid in full.

(ii)           On each Business Day, all amounts collected in the Digital Imaging Patent Portfolio Disposition Cash Collateral Account, will be applied to prepay the Loans and, unless the conditions set forth in Section 3.02 are at the time satisfied and a Responsible Officer of the Company shall have delivered to the Agent a certificate to such effect (in which case such amounts may be transferred by the Company to a Collection Account and used by the Company and its Subsidiaries for general corporate purposes), to Cash Collateralize the Letter of Credit Obligations in the following order:  first to the ratable prepayment to the outstanding Term Loans until all such Loans have been prepaid in full, second to the ratable prepayment of the outstanding Revolving Loans until all such Loans have been prepaid in full and third to Cash Collateralize the Letter of Credit Obligations (if required).

(iii)           Subject to Section 2.10(b)(viii), within three (3) Business Days after the day of receipt by the Company or any of its Subsidiaries of Other Proceeds, the Company shall apply an amount equal to the Applicable Prepayment Percentage of such Other Proceeds to prepay the Loans and to Cash Collateralize the Letter of Credit Obligations in the order set forth in (and, in the case of the Letter of Credit Obligations, to the extent required by) Section 2.10(b)(iii).

(iv)           Each prepayment of principal pursuant to this Section 2.10(b) shall be applied first to outstanding Base Rate Loans of each applicable Class up to the full amount thereof and then to outstanding Eurodollar Rate Loans of each applicable Class up to the full amount thereof.  Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the applicable Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c).

(v)           The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to Lenders.

(vi)           No prepayment of Revolving Loans or Cash Collateralization made pursuant to this Section 2.10(b) shall reduce the Revolving Credit Commitments or the Letter of Credit Commitments.

(vii)           Notwithstanding any other provisions of this Section 2.10(b) and except with respect to any Digital Imaging Patent Portfolio Disposition or IP Settlement Agreement, and with respect only to any Asset Sale, IP License or Casualty Event described in Section 2.10(b)(iv), to the extent that applicable law would (x) prohibit or delay the repatriation to the United States of America or Canada of any Net Cash Proceeds received by any Subsidiary that is not a US Subsidiary or a Canadian Subsidiary or (y) impose material adverse tax or legal consequences on the Company and its Subsidiaries if such Net Cash Proceeds were so repatriated, in each case as determined by the Company in good faith, the portion of such Net Cash Proceeds so affected shall be disregarded for purposes of determining the amount of any mandatory prepayment required to be made under Section 2.10(b) so long, but only so long, as applicable local law would prohibit such repatriation (the Company hereby agreeing to promptly take or to cause the applicable Subsidiary to promptly take (as the case may be) all actions required by the applicable local law to permit such repatriation) or impose such material adverse tax consequences, and at such time as such repatriation of any such Net Cash Proceeds becomes permitted under the applicable local law and/or such material adverse tax consequences would no longer exist (and in any event within three Business Days thereafter) (and whether or not any of such Net Cash Proceeds are actually repatriated), the Company shall prepay the Loans and Cash Collateralize the Letter of Credit Obligations pursuant to Section 2.10(b)(iv).

SECTION 2.11.                                Increased Costs

.  (a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans (or, in the case of any change in or in the interpretation of any law or regulations with respect to taxes, any Loans) or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (x) Taxes, Excluded Taxes or Other Taxes (as to which Section 2.14 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the applicable Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate as to the amount of such increased cost, submitted to the Borrowers and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted or issued.

(b)           If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrowers shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably

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determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit.  A certificate as to such amounts submitted to the Borrowers and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.12.                                Illegality

.  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans hereunder, (a) each Eurodollar Rate Loan will automatically, upon such demand, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.13.                                Payments and Computations

.  (a)  The Borrowers shall make each payment hereunder without condition or deduction for any right of counterclaim, defense, recoupment or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the Agent’s Account in same day funds.  The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04, 2.11, 2.14 or 9.04(c)) to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.08(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender but subject to the Carve-Out, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due.

(c)           Except as otherwise required by Section 2.08(g), all computations of interest and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees or commissions are payable.  Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

Unless the Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent any Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

(e)           Subject to Section 6.04 and to the Intercreditor Agreement, if the Agent receives funds for application to the Obligations of the Borrowers under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify, or the applicable Borrower does not direct, the Loans to which, or the manner in which, such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds ratably to the outstanding Obligations under the US Revolving Credit Facility, the Canadian Revolving Credit Facility and the Term Facility, in the case of funds received from a Borrower, as applicable to such Borrower, and within each such Facility, first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and, in the case of the US Revolving Credit Facility, unreimbursed amounts drawn under Letters of Credit then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and such Letter of Credit obligations then due to such parties.

SECTION 2.14.                               Taxes

.  (a)  Any and all payments by or on account of any obligation of any Loan Party to or for the account of any Lender or the Agent hereunder or under the Notes shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, remittances, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent (i) taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or in which its principal executive office is located, or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, and (ii) any U.S. federal withholding taxes imposed under FATCA that would not have been imposed but for the failure of the Agent or Lender, as applicable, to satisfy the applicable requirements of FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes” and all such excluded taxes being referred to as “Excluded Taxes”).  If any Loan Party or the Agent shall be required by law to deduct, remit or withhold any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable by the applicable Loan Party shall be increased as may be necessary so that after all required deductions, remittances or withholdings are made (including deductions applicable to additional sums payable under this Section 2.14), such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party or the Agent shall make such deductions and (iii) such Loan Party or the Agent shall pay the full amount deducted, remitted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, each Loan Party shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c)           The Loan Parties shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid or remitted by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor with appropriate supporting documentation.

(d)           Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.  In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel reasonably acceptable to the Agent stating that such payment is exempt from Taxes.  For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

(e)           Each Lender or Agent organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement, on or prior to the designation of any different Applicable Lending Office, on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each Lender that becomes a party hereto pursuant to Section 9.08, on the date such Agent is appointed pursuant to Section 8.07(a) in the case of a successor Agent, and from time to time thereafter as reasonably requested in writing by the Company or the Agent (but only so long as such Lender or the Agent remains lawfully able to do so), shall provide each of the Agent and the Company with two original Internal Revenue Service Forms W-8BEN or (in the case of a Lender or the Agent that is claiming (A) an exemption from, or reduction in the rates of, United States federal withholding tax under an applicable income tax treaty or (B) an exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” and, in the case of this clause (B), that has certified in writing to the Agent and the Company that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Code (a “Compliance Certificate”)) or Internal Revenue Service Forms W-8ECI, Internal Revenue Service Forms W-8IMY, accompanied by Internal Revenue Service Forms W-8ECI, W-8BEN (together with a withholding statement and Compliance Certificates, as appropriate), W-9, and/or other certification documents from each beneficial owner, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender or the Agent is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or Internal Revenue Service Forms W-8BEN certifying that such Lender or the Agent is a foreign corporation, partnership, estate or trust.  If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered Excluded Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered Excluded Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee

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becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date.  If a payment made to a Lender hereunder or under the Notes would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.14(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  If any form or document referred to in this subsection (e) (other than FATCA documentation) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the Effective Date by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information, except directly to a governmental authority or other Person subject to a reasonable confidentiality agreement.  In addition, upon the written request of the Company or the Agent, each Lender or the Agent shall provide any other certification, identification, information, documentation or other reporting requirement if (i) delivery thereof is required by a change in the law, regulation, administrative practice or any applicable tax treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding; (ii) the Agent or Lender, as the case may be, is legally entitled to make delivery of such item; and (iii) delivery of such item will not result in material additional costs unless Borrower shall have agreed in writing to indemnify Lender or the Agent for such costs.

(f)           For any period with respect to which a Lender has failed to provide the Company with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), taxes imposed by the United States of America or Canada by reason of such failure shall be treated as Excluded Taxes; provided, however, that should a Lender become subject to taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties, at such Lender’s expense, shall take such steps as the Lender shall reasonably request to assist the Lender to recover such taxes.

(g)           Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(h)           If any Lender or the Agent determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by a Loan Party pursuant to subsection (a) or (c) above in respect of payments under this Agreement or the other Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.14 exceeding the amount needed to make such Lender or the Agent whole, such Lender or the Agent, as the case may be, shall pay to the applicable Loan Party, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit; provided, that the Borrowers, upon the request of the Agent or such Lender, agree to repay the amount paid (with interest and penalties) over to any Loan Party to the Agent or such Lender in the event the Agent or such Lender is required to repay such amount to such governmental authority.

(i)           If any Loan Party determines in good faith that a reasonable basis exists for contesting the applicability of any Tax or Other Tax, the Agent or the relevant Lender shall cooperate with such Loan Party, upon the request and at the expense of such Loan Party, in challenging such Tax or Other Tax.  Nothing in this Section 2.14(i) or in Section 2.14(h) shall require the Agent or any Lender to disclose the contents of its tax returns or other confidential information to any Person.

(j)           Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 9.08(i) relating to the maintenance of a Participant Register and (iii) any taxes excluded from the definition of “Taxes” attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 2.14(j).  For the avoidance of doubt, except as otherwise provided in Sections 2.14(a), 2.14(b) and 2.14(c), nothing in this Section 2.14(j) shall result in any increase in the liability of any Loan Party to any Lender or the Agent for Taxes or Other Taxes.

SECTION 2.15.                               Sharing of Payments, Etc.

  Without expanding the rights of any Lender under this Agreement, if any Appropriate Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans owing to it (other than (x) as payment of a Loan made by an Issuing Bank pursuant to the first sentence of Section 2.03(c) or (y) pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its ratable share (according to the proportion of (i) the amount of such Loans due and payable to such Lender at such time to (ii) the aggregate amount of the Loans due and payable at such time to all Appropriate Lenders hereunder) of payments on account of the Loans obtained by all the Appropriate Lenders, such Lender shall forthwith purchase from the other Appropriate Lenders such participations in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Appropriate Lender shall be rescinded and such Appropriate Lender shall repay to the purchasing Lender the purchase price to the extent of such Appropriate Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Appropriate Lenders) of such recovery together with an amount equal to such Appropriate Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; providedfurther that, so long as the applicable Loans shall not have become due and payable pursuant to Section 6.01, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders.  The Borrowers agree that any Appropriate Lender so purchasing a participation from another Appropriate Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Loan Parties in the amount of such participation; providedfurther that each Lender shall only purchase participations in Loans (and Letter of

Credit Obligations, if applicable) under the Facilities with respect to which they hold a Commitment or an outstanding Loan.

SECTION 2.16.                                Evidence of Debt

.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of the Loans.  Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note, as applicable, properly completed, payable to such Lender and its registered assigns in a principal amount up to the Revolving Credit Commitment of such Lender (in the case of a Revolving Lender), or in an amount equal to the outstanding principal amount of the Term Loans of such Lender (in the case of a Term Lender).

(b)           The Register maintained by the Agent pursuant to Section 9.08(e) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from each Borrower hereunder and each Lender’s share thereof.

(c)           Entries made in good faith by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to such Lender under this Agreement, absent manifest error; provided, however, that the failure of such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement with respect to Loans made and not repaid.

SECTION 2.17.                                Use of Proceeds

        The proceeds of the Loans and the Letters of Credit shall be available (and each Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Company and its Subsidiaries (including to refinance obligations outstanding under the Existing Credit Agreement).

SECTION 2.18.                               Cash Management

(a)           Within 30 days (or, in the case of Deposit Accounts of the Canadian Loan Parties, 60 days) after the Effective Date (or such later date as the Agent may specify in its sole discretion), and at all times thereafter, the Loan Parties shall enter into and maintain blocked account agreements (each, a “Blocked Account Agreement”), satisfactory in form and substance to the Agent in its reasonable discretion, with respect to each Deposit Account into which payments in respect of Accounts of the Loan Parties are remitted (each such Deposit Account, a “Collection Account”), other than any Collection Account maintained with the Agent.  Except as expressly provided herein, no deposits that constitute Term Facility Collateral (or the identifiable cash proceeds thereof) will be made to the Collection Accounts.

(b)           Each Blocked Account Agreement shall require, during the continuance of an Event of Default (and delivery of notice thereof to the applicable depositary bank from the Agent) (and the Agent agrees to provide a copy of such notice to the Company), the ACH or wire transfer on each Business Day of all ledger or available, as applicable, cash receipts held in the applicable Collection Account to a concentration account maintained by the Agent (or at an Affiliate of the Agent, if so

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specified by the Agent) (an “Agent Sweep Account”) located in the United States (in respect of Deposit Accounts of the Company and the US Subsidiary Guarantors) or in Canada (in respect of Deposit Accounts of Kodak Canada and the Canadian Subsidiary Guarantors).

(c)           If (i) at any time during the continuance of an Event of Default, any cash or Cash Equivalents owned by a Loan Party are deposited in any account (other than an Excluded Account), or held or invested in any manner (other than (x) in a Collection Account that is subject to the Blocked Account Agreement, (y) in a Collection Account that is maintained with the Agent or (z) a Deposit Account which is swept daily to a Collection Account subject to a Blocked Account Agreement or maintained with the Agent), or (ii) at any time, a Collection Account shall cease to be subject to a Blocked Account Agreement or maintained with the Agent, the applicable Loan Party shall immediately furnish the Agent with written notice thereof and the Agent may require such Loan Party to close such account and have any such funds transferred to a Collection Account which is subject to a Blocked Account Agreement or maintained with the Agent.

(d)           A Loan Party may close any Deposit Account or a Collection Account, maintain existing Deposit Accounts or Collection Accounts and/or open new Deposit Accounts or Collection Accounts, subject to the execution and delivery to the Agent of appropriate Blocked Account Agreements with respect to each Collection Account (except with respect to any Collection Account maintained with the Agent) consistent with the provisions of this Section 2.18 and otherwise reasonably satisfactory to the Agent.  The applicable Loan Party shall furnish the Agent with prior written notice of its intention to open or close a Collection Account and the Agent shall promptly notify such Loan Party as to whether the Agent shall require a Blocked Account Agreement with the Person with whom such account will be maintained.

(e)           Each Agent Sweep Account shall at all times be under the sole dominion and control of the Agent.  Each Loan Party hereby acknowledges and agrees that (i)  it has no right of withdrawal from the Agent Sweep Account, (ii) the funds on deposit in an Agent Sweep Account shall at all times continue to be collateral security for all of the Secured Obligations, and (iii) the funds on deposit in an Agent Sweep Account shall be applied as provided in Section 2.18(h) of this Agreement and in the US Security Agreement.  In the event that, notwithstanding the provisions of this Section 2.18, during the continuance of an Event of Default, a Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into a Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(f)           Any amounts remaining in an Agent Sweep Account (i) at any time when an Event of Default is no longer continuing for purposes of this Agreement or (ii) after application of amounts received in such Agent Sweep Account as set forth in subsection (h) below, shall be remitted to the primary Collection Account of the applicable Borrower designated by the Company in a written notice to the Agent.

(g)           The Agent shall promptly (but in any event within two (2) Business Days) furnish written notice to each Person with whom a Collection Account is maintained when an Event of Default is no longer continuing for purposes of this Agreement.

(h)           (i) Any amounts received in an Agent Sweep Account in the United States shall be applied to the payment (without a corresponding reduction of Revolving Credit Commitments) of all of the Revolving Loans made to the Company (whether then due or not) and to the payment of all of the other Obligations under the Loan Documents of the Company and the US Subsidiary Guarantors (other than contingent obligations) (whether then due or not) in accordance with Section 6.04 (with all

Revolving Loans deemed due for purposes thereof); (ii) any amounts received in an Agent Sweep Account in Canada shall be applied to the payment (without a corresponding reduction of Revolving Credit Commitments) of all of the Revolving Loans made to Kodak Canada (whether then due or not) and to the payment of all of the other Obligations under the Loan Documents of Kodak Canada and the Canadian Subsidiary Guarantors (other than contingent obligations) (whether then due or not) in accordance with Section 6.04 (with all Revolving Loans deemed due for purposes thereof); and (iii) all payments to be made in accordance with this subsection (h) in respect of Eurodollar Rate Revolving Loans shall be made on the last day of the applicable Interest Period therefor, and shall be held in the applicable Agent Sweep Account pending such payment.

(i)           The following shall apply to deposits and payments under and pursuant to this Agreement:

(i)           funds shall be deemed to have been deposited to an Agent Sweep Account on the Business Day on which deposited, provided that such deposit is available to the Agent by 2:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. on that Business Day);

(ii)           funds paid to the Agent, other than by deposit to an Agent Sweep Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that such payment is available to the Agent by 2:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. on that Business Day); and

(iii)           if a deposit to an Agent Sweep Account or payment is not available to the Agent until after 2:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day.

SECTION 2.19.                                Defaulting Lenders

 (a)  In the event that, at any time, (1) any Lender shall be a Defaulting Lender, (2) such Defaulting Lender shall owe a Defaulted Loan to a Borrower and (3) such Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower may, to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of such Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Loan.  In the event that, on any date, a Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Loan on or prior to such date, the amount so set off and otherwise applied by such Borrower shall constitute for all purposes of this Agreement and the other Loan Documents a Loan of the applicable Class by such Defaulting Lender made on the date under the applicable Facility pursuant to which such Defaulted Loan was originally required to have been made pursuant to Section 2.01.  Such Loan shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Loan was originally required to have been made pursuant to Section 2.01, even if the other Loans comprising such Borrowing shall be Eurodollar Rate Loans on the date such Revolving Loan is deemed to be made pursuant to this subsection (a).  A Borrower shall notify the Agent at any time such Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Loan required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Loan pursuant to this subsection (a).  Any portion of such payment otherwise required to be made by a Borrower to or for the account of such Defaulting Lender which is paid by such Borrower, after giving effect to the amount set off and otherwise applied by such Borrower pursuant to this subsection (a), shall be applied by the Agent as specified in subsection (b) or (c) of this Section 2.19.

(b)           In the event that, at any time, (1) any Lender with respect to a Class of Loans shall be a Defaulting Lender, (2) such Defaulting Lender shall owe a Defaulted Amount to the Agent or other applicable Lenders with respect to such Class and (3) a Borrower shall make any payment

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hereunder or under any other Loan Document to the Agent for the account of such Defaulting Lender, then the Agent may, on its behalf or on behalf of such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by such Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount.  In the event that the Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date.  Any such amount so applied by the Agent shall be retained by the Agent or distributed by the Agent to such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Agent and such other Lenders and, if the amount of such payment made by a Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Agent and the other Lenders, in the following order of priority:

(i)           first, to the Agent for any Defaulted Amount then owing to the Agent in its capacity as Agent; and

(ii)           second, if such Defaulting Lender is a Revolving Lender, to the Issuing Banks for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Banks; and

(iii)           third, to any other applicable Lenders of the applicable Class for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.

Any portion of such amount paid by a Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Agent pursuant to this subsection (b), shall be applied by the Agent as specified in subsection (c) of this Section 2.19.

(c)           In the event that, at any time, (1) any Lender shall be a Defaulting Lender, (2) such Defaulting Lender shall not owe a Defaulted Loan or a Defaulted Amount and (3) a Borrower, the Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower or such other Lender shall pay such amount to the Agent to be held by the Agent, to the fullest extent permitted by applicable law, in escrow or the Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it.  Any funds held by the Agent in escrow under this subsection (c) shall be deposited by the Agent in an account with the Agent, in the name and under the control of the Agent, but subject to the provisions of this subsection (c).  The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Agent’s standard terms applicable to escrow accounts maintained with it.  Any interest credited to such account from time to time shall be held by the Agent in escrow under, and applied by the Agent from time to time in accordance with the provisions of, this subsection (c).  The Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Loans required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Agent or any other Lender, as and when such Loans or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Loans and amounts required to be made or paid at such time, in the following order of priority:

(i)           first, to the Agent for any amount then due and payable by such Defaulting Lender to the Agent hereunder in its capacity as Agent;

(ii)           second, if such Defaulting Lender is a Revolving Lender, to the Issuing Banks for any amounts then due and payable to them hereunder, in their capacities as such, by such

Defaulting Lender, ratably in accordance with such respective amounts then due and payable to the Issuing Banks;

(iii)           third, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders; and

(iv)           fourth, to the Company or Kodak Canada, as applicable for any Loan then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Agent in escrow at such time with respect to such Lender shall be distributed by the Agent to such Lender and applied by such Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d)           The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to other rights and remedies that such Borrowers may have against such Defaulting Lender with respect to any Defaulted Loan and that the Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.

(e)           Anything contained herein to the contrary notwithstanding, in the event that (i) any Lender shall become a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Company’s request that it cure such default, the Company or Kodak Canada, as applicable shall have the right (but not the obligation) to repay such Defaulting Lender in an amount equal to the principal of, and all accrued interest on, all outstanding Loans owing to such Lender, together with all other amounts due and payable to such Lender under the Loan Documents, and such Lender’s Commitment hereunder shall be terminated immediately thereafter.

(f)           If any Revolving Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Ratable Share” of each non-Defaulting Lender under the applicable Revolving Credit Facility shall be computed without giving effect to the Letter of Credit Commitment of that Defaulting Lender; provided, that: (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit under the applicable Revolving Credit Facility shall not exceed the positive difference, if any, of (1) the applicable Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate Revolving Loans of that Lender under such Revolving Credit Facility.

(g)           Each Issuing Bank, may, by notice to the Company and such Defaulting Lender or Potential Defaulting Lender through the Agent, require the applicable Borrower to Cash Collateralize the obligations of such Borrower to such Issuing Bank in respect of such Letter of Credit in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Agent, and to the applicable Issuing Bank, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(h)           If either Borrower Cash Collateralizes any portion of a Defaulting Lender’s or a Potential Defaulting Lender’s exposure with respect to an outstanding Letter of Credit, no Borrower shall

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be required to pay any fees under Section 2.04(b)(i) to any Defaulting Lender or Potential Defaulting Lender that is a Lender at any time when the Letter of Credit is so Cash Collateralized.

SECTION 2.20.                                Replacement of Certain Lenders

.  In the event a Lender (“Affected Lender”) shall have (a) become a Defaulting Lender under Section 2.19, (b) requested compensation from the Borrowers under Section 2.14 with respect to Taxes or Other Taxes or with respect to increased costs or capital or under Section 2.11 or other additional costs incurred by such Lender which, in any case, are not being incurred generally by the other Lenders, (c) has not agreed to any consent, waiver or amendment that requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 9.01 and as to which the Required Lenders have agreed, or (d) delivered a notice pursuant to Section 2.12 claiming that such Lender is unable to extend Eurodollar Rate Loans for reasons not generally applicable to the other Lenders, then, in any case, the Company or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Company and a copy to the Company in the case of a demand by the Agent) for the Affected Lender to assign at par, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignments and Acceptances five Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 9.08 which the Company or the Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment (if any), all Loans owing to it, all of its participation interests (if any) in existing Letters of Credit, and its obligation (if any) to participate in additional Letters of Credit hereunder) in accordance with Section 9.08.  The Agent is authorized to execute one or more of such Assignments and Acceptances as attorney-in-fact for any Affected Lender failing to execute and deliver the same within 5 Business Days after the date of such demand.  Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections , 2.14 and 9.04, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 8.05 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced.

SECTION 2.21.                                Reserved

SECTION 2.22.                               Failure to Satisfy Conditions Precedent

.  If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Agent because the conditions to the applicable Loan set forth in Article III are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

SECTION 2.23.                                Obligations of Lenders Several

.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment hereunder under.

SECTION 2.24.                               Priority and Liens

  (a) Each of the Loan Parties (other than any Loan Party that is not a Debtor) hereby covenants and agrees that upon the entry of an Interim Order (and when applicable, the Final Order) its obligations hereunder and under the Loan Documents and under the US

Secured Agreements:  (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim in the Cases (but excluding a claim on Avoidance Actions and, prior to entry of the Final Order, the proceeds of Avoidance Actions); (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a valid, binding, continuing, enforceable perfected first priority Lien (that is subject to the terms of the Intercreditor Agreement) on all of the property of such US Loan Parties, whether now existing or hereafter acquired, that is not subject to valid, perfected, non-voidable liens in existence at the time of commencement of the Cases or to valid, non-voidable liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (limited, in the case of voting equity interests of CFC’s, to 65% of such voting equity interests), and on all of its cash maintained in the L/C Cash Deposit Account and any investment of the funds contained therein, provided that amounts in the L/C Cash Deposit Account shall not be subject to the Carve-Out; (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected junior Lien upon all property of such US Loan Parties, whether now existing or hereafter acquired, that is subject to valid, perfected and non-voidable Liens in existence at the time of the commencement of the Cases or that is subject to valid Liens in existence at the time of the commencement of the Cases that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (other than certain property that is subject to the existing Liens that secure obligations in respect of the Existing Second Lien Debt, which liens shall be primed by the liens described in the following clause (iv)); and (iv) pursuant to Section 364(d)(l) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected first priority senior priming Lien on all of the property of such US Loan Parties that is subject to the existing liens (the “Primed Liens”) which secure the Existing Second Lien Debt, all of which Primed Liens shall be primed by and made subject and subordinate to the perfected first priority senior Liens to be granted to the Agent, which senior priming Liens in favor of the Agent shall also prime any Liens granted after the commencement of the Cases to provide adequate protection Liens in respect of any of the Primed Liens (i) through (iv) above, subject in each case to the Carve-Out and as set forth in the Orders.

(a)           As to all real property the title to which is held by a US Loan Party (other than any US Loan Party that is not a Debtor) or the possession of which is held by any such US Loan Party pursuant to leasehold interest, such US Loan Parties hereby assign and convey as security, grant a security interest in, hypothecate, mortgage, pledge and set over unto the Agent on behalf of the Lenders all of the right, title and interest of such US Loan Parties in all of such owned real property and in all such leasehold interests, together in each case with all of the right, title and interest of such US Loan Parties in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof.  Such US Loan Parties acknowledge that, pursuant to the Interim Order (and, when entered, the Final Order), the Liens in favor of the Agent on behalf of the Lenders in all of such real property and leasehold instruments of such US Loan Parties shall be perfected without the recordation of any instruments of mortgage or assignment.  Such US Loan Parties further agree that, upon the request of the Agent, in the exercise of its business judgment, such US Loan Parties shall enter into separate fee and leasehold mortgages in recordable form with respect to such properties on terms satisfactory to the Agent and including customary related deliverables, including, without limitation, a Standard Flood Hazard Determination and, to the extent applicable, a notification to the applicable Loan Party that that flood insurance coverage under the National Flood Insurance Program is not available or evidence of flood insurance with respect to such property consistent with the requirements set forth in Section 5.01(c).

(b)           The relative priorities of the Liens described in this Section 2.24 with respect to the Revolving Credit Facility Collateral of the Debtors and the Term Facility Collateral of the Debtors shall be as set forth in the Interim Order (and, when entered, the Final Order) and the Intercreditor

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Agreement.  All of the Liens described in this Section 2.24 shall be effective and perfected upon entry of the Interim Order.

(c)           Notwithstanding anything to the contrary herein, not more than 65% of the voting equity interests of any CFC or a Subsidiary of a CFC (unless, with respect to the Canadian Obligations, such voting equity interests are owned by a Canadian Loan Party) shall be pledged in favor of any Lender or the Agent.

SECTION 2.25.                                No Discharge; Survival of Claims

.  Each of the Loan Parties agrees that to the extent that its obligations under the Loan Documents have not been satisfied in full in cash, (a) its obligations under the Loan Documents shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the US Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the Superpriority Claim granted to the Agents and the Lenders pursuant to the Orders and the Liens granted to the Agents and the Lenders pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.                                Conditions Precedent to Effectiveness

.  The effectiveness of this Agreement and the obligations of the Initial Lenders to make Loans hereunder and of the Initial Issuing Banks to issue Letters of Credit hereunder are, in each case, subject to the satisfaction (or waiver in accordance with Section 9.01) of the following conditions precedent:

(a)           The Agent shall have received executed counterparts of this Agreement from each Loan Party and each Initial Lender.

(b)           [Reserved.]

(c)           The Agent shall have received the following, each dated as of the Effective Date (unless otherwise specified) and in form and substance satisfactory to the Agent:

(i)           Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(ii)           Certified copies of the resolutions of the Board of Directors, or Executive or Finance Committee of the Board of Directors, of each Loan Party approving each Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each Loan Document to which it is a party.

(iii)           A copy of the charter or other constitutive document of each US Loan Party and each amendment thereto, certified (as of a date reasonably near the Effective Date), if applicable, by the Secretary of State (or similar official) of the jurisdiction of its incorporation or organization, as the case may be, thereof as being a true and correct copy thereof.

(iv)           A certificate of the Secretary or an Assistant Secretary (or in the case of a limited liability company, any manager, Secretary or Assistant Secretary) of each Canadian Loan Party, dated as of the Effective Date, certifying that attached thereto is a true and correct copy of such Canadian Loan Party’s articles of incorporation (or equivalent organizational documents) and by-laws (or equivalent organizational documents).

A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(v)           A certificate of good standing from the applicable secretary of state or similar official of the jurisdiction of organization (as of a date reasonably near the Effective Date), and such other organizational documents of each Loan Party as the Agent may reasonably require.

(vi)           The US Security Agreement substantially in the form of Exhibit D-1 hereto, duly executed by the Company and each US Subsidiary Guarantor.

(vii)           The Canadian Security Agreement substantially in the form of Exhibit D-2 hereto, duly executed by Kodak Canada and each Canadian Subsidiary Guarantor listed on Part B of Schedule II hereto.

(viii)           A certificate from a Responsible Officer of the Company as to the matters set forth in Sections 3.01(t) and 3.01(m).

(ix)           A favorable opinion of the general counsel of the Loan Parties, in form and substance satisfactory to the Agent.

(x)           A favorable opinion of McCarthy Tétrault LLP, Canadian counsel to the Loan Parties, and such local counsel within Canada as may be required by the Agent, in each case in form and substance satisfactory to the Agent.

(xi)           A favorable opinion of Sullivan & Cromwell LLP, US counsel for the Loan Parties, in form and substance satisfactory to the Agent.

(xii)           A favorable opinion of Day Pitney LLP, special New Jersey counsel for Company, in form and substance satisfactory to the Agent.

(xiii)           Proper financing statements under the UCC, PPSA or other applicable law of all US and Canadian jurisdictions that the Agent may reasonably deem necessary in order to perfect and protect the Liens and security interests created or purported to be created under the Interim Order and, to the extent executed and delivered on the Effective Date, the US Security Agreement and the Canadian Security Agreement, covering the Collateral described therein.

(xiv)           The Operating Forecast and the initial 13-Week Projection, each of which (in form and substance satisfactory to the Agent) has been received by the Agent prior to the date hereof.

(d)           Subject to the paragraph immediately following subsection (vii) below, the Agent shall have received the following, each dated as of (or, in the case of subclauses (i), (ii), (v), (vi) and (vii), delivered on or prior to) the Effective Date and in form and substance satisfactory to the Agent:

(i)           Certificates, if any, representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein, indorsed in blank.

(ii)           Certificates, if any, representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein, indorsed in blank.

(iii)           The Intercreditor Agreement, duly executed by each Loan Party.

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Intellectual Property Security Agreements covering the registered intellectual property listed on the applicable schedules to the US Security Agreement and the Canadian Security Agreement, duly executed by the Company, Kodak Canada, and each Person that is a US Subsidiary Guarantor or Canadian Subsidiary Guarantor on the Effective Date.

(iv)           All documents and instruments required to create and perfect the Agent’s first priority security interest in and Lien on the Collateral in the US and Canada (free and clear of all other Liens other than Permitted Collateral Liens and subject to exceptions permitted by Section 5.02(a)) shall have been executed and delivered and, if applicable, be in proper form for filing; provided that the Loan Parties shall not be required to take any action to perfect the Agent’s Liens in Collateral under the laws of any province or territory of Canada other than Ontario until such time as the fair market value of the Collateral with respect to which such actions are required exceeds $5,000,000, at which time the Loan Parties shall promptly take such actions to the extent required by Section 5.01(j).

(v)           Evidence of all insurance required to be maintained pursuant to Section 5.01(c), and evidence that the Agent shall have been named as an additional insured or loss payee, as applicable, on all insurance policies covering loss or damage to Collateral and on all liability insurance policies as to which the Agent has reasonably requested to be so named.

(vi)           Copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Agent with respect to the Loan Parties.

To the extent that any of the items described in this Section 3.01(d) shall not have been received by the Agent notwithstanding the Company’s use of its commercially reasonable efforts (which shall expressly exclude contacting any third party in the case of subclause (d)(vi) above) to provide same, delivery of such items shall not constitute a condition effectiveness of this Agreement and the obligations of each Initial Lender to make Loans hereunder and of each Initial Issuing Bank to issue Letters of Credit hereunder, and the Company shall, instead, cause such items to be delivered to the Agent not later than (i) with respect to Kodak Canada, any subsidiary organized under the laws of Canada or any territory or province thereof, 60 days following the Effective Date (or such later date as the Agent shall agree in its discretion) and (ii) in all other cases, 30 days following the Effective Date (or such later date as the Agent shall agree in its discretion), in each case, together with such corporate resolutions (to the extent necessary), certificates and such other related documents and registrations as shall be reasonably requested by the Agent consistent with the relevant forms and types delivered on the Effective Date or as shall be otherwise reasonably acceptable to the Agent.

(e)           The Agent and the Collateral Agent shall have received, in form and substance reasonably satisfactory to the Agent and the Collateral Agent, (i) field examinations and asset appraisals in respect of the Revolving Credit Facility Collateral, it being understood that (A) the most recent report of the field examination conducted, and the machinery and equipment appraisal prepared, on behalf of the agent under the Existing Credit Agreement, each as delivered to the Agent and Collateral Agent prior to the date hereof, and (B) the inventory appraisal report prepared on behalf of the agent under the Existing Credit Agreement dated January 6, 2012 as delivered to the Agent and Collateral Agent prior to the date hereof, are each in form and substance reasonably satisfactory to the Agent and the Collateral Agent and are sufficient to satisfy the foregoing condition, (ii) the DPP Appraisal (each of the Agent and the Collateral Agent hereby confirms that the DPP Appraisal is in form and substance reasonably satisfactory to it) and (iii) confirmation from the DPP Appraiser that it believes that the value of the Digital Imaging Patent Portfolio as of the Effective Date is not materially less than the value set forth in the DPP Appraisal.

The Agent and the Collateral Agent shall have received a Borrowing Base Certificate prepared as of the last day of December 2011.

(f)           The Agent shall have received (i) the audited annual consolidated financial statements of the Company for the year ended December 31, 2010 and (ii) interim unaudited quarterly consolidated financial statements of the Company for each completed fiscal quarter ending not less than 45 days prior to the Effective Date.

(g)           The Agent shall be satisfied, in its sole discretion, with the cash management arrangements of the Loan Parties (or with the cash management arrangements required to be put in place by the Loan Parties pursuant to  Section 2.18), it being understood and agreed that cash management arrangements consistent with Section 2.18 are satisfactory to the Agent.

(h)           [Reserved].

(i)           The Petition Date shall have occurred, and the Agent and the Initial Lenders shall be reasonably satisfied with the form and substance of the First Day Orders sought by the Company and entered on the Effective Date (including a cash management order).

(j)           The Interim Order Entry Date shall have occurred not later than 5 Business Days following the Petition Date.

(k)           No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(l)           Since September 30, 2011, there shall have been no Material Adverse Effect.

(m)           All necessary governmental and third party consents and approvals necessary in connection with the Facilities and the transactions contemplated hereby shall have been obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Initial Lenders) and shall remain in effect; and no law or regulation shall be applicable in the judgment of the Initial Lenders that restrains, prevents or imposes materially adverse conditions upon the Facilities or the transactions contemplated hereby.

(n)           The Agent shall be satisfied in its reasonable judgment that there shall not occur as a result of, and after giving effect to, the initial extension of credit under the Facilities, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Loan Parties’ or their respective subsidiaries’ debt instruments and other material agreements which, (i) in the case of the US Loan Parties’ debt instruments and other material agreements, would permit the counterparty thereto to exercise remedies thereunder on a post-petition basis or (ii) in the case of any other subsidiary, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o)           There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Cases) that could reasonably be expected to have a Material Adverse Effect.

(p)           Concurrently with the initial extension of credit hereunder, the obligations of the Loan Parties and their Subsidiaries (other than contingent indemnification obligations) under the Existing Credit Agreement shall have been paid in full (or, in the case of obligations in respect of outstanding letters of credit and obligations in respect of Existing Secured Agreements, cash collateralized or

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otherwise provided for in a manner satisfactory to the applicable issuing bank (in the case of letters of credit) or the holder of such obligations (in the case of obligations in respect of Existing Secured Agreements)) and all Liens and security interests securing such obligations shall be terminated and released, and the Agent shall have received a customary payoff letter and release documentation evidencing same.

(q)           The Company shall have hired a chief restructuring officer reasonably satisfactory to the Arranger (the “Chief Restructuring Officer”), reporting to the Company’s board of directors and having a scope of duties reasonably satisfactory to the Arranger (it being understood and agreed that the individual listed on Schedule 3.01(r) is reasonably satisfactory to the Arranger and the scope of duties of such individual, as disclosed to the Arranger on January 17, 2012, is reasonably satisfactory to the Arranger).

(r)           The Company shall have paid (i) all fees of the Agent, the Arranger and the Lenders accrued and payable on or prior to the Effective Date, and (ii) to the extent invoiced at least one Business Day prior to the Effective Date, all expenses of the Agent (including the accrued fees and expenses of counsel to the Agent).

(s)           (i) The representations and warranties of each Borrower and each Loan Party contained in each Loan Document to which it is a party shall be correct in all material respects (except to the extent qualified by materiality, “Material Adverse Effect” or like qualification, in which case such representations and warranties shall be true and correct in all respects) on and as of the Effective Date, before and after giving effect to the effectiveness of this Agreement and the transactions contemplated hereby, as though made on and as of such date and (ii) no event shall have occurred and be continuing, or would result from the effectiveness of this Agreement or the transactions contemplated hereby, that would constitute a Default.

(t)           The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

SECTION 3.02.                               Conditions Precedent to Each Borrowing and Issuance

.  The obligation of each Lender to make a Loan (other than a Revolving Loan made by any Issuing Bank pursuant to Section 2.03(c) or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing and the obligation of each Issuing Bank to issue a Letter of Credit shall be subject to the satisfaction (or waiver in accordance with Section 9.01) of the following conditions precedent:

(a)           The Effective Date shall have occurred.

(b)           The Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the written consent of the Agent, provided, that at the time of the making of any Loan or the issuance of any Letter of Credit the aggregate amount of either of which, when added to the Total Outstandings, would exceed the amount under the applicable Facility authorized by the Interim Order (collectively, the “Additional Credit”), the Agent and each of the Lenders shall have received a final copy of an order of the Bankruptcy Court in substantially the form of the Interim Order (with only such modifications thereto as are satisfactory in form and substance to the Agent) and authorizing such Additional Credit (the “Final Order”) (provided, that any such final order that limits the aggregate amount of the DIP Facilities to an amount that is less than $900,000,000 shall not be satisfactory to the Administrative Agent), and at the time of the extension of any Additional Credit the Final Order shall be in full force and effect, and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the written consent of the Agent.

The representations and warranties of each Borrower and each Loan Party contained in each Loan Document to which it is a party shall be true and correct in all material respects (except to the extent qualified by materiality, “Material Adverse Effect” or like qualification, in which case such representations and warranties shall be true and correct in all respects) on and as of such date, before and after giving effect to such Borrowing or such Issuance and to the application of the proceeds therefrom, as though made on and as of such date.

(c)           No event shall have occurred and be continuing, or would result from such Borrowing or such Issuance or from the application of the proceeds therefrom, that constitutes a Default.

(d)           The making of such Loan (or the issuance of such Letter of Credit) shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

(e)           In the case of any Revolving Loan or Issuance, no Borrowing Base Deficiency will exist after giving effect to such Borrowing, issuance or renewal and to the application of the proceeds therefrom.

Each of the giving of the applicable Notice of Borrowing, Notice of Issuance and the acceptance by the applicable Borrower of the proceeds of such Borrowing or such Issuance shall constitute a representation and warranty by the Company that on the date of such Borrowing or such Issuance the conditions set forth in Sections 3.02(c), 3.02(d), 3.02(e) and, if applicable, 3.02(f) are satisfied.

SECTION 3.03.                               Additional Conditions to Issuances

.  In addition to the other conditions precedent herein set forth, if any Revolving Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, no Issuing Bank will be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless such Issuing Bank is satisfied that any exposure that would result from a Defaulted Revolving Loan of such Defaulting Lender or Potential Defaulting Lender is eliminated or fully covered by the Revolving Credit Commitments of the Revolving Lenders that are Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to such Issuing Bank.

SECTION 3.04.                                Determinations Under this Agreement

.  For purposes of determining compliance with the conditions specified in this Agreement, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.  The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.                                Representations and Warranties of the Company

.  The Company represents and warrants as follows:

(a)           Each Loan Party is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization.

(b)           Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and subject to the terms thereof, the execution, delivery and performance by each Loan Party of each

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Loan Document to which it is or is to be party, and the consummation of the transactions contemplated hereby and thereby, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s charter or by-laws, (ii) violate any law, rule, regulation (including, without limitation, with respect to the Borrowers, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contractual restriction (except in respect of the Existing Second Lien Debt) or, to such Loan Party’s knowledge, any other contractual restriction, binding on or affecting such Loan Party or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries (except pursuant to the Existing Second Lien Debt or the Indenture).

(c)           Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof to the extent provided for in the Orders and, in the case of Liens created under any Collateral Document to which a Canadian Loan Party is a party, to the extent provided for in such Collateral Document at the time periods required) or (iv) except for any notices that may be required pursuant to Section 6.01 or Section 6.02 or pursuant to the Intercreditor Agreement, the exercise by the Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

(d)           Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders, this Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto.  Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders, this Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be affected by (i) except in the case of each Loan Party that is a Debtor, applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law.

(e)           The audited Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as at December 31, 2010, and the related audited Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present, the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.  The unaudited Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as at September 30, 2011, and the related unaudited Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the nine-months period then ended, fairly present, the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, subject to normal year-end adjustments and other items, such as footnotes, omitted in interim statements.  Since December 31, 2010, there has been no Material Adverse Effect except as disclosed in filings made with the Securities and Exchange Commission and press releases, in each case prior to the date of this Agreement.

(f)           There is no pending or, to the knowledge of the Company, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect, other than the Cases and as disclosed on Schedule 4.01(f) or publicly filed or furnished on Form 8-K or any periodic report required or permitted to be filed or furnished under the Exchange Act with the Securities Exchange Commission or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

(g)           No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h)           No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i)           The Company and each of its Subsidiaries owns, or has the valid and enforceable right to use, all trademarks, service marks, trade names, domain names, goodwill associated with the foregoing, patents, copyrights, trade secrets and know-how (including all registrations and applications for registration of the foregoing) (collectively, “Intellectual Property”) necessary for the conduct of its business as currently conducted except where the failure to so own or license could not reasonably be expected to have a Material Adverse Effect.  Except as disclosed on Schedule 4.01(f), no claim has been asserted and is pending, or to the knowledge of the Company, threatened, by any Person challenging the use of any such Intellectual Property by the Company or any Subsidiary or the validity or enforceability of any such Intellectual Property or alleging that the conduct of the business of the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person, nor does the Company know of any valid basis for any such claim, except, in each case, for such claims that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect.  Except as disclosed on Schedule  4.01(f), to the knowledge of the Company, neither the use of such Intellectual Property by the Company or any of its Subsidiaries, nor the conduct of their respective businesses, infringes, misappropriates or otherwise violates the rights of any Person, except for such claims, infringements, misappropriations or violations that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect.

(j)           (i)  No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or that could reasonably expected to have a Material Adverse Effect.

(i)           Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that in the aggregate could reasonably be expected to have a Material Adverse Effect.

(ii)           Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or has been terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization, insolvent or to be terminated, within the meaning of Title IV of ERISA or in endangered or critical status.

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Except as could not reasonably be expected to have a Material Adverse Effect: (A) the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration; (B)  all material obligations of each Canadian Loan Party (including funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans  and any funding agreements therefor have been performed in a timely fashion; and (C) there are no material outstanding disputes involving any Canadian Loan Party or its Affiliates concerning the assets of the Canadian Pension Plans.

(iii)           No event comprising (A) the commencement of winding up of the UK Pension Scheme, (B) the cessation of participation in the UK Pension Scheme by any Affiliate of the Company, or (C) the issue of a warning notice by the UK Pensions Regulator that it is considering issuing a financial support direction or contribution notice in relation to the UK Pension Scheme, has occurred, and (to the knowledge of the Company or Kodak Limited) the UK Pensions Regulator has not stated any intention to do so.

(iv)           No Loan Party nor any Affiliate of any Loan Party has incurred any liability to the UK Pension Scheme as a result of ceasing to participate in the UK Pension Scheme and (to the knowledge of the Company or Kodak Limited) no Affiliate of any Loan Party has stated any intention to cease to participate in the UK Pension Scheme.

(v)           No Loan Party nor any Affiliate of any Loan Party has been notified by the Trustees of the UK Pension Scheme that the UK Pension Scheme is being wound up and (to the knowledge of the Company or Kodak Limited) the Trustees of the UK Pension Scheme have not stated any intention to do so.

(vi)           Except as could not reasonably be expected to have a Material Adverse Effect the UK Pension Schemes are duly registered for HMRC tax purposes, all material obligations of each Affiliate required to be performed in connection with the UK Pension Schemes and any funding agreements therefor have been performed in a timely fashion; and there are no material outstanding disputes involving any Affiliates concerning the UK Pension Schemes.

(k)           Except as could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each of the Borrowers and their respective Subsidiaries has filed all Federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all taxes and assessments payable by them that have become due and payable and (ii) with respect to each of the Borrowers and their Subsidiaries, there are no claims being asserted in writing with respect to any taxes.

(l)           Except to the extent such Borrower or Subsidiary has set aside on its books adequate reserves (A) the operations and properties of the Company and each of its Consolidated Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, except as could not reasonably be expected to have a Material Adverse Effect, (B) all past non-compliance with such Environmental Laws and Environmental Permits has been or is reasonably expected to be resolved without ongoing obligations or costs that have had or are reasonably expected to have a Material Adverse Effect and (C) no circumstances exist that are reasonably likely to (i) form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties that is reasonably expected to have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that is reasonably expected to have a Material Adverse Effect.

The Company and each of its Subsidiaries has good and marketable fee simple title to or valid leasehold interests in all of the real property owned or leased by the Company or such Subsidiary and good title to all of their personal property, except where the failure to hold such title or leasehold interests, individually or in the aggregate is not reasonably expected to have a Material Adverse Effect.  The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all of their respective leases except where the failure to enjoy such peaceful and undisturbed possession, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.  As of the Effective Date, each Material Real Property is set forth on Schedule 4.01(m).

(m)           All factual information, taken as a whole, furnished by or on behalf of the Company and its Subsidiaries, taken as a whole, in writing to the Agent, the Collateral Agent, the Arranger or any Lender on or prior to the Effective Date, for purposes of this Agreement and all other such factual information taken as a whole, furnished by the Company on behalf of itself and its Subsidiaries, taken as a whole, in writing to the Agent, the Collateral Agent, the Arranger or any Lender pursuant to the terms of this Agreement will be, true and accurate in all material respects on the date as of which such information is dated or furnished and not incomplete by knowingly omitting to state any material fact necessary to make such information, taken as a whole, not misleading at such time, provided, however, that with respect to any projected financial information or forward-looking statements, the Company represents only that such information was prepared in good faith based upon assumptions, and subject to such qualifications, believed to be reasonable at the time.

(n)           (i) Subject to the entry of the Orders and (in the case of this clause (i)) to the paragraph following Section 3.01(d)(vii), all filings and other actions necessary to perfect and protect the security interest in the Collateral created (or to be created) under the Collateral Documents to ensure that such security interest remains in full force and effect have been taken, (ii) the Collateral Documents, when executed and delivered (and at all times thereafter), create in favor of the Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected security interest in (x) the Collateral of the US Loan Parties having the priority set forth in the Orders, the US Security Agreement and the Intercreditor Agreement and (y) the Collateral of the Canadian Loan Parties having the priority set forth in the Canadian Security Agreement, securing the payment of the Secured Obligations (as defined in each Security Agreement), and (iii) except to the extent that a longer period within which to take such actions has been provided for pursuant to the paragraph following Section 3.01(d)(vii) (and only to such extent), all filings and other actions necessary to perfect and protect such security interest have been duly taken.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents and the Orders.

(o)           Except to the extent resulting from any Digital Imaging Patent Portfolio Disposition or IP Settlement Agreement following the Petition Date to a Person that is not the Company or any Subsidiary thereof, all or substantially all of the value ascribed in the DPP Appraisal to the Digital Imaging Patent Portfolio is attributable to assets or properties that are (x) owned by US Loan Parties and (y) subject to Liens (including pursuant to the Orders) in favor of the Agent for the benefit of the US Secured Parties.

(p)           (i) Set forth on Part A of Schedule II hereto is a complete and accurate list of all direct and indirect Subsidiaries of the Company that are organized under the laws of a state of the United States of America, (ii) set forth on Part B of Schedule II hereto is a complete and accurate list of all direct and indirect Subsidiaries of Kodak Canada that are organized under the laws of Canada or a province or territory thereof and (iii) set forth on Part C of Schedule II hereto is a complete and accurate list of all direct Material Subsidiaries of each Borrower, showing, in each case, as of the Effective Date (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or

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partnership interests (as applicable) of each class of its equity interests authorized, and the number outstanding, on the Effective Date and the percentage of each such class of its Equity Interests owned (directly or indirectly) by the applicable Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Effective Date.  All of the outstanding equity interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and, except as otherwise provided herein, are owned by such Loan Party or one or more of its Subsidiaries, other than director’s qualifying shares or similar minority interests required under the laws of the Subsidiary’s formation, free and clear of all Liens, except (x) those created under the Collateral Documents, (y) those securing the Existing Second Lien Debt and (z) those securing Canadian Priority Payables that are not past due and payable.

(q)           Schedule III sets forth all Deposit Accounts other than Excluded Accounts maintained by the Loan Parties in the United States or Canada, including, with respect to each depository (i) the name and address of such depository, (ii) the account number(s) maintained with such depository and (iii) a contact person at such depository.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01.                               Affirmative Covenants

.  So long as any Loan or any other payment obligation of any Loan Party of which the Company has knowledge under any Loan Document shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will:

(a)           Compliance with Laws

.  Except as otherwise excused by the Bankruptcy Code, comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the PATRIOT Act, except where such non-compliance is not reasonably expected to have a Material Adverse Effect.

(b)           Payment of Post-Petition Taxes, Etc.

  In the case of any Debtor, in accordance with the Bankruptcy Code and subject to any required approval by the Bankruptcy Court, pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material post-petition taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material post-petition lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c)           Maintenance of Insurance

.  (x) Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates; provided, however, that the Company and its Subsidiaries may self-insure to the extent consistent with prudent business practice and (y) if any real property owned by a Loan Party is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then such Loan Party shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act

Preservation of Corporate Existence

(d).  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company and its Subsidiaries may consummate any amalgamation, merger or consolidation permitted under Section 5.02(b) and provided further that neither the Company nor any of its Subsidiaries shall be required to preserve any right or franchise, or in the case of a Subsidiary, its corporate existence, if the Company determines that the preservation or maintenance thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not reasonably expected to have a Material Adverse Effect.

(e)           Visitation Rights.  (i)  At any reasonable time, on reasonable notice and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, provided that all such information is subject to the provisions of Section 9.09.  At any time prior to the occurrence of a continuing Event of Default, the right of the Agent and any of the Lenders to visit the property of the Company and any of its Subsidiaries shall be subject to reasonable rules and restrictions of the Company for such access, and such visit shall not unreasonably interfere with the ongoing conduct of the business of the Company and its Subsidiaries at such properties.

(ii)           At any reasonable time and from time to time (except as may be limited by subsection (iii) below) during regular business hours, upon reasonable notice, permit the Agent or any of the Lenders or any agents or representatives thereof (including any consultants, accountants, lawyers and appraisers retained by the Agent) to visit the properties of the Company and its Subsidiaries to conduct evaluations, appraisals, environmental assessments and ongoing maintenance and monitoring in connection with the Company’s computation of the Borrowing Base and the assets included in the Borrowing Base and such other assets and properties of the Company or its Subsidiaries as the Agent or Collateral Agent may reasonably require, and to monitor the Collateral and all related systems.

(iii)           Permit the Collateral Agent to conduct, at the sole cost and expense of the Company, field examinations, appraisals of inventory and appraisals of machinery and equipment; provided that such field exams and appraisals may be conducted not more than twice per twelve-month period.  Notwithstanding the foregoing, following the occurrence and during the continuation of an Event of Default such field examinations and appraisals may be conducted at the Company’s expense as many times as the Collateral Agent shall consider reasonably necessary.

(f)           Keeping of Books

.  Keep and maintain proper books of record and account on a Consolidated basis for Company and its Subsidiaries in conformity with generally accepted accounting principles in effect from time to time.

(g)           Maintenance of Properties, Etc.

  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve in all material respects, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain or preserve is not reasonably expected to have a Material Adverse Effect.

(h)           Reporting Requirements

.  Furnish to the Lenders:

(i)           as soon as available and in any event (A) with respect to any fiscal month of the Company in which a fiscal quarter ends, within 15 Business Days after the end of such fiscal month and (B) within 10 Business Days after the end of any other  fiscal month of the Company,

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in each case, the Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such month and Consolidated statements of earnings and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, and certificates of a Responsible Officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03(a), as applicable, and Section 5.03(b), as of the last day of such period;

(ii)           as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such quarter and Consolidated statements of earnings and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles subject to normal year-end adjustments and other items, such as footnotes, omitted in interim statements;

(iii)           as soon as available and in any event (A) with respect to the fiscal year of the Company ended December 31, 2011, within 120 days after the end of such fiscal year of the Company and (B) with respect to any subsequent fiscal year of the Company, within 90 days after the end of such fiscal year of the Company, in each case, a copy of the annual audit report for such year for the Company and its Consolidated Subsidiaries, containing the Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and Consolidated statements of earnings and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by registered independent public accountants reasonably acceptable to the Agent;

(iv)           as soon as practicable and in any event within five days after the management of the Company has knowledge of the occurrence of each Default continuing on the date of such statement, a statement of a Responsible Officer of the Company setting forth details of such Default and the action that the Company has taken and/or proposes to take with respect thereto;

(v)           promptly after the sending or filing thereof, copies of all reports that the Company sends to any of its securityholders, and copies of all reports and registration statements that the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(vi)           notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type which would have been required to be disclosed under Section 4.01(f), promptly after the later of the commencement thereof or knowledge that such actions or proceedings are reasonably likely to be of a type which would have been required to be disclosed under Section 4.01(f);

(vii)           from and after the date on which the US Security Agreement and the Canadian Security Agreement shall have been executed and delivered by the applicable Loan Parties, as soon as available and in any event no later than 45 days after the end of each fiscal quarter, amended or supplemented Schedules setting forth such information as would be required to make the representations set forth in Section 6(a), (c), (d), (h), (i), (l) and (p)(iii) of the US Security Agreement and Section 6(a), (c), (d), (h), (i), (l) and (p)(iii) of the Canadian Security Agreement true and correct as if the Schedules referenced therein were delivered on such date;

(viii)     except to the extent prohibited by the Pensions Act 2004, such other information respecting the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request;

(ix)        weekly, on or before the third Business Day  following the end of every calendar week (for purposes of this section, each calendar week being deemed to end on Friday), commencing with the calendar week ending January 27, 2012, a 13-Week Projection;

(x)         a Borrowing Base Certificate substantially in the form of Exhibit G as of the date required to be delivered or so requested, in each case with supporting documentation (including, without limitation, the documentation described in Schedule 1 to Exhibit G) shall be furnished to the Agent: (A) semi-monthly (as of the 15th day and as of the last day of each month (or, if either such day is not a Business Day, as of the Business Day immediately preceding such 15th or last day, as applicable)), on or before the third Business Day following each 15th day and each last day of each month, commencing January 31, 2012, which Borrowing Base Certificate shall reflect the Collateral contained in the Borrowing Base updated as of such 15th or last day of each month, as applicable; (B) immediately, if at any time the Company becomes aware that the Borrowing Base, assuming it were to be calculated at such time, would be less than 85% of the Borrowing Base as set forth in the most recently delivered Borrowing Base Certificate, (C) in addition to the bi-weekly Borrowing Base Certificates required pursuant to clause (A) and the immediate Borrowing Base Certificates required pursuant to clause (B), upon the occurrence and continuance of an Event of Default, on or before the third Business Day following the end of each calendar week, which weekly Borrowing Base Certificate shall reflect the Collateral included in the Borrowing Base updated as of the immediately preceding Monday; and (D) if requested by the Agent at any other time when the Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably available after such request; in each case with supporting documentation as the Agent, the Lenders or the Collateral Agent may reasonably request (including without limitation, the documentation described on Schedule 1 to Exhibit G);

(xi)           (A) promptly and in any event within 20 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event or Termination Event has occurred, a statement of a Responsible Officer of such Loan Party describing such ERISA Event or Termination Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA or to the Ontario Superintendent of Pensions with respect to a Termination Event affecting any Canadian Pension Plan, a copy of such records, documents and information;

(xii)           promptly and in any event within two business days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC or other governmental or regulatory authority stating its intention to terminate any Plan or any Canadian Pension Plan or to have a trustee appointed to administer any Plan or any Canadian Pension Plan;

(xiii)           promptly and in any event within five business days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B);

(xiv)           (A) not later than September 30, 2012, (1) audited “carve-out” financial statements (including statements of financial position, earnings and cash flows) for each of the

Specified Business Units (each on a standalone basis) for each of the three most recently completed fiscal years, accompanied by an opinion reasonably acceptable to the Agent by registered independent public accountants reasonably acceptable to the Agent, and (2) unaudited “carve-out” financial statements for each of the Specified Business Units for the three-month or six-month, as applicable, period ended not less than 45 days prior to the delivery thereof, and (B) from and after the date on which the obligations set forth in the preceding clause (A) are satisfied, (1) within 45 days after the end of each subsequent quarter (other than the fourth quarter) of each fiscal year of the Company, unaudited “carve-out” financial statements for each of the Specified Business Units for each such subsequent quarter and (2) not later than March 31, 2013, audited “carve-out” financial statements for each of the Specified Business Units for the fiscal year ending December 31, 2012, accompanied by an opinion acceptable to the Agent by registered independent public accountants reasonably acceptable to the Agent, except, in each case of this clause (B), with respect to any Specified Business Unit that shall have been Disposed; and

(xv)           except to the extent prohibited by the Pensions Act 2004, promptly and in any event within 3 Business Days after a Responsible Officer of the Company or Kodak Limited knows or has reason to know that (A) the UK Pension Scheme has commenced winding up, (B) the UK Pensions Regulator has issued a warning notice that it is considering issuing a financial support direction or contribution notice in relation to the UK Pension Scheme or (C) the Company or any of its Affiliates which currently participates in the UK Pension Scheme has ceased to participate and thus triggered a liability on its cessation of participation, a statement of a Responsible Officer of the Company (or, if applicable, cause to be furnished to the Lenders a statement of a Responsible Officer of Kodak Limited) noting such event and the action, if any, which is proposed to be taken with respect thereto.

Documents required to be delivered pursuant to Section 5.01(h)(i), (ii), (iii) and (v) (to the extent any such documents are included in materials otherwise filed with the Securities Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 9.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (A) upon written request of the Agent, the Company shall deliver paper copies of such documents to the Agent until a written request to cease delivering paper copies is given by the Agent and (B) the Company shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Agent and maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Agent, the Arranger and the Collateral Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC”

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shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrowers shall be deemed to have authorized the Agent, the Arranger, the Collateral Agent, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Borrower Information, they shall be treated as set forth in Section 9.09; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agent, the Arranger and the Collateral Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC”.

(i)           Covenant to Guarantee Obligations and Give Security  Upon (x) the request of the Agent following the occurrence and during the continuance of a Default, (y) the formation or acquisition of (1) any Subsidiary organized under the laws of any state of the United States of America owned directly or indirectly by the Company or (2) any Subsidiaries organized under the laws of Canada or any province or territory thereof owned directly or indirectly by Kodak Canada or (z) the acquisition of any property by any Loan Party, and such property, in the judgment of the Agent (as to which judgment the Agent has given notice to the Company), shall not already be subject (other than in respect of the Specified Collateral) to a perfected first priority security interest in favor of the
Agent for the benefit of the Secured Parties, then in each case at the Company’s expense:

(i)           in connection with the formation or acquisition of a Subsidiary organized under the laws of a state of the United States of America or Canada (or province or territory thereof) owned directly or indirectly by the Company or Kodak Canada that (A) is not a CFC or a Subsidiary of a CFC (unless, with respect to the Canadian Obligations, such Subsidiary is owned by a Canadian Loan Party), or (B) is not a Person having total assets of less than $1,000,000 (and, so long as it is not such a Person), within 30 days after such formation or acquisition, cause each such Subsidiary, duly execute and deliver to the Agent a guaranty supplement, in the form of Exhibit F hereto, guaranteeing the applicable Guaranteed Obligations,

(ii)           within 45 days after (A) such request or acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Agent such additional pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Agent, securing payment of all the Obligations of such Loan Party and constituting Liens on all such properties and (B) such formation or acquisition by any Loan Party of any Subsidiary, duly execute and deliver and cause each Loan Party acquiring equity interests in such Subsidiary to duly execute and deliver to the Agent pledges, assignments and security agreement supplements related to such equity interests as specified by, and in form and substance reasonably satisfactory to, the Agent, securing payment of all of the Obligations of such Loan Party; provided that (x) the stock of any Subsidiary held by a CFC or a Subsidiary of a CFC shall not be required to be pledged unless, with respect to the Canadian Obligations, such Subsidiary is owned by a Canadian Loan Party and (y) if such property is equity interests of a CFC (unless, with respect to the Canadian Obligations, the issuer thereof is owned by a Canadian Loan Party), no more than 65% of the voting equity interests in such CFC shall be pledged in favor of the Secured Parties,

         (iii)       within 60 days after such request, formation or acquisition, take, and cause each Loan Party to take, whatever action (including, without limitation, the filing of UCC and/or PPSA financing statements (or similar registrations or filings), the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Agent to vest in the Agent (or in any representative of the Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(i), enforceable against all third parties in accordance with their terms (other than in respect of the Specified Collateral as set forth in Section 6(m) of the
                 US Security Agreement and Section 6(m) of the Canadian Security Agreement),

(iv)           within 60 days after such request, formation or acquisition, deliver to the Agent, upon the request of the Agent in its sole discretion, a signed copy of one or more favorable opinions, addressed to the Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Agent as to (A) such guaranties, guaranty supplements, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements described in clauses (i), (ii) and (iii) above being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms and as to the matters contained in clause (iii) above, subject to customary exceptions, (B) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such assets, and (C) such other matters as the Agent may reasonably request, consistent with the opinions delivered on the Effective Date (to the extent applicable).

(v)           at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each Subsidiary to execute and deliver, any and all further instruments and documents and take, and cause such Subsidiary to take, all such other action as the Agent may deem reasonably necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements to the extent required by this Section 5.01(i) and the applicable Collateral Documents.

Notwithstanding the foregoing, except as contemplated by the last sentence of Section 2.24(b), the Borrowers shall have no obligation to provide in favor of the Secured Parties perfected security interests in any real property held by the Borrowers or their Subsidiaries.

(j)           Further Assurances.  (i) Promptly upon the reasonable request by the Agent, or any Lender through the Agent, correct, and cause each of the other Loan Parties promptly to correct, any material defect or error that may be discovered in any Loan Document or in theexecution, acknowledgment, filing or recordation thereof, and

(ii)          Promptly upon the reasonable request by the Agent, or any Lender through the Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Agent, or any Lender through the Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law and the terms of this Agreement and the Collateral Documents, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries formed or acquired after the Effective Date is or is to be a party, and cause each of its Subsidiaries to do so.

(k)           [Reserved]

(l)           Maintenance of Cash Management System

.  (i) In accordance with Section 2.18 of this Agreement, establish and maintain a cash management system on terms reasonably acceptable to the Agent and (ii) continue to maintain one or more Collection Accounts to be used by each Borrower as its principal concentration account for day-to-day operations conducted by such Borrower.

(m)           Foreign Security Interests

.  Within the time periods set forth on Schedule 5.01(m) (or such longer time as may be reasonably agreed by the Agent), execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Agent all documents and instruments required to create and perfect the Agent’s first priority security interest in Collateral consisting of the stock of those Subsidiaries listed on Schedule 5.01(m) in the applicable foreign jurisdictions (free and clear of all other liens, subject to exceptions permitted hereunder), in each case along with a customary opinion of local counsel with respect to such security interest.

(n)           Administration of Accounts and Inventory

.  (i) Keep, and cause each other Loan Party to keep, accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to the Agent, on such periodic basis as the Agent may reasonably request.  The Company shall also provide to the Agent, upon the Agent’s request, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as the Agent may reasonably request.  If Accounts in an aggregate face amount of $10,000,000 or more cease to be Eligible Receivables, the Company shall notify the Agent of such occurrence promptly (and in any event within three Business Days) after any Loan Party has knowledge thereof).

(ii)           If an Account of any Loan Party includes a charge for any taxes, the Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Loan Party if such Loan Party does not do so and to charge the Borrowers therefor; provided, however, that neither the Agent nor the Lenders shall be liable for any taxes that may be due from the Loan Parties or with respect to any Collateral.

(iii)           Whether or not a Default exists, the Agent shall have the right at any time, in the name of the Agent, any designee of the Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Accounts of the Loan Party by mail, telephone or otherwise.  The Loan Parties shall cooperate fully with the Agent in an effort to facilitate and promptly conclude any such verification process.

(iv)           Each Loan Party shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to the Agent inventory and reconciliation reports in form reasonably satisfactory to the Agent, on such periodic basis as the Agent may request.  Each Loan Party shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by the Agent when a Default exists) or periodic cycle counts consistent with historical practices, and shall provide to the Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting

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information as the Agent may reasonably request.  Upon request by the Agent, the Agent may participate in and observe any such physical count.

(v)           No Loan Party shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (A) such return is in the ordinary course of business; (B) no Default, exists or would result therefrom; and (C) the Agent is promptly notified if the aggregate value of all Inventory returned in any month exceeds $10,000,000.

(vi)           The Loan Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

(vii)           The Loan Parties shall actively assist the Collateral Agent in conducting and preparing, as soon as practicable, a field exam in form and substance (as to methodology and scope) substantially similar to the latest full field exam prepared in connection with the Existing Credit Agreement.

(o)           Proceeds of Digital Imaging Patent Portfolio Dispositions or IP Settlement Agreements  So long as the Term Facility Termination Date has not occurred, (i) cause all material consideration received in respect of any Digital Imaging Patent Portfolio Disposition or IP Settlement Agreement to be in the form of IP Consideration and (ii) cause (x) 100% of all IP Sale Proceeds and (y) the Applicable Prepayment Percentage of all IP Settlement Proceeds to be deposited directly upon receipt in a segregated Cash Collateral Account into which no proceeds of Revolving Credit Facility Collateral are deposited
(a “Digital Imaging Patent Portfolio Disposition Cash Collateral Account”) for application in accordance with Section 2.10(b)(iii).

(p)           Use of Proceeds

  Use, and cause its Subsidiaries to use, the proceeds of the Loans and the Letters of Credit solely for the purposes contemplated by Section 2.17.

(q)           Term Facility Ratings

  Use commercially reasonable efforts (i) to cause the Term Facility to receive a rating from each of Moody’s and S&P prior to the Final Order Entry Date, or as soon as possible thereafter, and (ii) to cause a rating from each of Moody’s and S&P with respect to the
Term Facility to be in effect and at all times prior to the Term Facility Termination Date (for the avoidance of doubt, there shall be no obligation to maintain any specific rating).

(r)           Chief Restructuring Officer

  Employ a Chief Restructuring Officer and use commercially reasonable efforts to cause such Chief Restructuring Officer to continue to be employed in such capacity. In the event of the death, disability, incapacity, removal (for cause) or resignation of such
Chief Restructuring Officer, employ a replacement Chief Restructuring Officer within 30 days.

(s)           Certain Case Milestones

  (i)  On or prior to June 30, 2012, file a motion with the Bankruptcy Court to approve bid procedures relating to a sale of all or substantially all of the Digital Imaging Patent Portfolio, which bid procedures shall contemplate a time frame that is reasonably satisfactory to the Agent (such procedures, the “Bid Procedures”), and at all times thereafter diligently pursue the receipt of an order of the Bankruptcy Court approving the Bid Procedures.

(ii)           On or prior to January 15, 2013, deliver to the Agent drafts of an Acceptable Reorganization Plan and a disclosure statement with respect thereto.

(iii)           On or prior to February 15, 2013, file with the Bankruptcy Court an Acceptable Reorganization Plan and a disclosure statement with respect thereto, and at all times thereafter diligently pursue the receipt of orders of the Bankruptcy Court approving such disclosure statement and confirming such Acceptable Reorganization Plan.

(t)           Insolvency Proceedings of Kodak Canada.

  If any proceedings under the CCAA are commenced by Kodak Canada or any Canadian Subsidiary Guarantor, take all steps reasonably required to cause such proceeding to constitute an Approved Canadian Case.

(u)           Post-Closing Covenants.

  Comply, and cause its Subsidiaries to comply, with the obligations set forth in the paragraph immediately following Section 3.01(d)(vii) .

SECTION 5.02.                                Negative Covenants

.  So long as any Loan or any other payment obligation of any Loan Party of which the Company has knowledge under any Loan Document shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will not:

(a)           Liens

.  Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than the following, provided that any Lien permitted by any clause below shall be permitted under this Section 5.02(a), notwithstanding that such Lien would not be permitted by any other clause:

(i)           Permitted Liens,

(ii)           Liens created under the Loan Documents,

(iii)           Liens upon or in any real property or equipment acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition or improvement of such property or equipment (including any Liens placed on such property or equipment within 180 days after the acquisition of such property or equipment), or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the Debt secured by the Liens referred to in this clause (iii) and clause (vi) below shall not exceed $25,000,000 at any time outstanding,

(iv)           the Liens existing on the Petition Date and described on Schedule 5.02(a) hereto,

(v)           Liens on property of a Person existing at the time such Person is acquired by, amalgamated, merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such amalgamation, merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged or amalgamated into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary,

(vi)           Liens arising under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; provided that the aggregate principal amount of the Debt secured by the Liens referred to in this clause (vi) and clause (iii) above shall not exceed $25,000,000 at any time outstanding,

        (vii)     Liens on assets of Subsidiaries organized under the laws of any jurisdiction outside of the United States or Canada (vii) which secure Debt permitted under Section 5.02(d)(viii) or (viii) which are incurred to permit such Subsidiaries to preserve their rights in any judicial, quasi-judicial, governmental agency or similar proceeding and which in the case of this clause (B) do not constitute an Event of Default under Section 6.01(f),

(viii)           the replacement, extension or renewal of any Lien permitted by clause (iii) above in connection with a Permitted Refinancing of the Debt secured thereby, in each case upon or in the same property theretofore subject thereto,

(ix)           Liens on assets of Subsidiaries that are not Loan Parties securing Debt incurred pursuant to Section 5.02(d)(ix), in an aggregate amount not to exceed $10,000,000 at any time outstanding,

(x)           Liens on up to $1,500,000 of cash collateral securing the obligations of the Company and its Subsidiaries under the Existing Secured Agreements set forth on Part 1 of Schedule 1.01(a),

(xi)           Liens in respect of judgments that do not constitute an Event of Default under Section 6.01(f),

(xii)           Liens on assets of the Company and its Subsidiaries not constituting Collateral which secure Debt permitted under Section 5.02(d)(xviii),

(xiii)           Liens granted to provide adequate protection pursuant to the Interim Order or the Final Order,

(xiv)           Liens over any assets of any Subsidiary that is not a Loan Party to the extent required to provide collateral in respect of any appeal of any tax litigation in an aggregate amount not to exceed the amount required to be paid under local law to permit such appeal, and

(xv)           additional Liens not to exceed $5,000,000 at any time outstanding.

(b)           Mergers

Merge, amalgamate or consolidate with or into any Person, or permit any of its Subsidiaries to do so, provided that, notwithstanding the foregoing (i) any Subsidiary may merge, amalgamate or consolidate with or into the Company or any other Subsidiary of the Company (provided that if any such Person is a Loan Party, the surviving or continuing entity shall be a Loan Party and the security interests granted by such surviving or continuing entity that is a Loan Party pursuant to the Orders and the Collateral Documents shall remain in full force and effect), (ii) any Subsidiary of the Company that is a Loan Party may merge, amalgamate or consolidate with or into the Company or any other Loan Party (provided that the security interests granted by the Company or such other Loan Party pursuant to the Orders and the Collateral Documents shall remain in full force and effect), (iii) any Subsidiary of the Company that is not a Loan Party may merge, amalgamate or consolidate with or into the Company or any other Subsidiary of the Company, (iv) any Subsidiary may merge, amalgamate or consolidate with any other Person so long as such Subsidiary is the surviving or continuing corporation (provided that if any such Person is a Loan Party, the surviving or continuing entity shall be a Loan Party and the security interests granted by such surviving or continuing entity pursuant to the Orders and the Collateral Documents shall remain in full force and effect), (v) the Company may merge, amalgamate or consolidate with any other Person so long as the Company is the surviving corporation and the security interests granted by the Company pursuant to the Orders and the Collateral Documents shall remain in full force and effect), and (vi) any Subsidiary may merge, amalgamate or consolidate with any other Person the purpose of which is to effect a disposition permitted pursuant to Section 5.02(e)(vi); provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

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(c)           Accounting Changes

.  Make or permit, or permit any of its Subsidiaries organized under the laws of the United States, Canada or any province, territory or state thereof to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

(d)           Debt

.  Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Debt other than the following, provided that any Debt permitted by any clause below shall be permitted under this Section 5.02(d), notwithstanding that such Debt would not be permitted by any other clause:

(i)           Debt owed to the Company or to a Consolidated Subsidiary of the Company, provided that all such Debt owed by a Loan Party to a Person that is not a Loan Party shall be subordinated to the Obligations of such Loan Party pursuant to an intercompany subordination agreement or other arrangements reasonably satisfactory to the Agent,

(ii)           Debt existing on the Petition Date and described on Schedule 5.02(d) hereto (the “Existing Debt”), and any Permitted Refinancing thereof,

(iii)           Debt secured by Liens of the type described in and to the extent permitted by Section 5.02(a)(iii) and (vi) in an aggregate amount not to exceed $25,000,000 at any time outstanding,

(iv)           Debt of a Person existing at the time such Person is amalgamated, merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Debt was not created in contemplation of such amalgamation, merger, consolidation or acquisition,

(v)           Debt arising under the Loan Documents,

(vi)           [reserved],

(vii)           Debt incurred by Kodak International Finance Limited, a company organized and existing under the laws of England, (x) in connection with short term working capital needs in an aggregate amount not to exceed $25,000,000 at any time outstanding and (y) consisting of Hedge Agreement Obligations entered into in the ordinary course of business to protect the Company and its Subsidiaries against fluctuations in commodities, interest or exchanges rates,

(viii)           Debt incurred by Subsidiaries organized under the laws of any jurisdiction outside of the United States or Canada in an aggregate amount not to exceed $20,000,000 at any time outstanding,

(ix)           Debt of Subsidiaries that are not Loan Parties in respect of (a) treasury management services, clearing, corporate credit card and related services provided to any such Subsidiaries, (b) letters of credit issued for the benefit of any such Subsidiaries,
    (c) Hedge Agreements entered into by any such Subsidiaries, and (d) bank guarantees with respect to such Subsidiaries, in an aggregate amount not to exceed $10,000,000 at any time outstanding,

(x)           endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, Debt which exists or may exist under the Secured Agreements in existence from time to time,

(xi)           Debt which exists or may exist under the Existing Secured Agreements in existence from time to time; provided that such Debt shall not be secured by any Lien other than a Lien permitted under Section 5.02(a)(x),

(xiii)           unsecured Debt consisting of guarantees of amounts owing by customers of the Company under equipment and vendor financing programs in an aggregate amount not to exceed $25,000,000 at any time outstanding,

(xiv)           unsecured Debt in connection with surety bonds, guarantees and letters of credit for customs and excise taxes, value added taxes, insurance and environmental liabilities, rental expenses, tenders and bids and other obligations of the like incurred in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000 at any time outstanding,

(xv)           [reserved],

(xvi)           the Other Existing Letters of Credit, but, with respect to each Other Existing Letter of Credit, only until such time as such letter of credit expires in accordance with its terms in effect on the Effective Date or is otherwise cancelled or terminated,

(xvii)           Guarantees (i) of any Loan Party in respect of Debt of either Borrower or any other Loan Party otherwise permitted hereunder and (ii) of any Subsidiary that is not a Loan Party in respect of Debt of any other Subsidiary that is not a Loan Party otherwise permitted hereunder; and

(xviii)           additional Debt not to exceed $10,000,000 at any time outstanding.

(e)           Sales and Other Transactions.

  Sell, convey, transfer, lease or otherwise dispose of, or permit any of its Subsidiaries to sell, convey, transfer, lease or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire, or permit any of its Subsidiaries to grant any option or other right to purchase, lease or otherwise acquire, any assets, other than the following, provided that such action permitted by any clause below shall be permitted under this Section 5.02(e), notwithstanding that such action would not be permitted by any other clause:

(i)           sales of Inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire the Inventory in the ordinary course of its business,

(ii)           in a transaction authorized by Section 5.02(b),

(iii)           sales of obsolete or worn-out property or property no longer used or useful,

(iv)           sales, transfers or other dispositions of assets (x) among the US Loan Parties, (y) among the Canadian Loan Parties and (z) among Subsidiaries of the Company that are not Loan Parties or from such Subsidiaries to Loan Parties,

(v)           Investments permitted under Section 5.02(i),

(vi)           other sales, transfers or other dispositions of assets, provided, that (A) if such assets (other than machinery or equipment) constitute Collateral that is included in the Borrowing Base, the Company shall provide a Borrowing Base Certificate to the Agent reflecting the revised Borrowing Base giving effect to such sale, conveyance, transfer, lease or other disposition, (B) if any such property or assets are comprised of machinery and equipment, to the extent that the net

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book value of such machinery and equipment in any year exceeds $5,000,000 in the aggregate and constitutes Collateral, then the Company shall deliver to the Agent a pro forma Borrowing Base Certificate giving effect to any such dispositions, (C) if the Net Cash Proceeds of any such sale, lease or other disposition of assets in accordance with this Section 5.02(e)(vi) shall exceed $10,000,000, the Company shall provide a certificate to the Agent indicating whether such assets constitute Collateral that is included in the Borrowing Base and (D) the Company or any of its Subsidiaries shall receive not less than 75% of the consideration for such sale, transfer or other disposition in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received); provided, that, with respect to Intellectual Property, the value of licenses to the Company or its Subsidiaries (as a licensee) shall be excluded from determining whether 75% of such consideration is in the form of cash or Cash Equivalents; provided further, that, except for intercompany licenses in the ordinary course of business, no sale, transfer or other disposition of any assets that are included in the Digital Imaging Patent Portfolio and that constitute Collateral shall be permitted to made under this clause (vi) to any Subsidiary of the Company that is not a US Loan Party.

(f)           Payment Restrictions Affecting Subsidiaries

.  Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its equity interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make investments in, the Company or any Subsidiary of the Company (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) as provided in this Agreement, (ii) any agreement or instrument evidencing Debt existing on the Petition Date, (iii) any agreement in effect at the time a Person first became a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company; (iv) any agreement evidencing debt permitted by Section 5.02(a)(iii) that imposes restrictions on the property acquired; (v) by reason of customary provisions restricting assignments, licenses, subletting or other transfers contained in leases, licenses, joint venture agreements, purchase and sale or merger agreements and other similar agreements entered into in the ordinary course of business so long as such restrictions do not extend to assets other than those that are the subject of such lease, license or other agreement; (vi) in securitization transactions to the extent set forth in the documents evidencing such transactions so long as such restrictions do not extend to assets other than those that are the subject of such securitization transactions; or (vii) any agreement that amends, extends, refinances, renews or replaces any agreement described in the foregoing clauses; provided, however, that the terms and conditions of any such agreement are not materially less favorable to the Loan Parties or the Lenders with respect to such dividend and payment restrictions than those under or pursuant to the agreement amended, extended, refinanced, renewed or replaced .

(g)           Change in Nature of Business

.  Make, or permit any of its Material Subsidiaries to make, any material change in the nature of the business as carried on or as contemplated to be carried on by the Company and its Subsidiaries taken as a whole at the Petition Date.

(h)           Dividends and Other Payments.

  Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Company, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of the Company or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, except that the Company may (i) declare and make any dividend payment or other distribution payable in common stock of the Company and (ii) purchase, redeem or otherwise acquire shares of its common stock or warrants, rights or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock.  For the avoidance of doubt, the Company shall be permitted to issues shares of its common stock in connection with any conversion of its convertible Debt, upon the exercise of options or warrants or otherwise.

(i)           Investments in Other Persons

.  Make, or permit any of its Subsidiaries to make, any Investment in any Person, except the following (provided, that any Investment permitted by any clause below shall be permitted under this Section 5.02(i), notwithstanding that such Investment would not be permitted by any other clause):

(i)           (A) Investments by the Company and its Subsidiaries in their Subsidiaries outstanding on the Petition Date, (B) additional Investments by the Company and its Subsidiaries in the Company or the US Subsidiary Guarantors, (C) additional Investments by Kodak Canada and its Subsidiaries in Kodak Canada or the Canadian Subsidiary Guarantors, (D) Investments by any Loan Party in another Loan Party and (E) additional Investments by Subsidiaries of the Company that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(ii)           loans and advances to employees in the ordinary course of the business of the Company and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(iii)           Investments made by Loan Parties in Subsidiaries of the Company that are not Loan Parties in an aggregate amount not to exceed $100,000,000 at any time outstanding (determined net of any repayments in respect of such Investments received in Cash Equivalents by any Loan Party); provided that (x) no Default shall exist at the time such Investment is made or would result therefrom and (y) the aggregate amount of such Investments made during any fiscal quarter (net of any repayments in respect of such Investments received in Cash Equivalents by any Loan Party during such fiscal quarter) shall not exceed $25,000,000;

(iv)           Investments in Hedge Agreements designed to hedge against fluctuations in interest rates, foreign exchange rates or in commodity prices incurred in the ordinary course of business and consistent with existing business practice;

(v)           Investments received in settlement of claims against another Person in connection with (A) a bankruptcy proceeding against such Person, (B) accounts receivable arising from or trade credit granted to, in the ordinary course of business, a financially troubled account debtor and (C) disputes regarding intellectual property rights;

(vi)           Investments arising out of the receipt by the Company or any of its Subsidiaries of non-cash consideration for the sale, transfer or other disposition of assets permitted under Section 5.02(e),

(vii)           Investments in an aggregate amount not to exceed $5,000,000 for all such Investments after the Petition Date,

(viii)           [reserved]; and

(ix)           Investments by the Company and its Subsidiaries in cash and Cash Equivalents.

(j)           Prepayments, Amendments, Etc. of Debt

.  (i) Prepay, redeem, purchase, defease, convert into cash or otherwise satisfy prior to the scheduled maturity thereof in any manner, or permit any of its Subsidiaries to prepay, redeem, purchase, defease, convert into cash or otherwise satisfy prior to the scheduled maturity thereof in any manner (x) any Debt of any Loan Party incurred prior to the Petition Date (including the Existing Second Lien Debt but excluding Debt incurred under the Existing Credit Agreement or the Existing Secured Agreements), (y) any Debt that is subordinated to the Obligations or (z) any other Debt, except (A) in the case of clause (z) only, for regularly scheduled (including repayments of revolving facilities) or required repayments or redemptions of Debt permitted hereunder provided that (1) before and after giving effect to such prepayment, redemption, purchase, defeasance or other satisfaction, no Default shall have occurred and be continuing and (2) the Agent shall have received a certificate from a Responsible Officer of the Company certifying compliance with the foregoing clause

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(1), (B) any repayments of subordinated Debt to the Loan Parties that was permitted to be incurred under this Agreement, (C) conversion of convertible debt into common stock of the Company and payments of cash in lieu of fractional shares upon any such conversion, (D) as expressly provided for in the “first day” orders of the Bankruptcy Court entered upon pleadings in the form and substance acceptable to the Agent or (E) with the proceeds of any Permitted Refinancing or (ii) amend, modify or change in any manner adverse to the Lenders any term or condition of any subordinated Debt.

(k)           Transactions with Affiliates

.  Conduct or enter into, or permit any of its Subsidiaries to conduct or enter into, any transactions otherwise permitted under this Agreement with any of its or their Affiliates except on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm’s-length transaction (determined in the reasonable judgment of the Company) with a Person not an Affiliate, other than (i) intercompany transactions among the Company and its wholly-owned Subsidiaries, (ii) fees and other benefits to non-officer directors of the Company and its Subsidiaries and (iii) employment, severance and other similar arrangements and employee benefits with officers and employees of the Company and its Subsidiaries.

(l)           Negative Pledges

.  Not, and not permit any Subsidiary to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to (a) specific property encumbered to secure payment of particular Debt or to be sold pursuant to an executed agreement with respect to a Disposition or IP License permitted hereunder, (b) restrictions set forth in the documents governing the Existing Second Lien Debt, in the Indenture and in the documents governing other existing Indebtedness as set forth on Schedule 5.02(l) and (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided, that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be).

(m)           Hedge Agreements

Not, and not permit any of its Subsidiaries to, enter into any Hedge Agreement, other than Hedge Agreements entered into in the ordinary course of business and not for speculative purposes.

(n)           Changes to Organization Documents and Material Agreements

Amend, modify or waive, or permit any of its Subsidiaries to amend, modify or waive, (i) its certificate of incorporation, by-laws or other organizational documents or (ii) its rights and obligations under any material contractual obligation or agreement, in each case to if such amendment, modification or waiver could reasonably be expected to materially adversely affect the interests of the Lenders.

(o)           Sale Leaseback Transactions

Except as otherwise set forth on schedule 5.02(o), not, and not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital asset that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Company or such Subsidiary acquires or completes the construction of such asset.

(p)           Creation of Subsidiaries

Not, and not permit any of its Subsidiaries that is a Loan Party to, establish, create or acquire any Subsidiary unless the Company or such Subsidiary that is a Loan Party shall have caused the requirements of Section 5.01(i) with respect to such established, created or acquired Subsidiary, and the assets and equity interests of such established, created or acquired Subsidiary, to be satisfied.

Financial Covenants

SECTION 5.03.  Financial Covenants.    So long as any Loan or any other payment obligation of any Loan Party of which the Company has knowledge under any Loan Document shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder:

(a)           Minimum Consolidated Adjusted EBITDA  Permit Consolidated Adjusted EBITDA of the Company and its Subsidiaries for any period set forth in the table below to be less than the amount set forth opposite such period:

Period	Minimum Consolidated Adjusted EBITDA
February 1, 2012 to April 30, 2012	$(105,000,000)
February 1, 2012 to May 31, 2012	$(130,000,000)
February 1, 2012 to June 30, 2012	$(115,000,000)
February 1, 2012 to July 31, 2012	$(110,000,000)
February 1, 2012 to August 31, 2012	$(110,000,000)
February 1, 2012 to September 30, 2012	$(85,000,000)
February 1, 2012 to October 31, 2012	$(55,000,000)
February 1, 2012 to November 30, 2012	$(10,000,000)
February 1, 2012 to December 31, 2012	$(5,000,000)
February 1, 2012 to January 31, 2013	$(5,000,000)
March 1, 2012 to February 28, 2013	$40,000,000
April 1, 2012 to March 31, 2013	$85,000,000
May 1, 2012 to April 30, 2013	$115,000,000
June 1, 2012 to May 31, 2013	$145,000,000
July 1, 2012 to June 30, 2013	$175,000,000

(b)           Minimum US Liquidity Permit, as of the close of business on any day, US Liquidity to be less than (x) for any day prior to the Final Order Entry Date (or, if later, the date on which the second Borrowing of Term Loans hereunder occurs), $125,000,000, (y) for any day during the period commencing on the Final Order Entry Date (or, if later, the date on which the second Borrowing of Term Loans hereunder occurs) and ending on March 31, 2012, $250,000,000, (y) for any day during the period commencing on April 1, 2012 and ending September 30, 2012, $150,000,000 and (z) for any day after September 30, 2012, $100,000,000; provided, that on and after the Term Facility Termination Date, the compliance level shall be increased (but in no case to an amount greater than $250,000,000) by adding to the otherwise applicable level an amount equal to 50% of the aggregate Net Cash Proceeds of Asset Sales received subsequent to the Term Facility Termination Date and on or prior to the date of determination.  Net Cash Proceeds for this purpose shall be determined without regard to any reinvestment rights.

ARTICLE VI

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EVENTS OF DEFAULT

SECTION 6.01.                                Events of Default

.  If any of the following events (“Events of Default”) shall occur and be continuing:

           (a)  Non-Payment.  Section 6.02. Any Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; (i) any Borrower shall fail to pay any interest on any Loan or fees within three Business Days after the same becomes due and payable;
or (ii) any Loan Party shall fail to make any other payment under any Loan Document, within three Business Days after notice of such failure is given by the Agent or any Lender to the Company; or

(b)           Representations.  Any representation, warranty, certification or other statement of fact made or deemed made by any Borrower herein or by any Loan Party in any Loan Document to which it is a party or by a Borrower (or any of its officers) in a certificate delivered under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c)           Specific Covenants.  (i) The Company shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), 5.01(e), clauses (i) through (viii) (and, in the case of clause (i), such failure shall continue for 5 Business Days), (x) (and, in the case of clause (x), such failure shall continue for 2 Business Days) or (xiv) of 5.01(h), 5.01(o), 5.01(p), 5.01(s), 5.01(u), 5.02 or 5.03, or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or

(d)           Cross Default. (i) The Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal, or in the case of Hedge Agreement Obligations, net amount of, at least (x) in the case of the Company and the US Subsidiaries, $5,000,000 in the aggregate or (y) in the case of the Non-US Subsidiaries, $50,000,000 in the aggregate (but in each case excluding Debt outstanding hereunder and any Debt of any Debtor that was incurred prior to the Petition Date) and excluding, upon the commencement of an Approved Canadian Case, any Debt of the applicable Canadian Loan Party incurred prior to such commencement date, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause, or to permit the holders or beneficiaries of such Debt (or a trustee or agent on behalf of such holders or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, in each case prior to the stated maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)           Insolvency Proceedings, Etc.  (i) The Company or any Subsidiary (other than the Debtors) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against the Company or any Subsidiary (other than the Debtors) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, monitor, trustee, custodian or other similar official for it or for any substantial part of its property and (x) in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur and (y) in the case of any such proceeding instituted by or against a Canadian Loan Party, such Canadian Loan Party is not party to an Approved Canadian Case; or (iii) the Company or any Subsidiary shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(e) (other than any such actions with respect to the Debtors or a Canadian Loan Party); provided, that with respect to each of the foregoing subclauses (i) and (ii), in the case of any Non-US Subsidiary (or, with respect to subclause (ii), in the case of any Non-US Subsidiary that is not a Canadian Loan Party), such event would reasonably be expected to have a Material Adverse Effect.

(f)           Judgments.  (i) Other than any judgments or orders arising from any investigation, litigation or proceeding disclosed on Schedule 6.01(f), judgments or orders for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against the Company or any of its Subsidiaries (which, in the case of the Debtors only, arose post-petition) and (x) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (y) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or (ii) there shall be rendered against the Debtors or other Loan Parties or any other Material Subsidiaries a nonmonetary judgment with respect to any event (which, in the case of the Debtors only, arose post-petition) which causes or would reasonably be expected to cause a Material Adverse Effect, and such nonmonetary judgment shall not be reversed, stayed or vacated within 30 days after the entry thereof; or

(g)           Change of Control.  (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Company; or (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company together with individuals who were either (x) elected by a majority of the remaining members of the board of directors of the Company or (y) nominated for election by a majority of the remaining members of the board of directors of the Company, shall cease for any reason to constitute a majority of the board of directors of the Company; or

(h)           ERISA Events.  (i) Any ERISA Event shall have occurred with respect to a Plan or any Termination Event shall have occurred with respect to a Canadian Pension Plan, and the sum (determined as of the date of occurrence of such ERISA Event or Termination Event, as applicable) of (x) the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event), and (y) the wind-up unfunded liability of such Canadian Pension Plan and the wind-up unfunded liability of any and all other Canadian Pension Plans with respect to which a Termination Event shall have occurred, exceeds $50,000,000; or any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $50,000,000; or

(ii)           Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $25,000,000; or

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    (iii)  Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or is being terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, and as a result of such reorganization, insolvency, termination or determination, the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization, insolvent, being terminated or in endangered or critical status have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization, insolvency, termination or determination occurs, by an amount exceeding $25,000,000; or

(iv)           (A) (1) the UK Pension Scheme shall have commenced winding up or (2) the UK Pensions Regulator shall have issued a warning notice that it is considering issuing a financial support direction or contribution notice in relation to the UK Pension Scheme, and, in the case of each of clause (1) and clause (2), the amount of the deficit on winding up of the UK Pension Scheme would reasonably be expected to have a Material Adverse Effect, or (B) any Affiliate of the Company which currently participates in the UK Pension Scheme shall have ceased to participate therein or shall have withdrawn therefrom, and in each case such action would reasonably be expected to have a Material Adverse Effect; or

(i)           Invalidity of Loan Documents.  Any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(i) or (j) that is material to the substantial realization of the rights of the Lenders thereunder shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(j)           Collateral Documents.  Any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(i) or (j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral (other than the Specified Collateral as set forth in Section 6(m) of the US Security Agreement and Section 6(m) of the Canadian Security Agreement) purported to be covered thereby; or

(k)           Dismissal or Conversion of Cases.  (i) Any of the Cases of Debtors which are Material Subsidiaries shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Debtor shall file a motion or other pleading seeking the dismissal of any Case of any Debtor that is a Material Subsidiary under Section 1112 of the Bankruptcy Code or otherwise, (ii) a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases of the Debtors and the order appointing such trustee or examiner shall not be reversed or vacated within 30 days after the entry thereof, or (iii) with respect to Kodak Canada or any Canadian Subsidiary Guarantor that is party to an Approved Canadian Case, an order shall be entered by the Canadian Court (or the Company or any of its Subsidiaries shall file an application or motion for entry of an order) terminating such Approved Canadian Case or converting such Approved Canadian Case to a proceeding under the Bankruptcy and Insolvency Act (Canada) or appointing a trustee in bankruptcy, a receiver, an interim receiver, a receiver and manager or another official with similar powers over such Debtor or its assets and the order appointing such trustee, receiver, manager or other official shall not be reversed, stayed or vacated within 30 days after the entry thereof; or

(l)           Superpriority Claims.  An order of the Bankruptcy Court shall be entered granting any Superpriority Claim (other than the Carve-Out) in any of the Cases of the Debtors that is pari passu with or senior to the claims of the Agent, the Collateral Agent and the Lenders against any Borrower or any other Loan Party hereunder or under any of the other Loan Documents, or any Debtor takes any action seeking or supporting the grant of any such claim, except as expressly permitted hereunder; or

(m)           Relief from Automatic Stay.  The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to (i) permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Debtors which have a value in excess of $10,000,000 in the aggregate or (ii) permit other actions that would have a Material Adverse Effect on the Debtors or their estates (taken as a whole); or

(n)           Certain Orders.  (i) The Final Order Entry Date shall not have occurred by the date that is 30 days (or, if entry of the Final Order is delayed by any requirements as a result of an evidentiary hearing or similar hearing or process associated with objections being made to entry of the Interim Order or the Final Order, 45 days) following the Interim Order Entry Date; or

(ii)           an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying for a period of five days or more, vacating or otherwise amending, supplementing or modifying the Interim Order or the Final Order, or any of the Borrowers or any Subsidiary of the Company shall apply for authority to do so, without the prior written consent of the Agent or the Required Lenders, and such order is not reversed or vacated within 5 days after the entry thereof; or

(iii)           an order of the Bankruptcy Court shall be entered denying or terminating use of Cash Collateral by the Loan Parties; or

(iv)           the Interim Order or Final Order shall cease to create a valid and perfected Lien on the Collateral or to be in full force and effect; or

(v)           any of the Loan Parties or any Subsidiary of the Company shall fail to comply with the Orders; or

(vi)           a final non-appealable order in the Cases shall be entered charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders or the commencement of other actions that is materially adverse to the Agent, the Lenders or their respective rights and remedies under the Facilities in any of the Cases or inconsistent with any of the Loan Documents; or

(o)           Pre-Petition Payments.  Except as permitted by the Orders, any Debtor shall make any Pre-Petition Payment other than Pre-Petition Payments authorized by the Bankruptcy Court in accordance with the “first day” orders of the Bankruptcy Court reasonably satisfactory to the Agent or by other orders entered by the Bankruptcy Court or the Canadian Court entered with the consent of (or non-objection by) the Required Lenders; or

(p)           Invalid Plan.  A Reorganization Plan that is not an Acceptable Reorganization Plan shall be confirmed in any of the Cases of the Debtors, or any order shall be entered which dismisses any of the Cases of the Debtors and which order does not provide for termination of the Commitments and payment in full in cash of the Obligations under the Loan Documents (other than contingent indemnification obligations not yet due and payable), or any of the Debtors shall seek confirmation of any such plan or entry of any such order; or

(q)           Supportive Actions.  Any Loan Party or any Subsidiary thereof shall take any action in support of any matter set forth in paragraph (k), (l), (m), (n), (o) or (p) above or any other Person shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal;

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then, and in any such event, the Agent shall at the request, or may with the consent, of the Class Required Lenders of any Class (i) by notice to the Company, declare the obligation of each Lender of the applicable Class to make Loans of the applicable Class (other than Revolving Loans to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) to be terminated and, in the case of the Required US Revolving Lenders, declare the obligation of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) by notice to the Company, declare the Loans of the applicable Class, all interest thereon and all other amounts payable in respect thereof under this Agreement to be forthwith due and payable, whereupon such Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; and (iii) subject to the provisions of the Intercreditor Agreement and the Orders, exercise rights and remedies in respect of the Collateral in accordance with Section 19 of the US Security Agreement, Section 19 of the Canadian Security Agreement and/or the comparable provisions of any other Collateral Document; provided, that (x) with respect to a Single Class Default, only Lenders of the applicable Class shall be entitled to request that the Agent exercise remedies pursuant to this Section 6.01 (or to consent thereto) and (y) with respect to the enforcement of Liens or other remedies with respect to the Collateral of the US Loan Parties under the preceding clause (iii), the Agent shall provide the Company (with a copy to counsel for the Official Creditors’ Committee in the Cases and to the United States Trustee for the Southern District of New York) with seven (7) days’ prior written notice prior to taking the action contemplated thereby; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing.

SECTION 6.02.                                Actions in Respect of the Letters of Credit upon Default

.  If any Event of Default (other than a Single Class Default of the type described in clause (i) of the definition thereof) shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required US Revolving Lenders, irrespective of whether it is taking any of the actions described in Section 6.01, make demand upon the Company to, and forthwith upon such demand the Company will, (a) pay to the Agent on behalf of the Revolving Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Agent and not more disadvantageous to the Company than clause (a).  If at any time any such Event of Default is continuing the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Agent and the US Revolving Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, then the Company will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (i) such aggregate Available Amount over (ii) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law; provided, that the Agent shall provide the Company (with a copy to counsel for the Official Creditors’ Committee in the Cases and to the United States Trustee for the Southern District of New York) with seven (7) days’ prior written notice prior to applying any such funds; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing.  After all such Letters of Credit shall have expired or been fully drawn upon, if at such time (x) no Event of Default is continuing or (y) all other obligations of the Company hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be returned to the Borrowers.

.

SECTION 6.03.                                    Reserved

SECTION 6.04.         Application of Funds

.  After the exercise of remedies provided for in Section 6.01 (or after the Loans have become immediately due and payable and the Letters of Credit have been required to be cash collateralized as set forth in Section 6.02), any amounts received by the Agent on account of the Obligations shall be applied by the Agent in the following order:

(a)           With respect to amounts received from or on account of the Company, or in respect of any US Collateral (subject to the proviso at the end of this Section 6.04(a)):

First, to payment of that portion of the US Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article II) payable to the Agent in its capacity as such;

Second, to payment of that portion of the US Obligations constituting fees, indemnities and other amounts (other than principal, interest, US Letter of Credit fees and commitment fees) payable to the US Revolving Lenders, the US Issuing Banks and the Term Lenders (including fees, charges and disbursements of counsel to the respective US Revolving Lenders, the US Issuing Banks and the Term Lenders payable under the Loan Documents and amounts payable under Article II) (in each case, other than fees, indemnities and other amounts arising under US Secured Agreements), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the US Obligations constituting accrued and unpaid US Letter of Credit fees, commitment fees and interest on the US Revolving Loans, on the Term Loans and on unreimbursed amounts under US Letters of Credit, ratably among the US Revolving Lenders, the US Issuing Banks and the Term Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (i) to payment of that portion of the US Obligations constituting unpaid principal of the US Revolving Loans and the Term Loans, unreimbursed amounts under US Letters of Credit and amounts payable under US Secured Agreements and (ii) to the Agent for the account of the US Issuing Banks, to cash collateralize that portion of US Letter of Credit Obligations comprising the aggregate undrawn amount of US Letters of Credit, ratably among the US Revolving Lenders, the Term Lenders, the US Issuing Banks and the other US Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Canadian Obligations in the order set forth in Section 6.04(b); and

Last, the balance, if any, after all of the US Obligations have been paid in full in cash, to the Borrowers or as otherwise required by law;

provided, that the application to the US Obligations pursuant to this Section 6.04(a) of amounts received in respect of US Collateral that is Revolving Credit Facility Collateral and in respect of US Collateral that is Term Facility Collateral is expressly subject to the priorities set forth in the Intercreditor Agreement and in the Interim Order (and, when entered, the Final Order), and all such amounts shall first be allocated in accordance with such priorities before being applied to the US Obligations pursuant to this Section 6.04(a).

(b)           With respect to amounts received from or on account of any Canadian Loan Party or in respect of any Canadian Collateral or, as contemplated by clause Fifth of Section 6.04(a), in respect of any US Collateral,

          First, to payment of that portion of the Canadian Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article II) payable to the Agent in its capacity as such;

Second, to payment of that portion of the Canadian Obligations constituting fees, indemnities and other amounts (other than principal, interest and commitment fees) payable to the Canadian Revolving Lenders (including fees, charges and disbursements of counsel to the respective Canadian Revolving Lenders arising under the Loan Documents and amounts payable under Article II) (in each case, other than fees, indemnities and other amounts arising under Canadian Secured Agreements), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Canadian Obligations constituting accrued and unpaid commitment fees and interest on the Canadian Revolving Loans, ratably among the Canadian Revolving Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Canadian Obligations constituting unpaid principal of the Canadian Revolving Loans and amounts payable under Canadian Secured Agreements, ratably among the Canadian Revolving Lenders and the other Canadian Secured Parties in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Canadian Obligations have been paid in full in cash, to the Canadian Loan Parties or as otherwise required by law.

Subject to Section 6.02, amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to Section 6.04(a), clause Fourth above, shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Any amounts received by the Collateral Agent on account of the Obligations (including pursuant to any exercise of remedies by the Collateral Agent) shall be promptly remitted to the Agent for application to the Obligations in accordance with this Section 6.04.

Notwithstanding the foregoing, Obligations arising under Secured Agreements shall be excluded from the application described above if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may reasonably request, from the applicable holder of such Obligations.  Each holder of Obligations under a Secured Agreement not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.

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GUARANTY

SECTION 7.01.                                Guaranty; Limitation of Liability

.  (a) (i) Each of the Company and each US Subsidiary Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Loan Party and each other Subsidiary of the Company now or hereafter existing under or in respect of the Loan Documents or any Secured Agreement (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Comprehensive Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any other Lender in enforcing any rights under this Guaranty or any other Loan Document or Secured Agreement.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Comprehensive Guaranteed Obligations and would be owed by any other Loan Party or Subsidiary of the Company, as applicable, to the Agent or any Lender under or in respect of the Loan Documents or any Secured Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party or Subsidiary, as the case may be.

(ii)           Each of the Company and each Canadian Subsidiary Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each Canadian Loan Party now or hereafter existing under or in respect of the Loan Documents or any Secured Agreement (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Canadian Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any other Lender in enforcing any rights under this Guaranty or any other Loan Document against such Guarantor.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Canadian Guaranteed Obligations and would be owed by any other Loan Party to the Agent or any Lender under or in respect of the Loan Documents by a Canadian Loan Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)           Each Guarantor, and by its acceptance of this Guaranty, the Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each US Subsidiary Guarantor and each Canadian Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of such Guarantor hereunder.  To effectuate the foregoing intention, the Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)  (i) Each US Subsidiary Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty or any guaranty supplement of the Comprehensive Guaranteed Obligations, such US Subsidiary Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other US Subsidiary Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.

(ii)           Each Canadian Subsidiary Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty or any guaranty supplement of the Canadian Guaranteed Obligations, such Canadian Subsidiary Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Canadian Subsidiary Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.

SECTION 7.02.                                Guaranty Absolute

.  Each Guarantor guarantees that the applicable Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto.  The obligations of each Guarantor under or in respect of this Guaranty are independent of the applicable Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or any other Loan Party or whether any Borrower or any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)           any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the applicable Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the applicable Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)           any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the applicable Guaranteed Obligations;

(d)           any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the applicable Guaranteed Obligations or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the applicable Guaranteed Obligations or any other obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)           any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

       (f)      any failure of the Agent or any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Agent or such Lender (each Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

(g)           the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the applicable Guaranteed Obligations; or

(h)           any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or  surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the applicable Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the applicable Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 7.03.                                Waivers and Acknowledgments

.  (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the applicable Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)             Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all applicable Guaranteed Obligations whether existing now or in the future.

(c)           Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.

(d)           Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(e)           Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04.                                Subrogation

Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or

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enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against any Borrower, any other Loan Party or any other guarantor of some or all of the Guaranteed Obligations or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the applicable Guaranteed Obligations and all other amounts payable under this Guaranty by such Guarantor, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any applicable Guaranteed Obligations or other amounts payable under this Guaranty by such Guarantor thereafter arising.  If (i) any Guarantor shall make payment to the Agent or any Lender of all or any part of the applicable Guaranteed Obligations, (ii) all of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty by such Guarantor shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv), all Letters of Credit shall have expired or been terminated, the Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the applicable Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.05.                                Guaranty Supplements

.  Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit F hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “US Subsidiary Guarantor” or a “Canadian Subsidiary Guarantor”, as applicable, shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 7.06.                                Subordination

 (a) Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the applicable Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.06:

(b)             Prohibited Payments, Etc.  Except during the continuance of an Event of Default, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Event of Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(c)           Prior Payment of Guaranteed Obligations

In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all applicable Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(d)           Turn-Over

.  After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Agent (with the consent or at the direction of the Required Lenders) so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the applicable Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(e)           Agent Authorization

.  After the occurrence and during the continuance of any Event of Default, the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the applicable Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the applicable Guaranteed Obligations (including any and all Post-Petition Interest).

SECTION 7.07.                                Continuing Guaranty; Assignments

.  This Guaranty is a continuing guaranty and shall (a) except as provided in the next succeeding sentence, remain in full force and effect until the latest of (i) the payment in full in cash of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, permitted transferees and permitted assigns.  Upon the sale of a Guarantor or any or all of the assets of any Guarantor to the extent permitted in accordance with the terms of the Loan Documents or upon such Guarantor otherwise ceasing to be a Subsidiary of the Company organized under the laws of a state of the United States of America or Canada (or a province thereof) without violation of the terms of this Agreement, such Guarantor (and its Subsidiaries) or such assets shall be automatically released from this Guaranty or any Guaranty Supplement, and all pledges and security interests of the equity of such Guarantor or any Subsidiary of such Guarantor and all other pledges and security interests in the assets of such Guarantor and any of its Subsidiaries shall be released as provided in Section 9.14.  Without limiting the generality of clause (c) above, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Revolving Loans owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.08.  No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

ARTICLE VII

THE AGENT

SECTION 8.01.                                Authorization and Action

(a)     Each Lender hereby irrevocably appoints Citicorp North America, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the
Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

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       (b)     Each Lender hereby further irrevocably appoints Citicorp North America, Inc. to act on its behalf as Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The Collateral Agent shall act on behalf of the Lenders and shall have all of the benefits and immunities (i) provided to the Agent in this Article VIII with respect to any acts taken or omissions suffered by the Collateral Agent in connection with its activities in such capacity as fully as if the term “Agent” as used in this Article VIII included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Collateral Agent.

(c)           The provisions of this Article are solely for the benefit of the Agent, the Issuing Banks, the Collateral Agent and the Lenders, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 8.02.                                Agent Individually

.  (a) The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any of their Subsidiaries or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

(a)           Each Lender understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates.  Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrowers, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates.  Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group.  None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Agent to the Lenders.

(b)           Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan

Documents).  Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender.  None of (d) this Agreement nor any other Loan Document, (e) the receipt by the Agent’s Group of information (including Borrower Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (f) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

SECTION 8.03.                                Duties of Agent; Exculpatory Provisions

.  (a) The Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (i) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law and (iii) the Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b)           The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 9.03) or (ii) in the absence of its own gross negligence or willful misconduct.  The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Company or any Lender shall have given notice to the Agent describing such Default and such event or events.

(c)           Neither the Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the information presented to the other Lenders by the Company, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d)           Nothing in this Agreement or any other Loan Document shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

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SECTION 8.04.                                Reliance by Agent

.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing.  The Agent may consult with legal counsel (who may be counsel for the Company or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.                                Indemnification

.  (a) Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Company) from and against such Lender’s pro rata share (based on the Loans and unused Commitments held by such Lender relative to the total Loans and unused Commitments then outstanding) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct as found in a non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not promptly reimbursed for such expenses by the Company.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

(b)           Each Revolving Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Company) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of the L/C Related Documents or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Revolving Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.

       (c) The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.  Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective ratable shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company.

SECTION 8.06.                                Delegation of Duties

.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents or sub-agents appointed by the Agent.  The Agent and any such co-agent or sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such co-agent and sub-agent and the Related Parties of the Agent and each such co-agent and sub-agent (including their respective Affiliates in connection with the syndication of the Revolving Credit Facility) shall be entitled to the benefits of all provisions of this Article VIII and Article IX (as though such co-agents and sub-agents were the “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.07.                               Resignation of Agent

(a) The Agent may at any time give notice to the Lenders and the Company of its resignation in respect of (x) each of the Facilities, (y) the Term Facility, but not the Revolving Credit Facility or the Letter of Credit Facility or (z) the Revolving Credit Facility and the Letter of Credit Facility, but not the Term Facility.  Upon receipt of any such notice of resignation, the Required Lenders (or in the case of a resignation (x) in respect of the Term Facility, but not the Revolving Credit Facility or the Letter of Credit Facility, the Required Term Lenders, or (y) in respect of the Revolving Credit Facility and the Letter of Credit Facility, but not the Term Facility, the Required Revolving Lenders) shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York.  If no such successor shall have been so appointed by the Required Lenders (or the Required Term Lenders or the Required Revolving Lenders, if applicable) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the applicable Lenders, appoint a successor Agent meeting the qualifications set forth above.  In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Company and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation.  Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Loan Documents in respect of the Facilities as to which it has resigned and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each applicable Lender directly, until such time as the Required Lenders (or the Required Term Lenders or the Required Revolving Lenders, if applicable) appoint a successor Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent in respect of the Facilities as to which it has resigned, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Loan Documents in respect of the Facilities as to which it has resigned (if not already discharged

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therefrom as provided above in this paragraph).  The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.05 and Section 9.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b)           Any resignation pursuant to this Section by a Person acting as Agent shall, unless such Person shall notify the Company and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to issue new, or extend existing, Letters of Credit where such issuance or extension is to occur on or after the effective date of such resignation.  Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents arising on or after the effective date of such successor’s appointment, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(c)           If at any time the Person acting as “Agent” in respect of the Term Facility is not the Person acting as “Agent” in respect of the Revolving Facility and the Letter of Credit Facility, the term “Agent” as used herein shall be deemed a collective reference to each such Person, the applicable provisions of this Agreement and the other Loan Documents shall be construed accordingly, mutatis mutandis, and such Persons shall cooperate in the administration of this Agreement and the other Loan Documents to the extent necessary or appropriate.

SECTION 8.08.                                Non-Reliance on Agent and Other Lenders

.  (a) Each Lender confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b)           Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(iv)           the financial condition, status and capitalization of the Company and each other Loan Party;

        (v)    the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

 (vi)           determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(viii)           the adequacy, accuracy and/or completeness of any information delivered by the Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 8.09.                               No Other Duties, etc.

  Anything herein to the contrary notwithstanding, none of the Persons acting as, Arranger or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, Collateral Agent or as a Lender hereunder.

SECTION 8.10.                                Agent May File Proofs of Claim.

  In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Agent hereunder) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and Issuing Bank, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent hereunder.

SECTION 8.11.                                Intercreditor Agreement.

  Each of the Lenders hereby authorizes and directs the Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that the Agent in its various capacities thereunder may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.  Each Lender hereunder (a) consents to any subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, (c) authorizes and instructs the Agent to enter into the Intercreditor Agreement as Agent and on behalf of such Lender and (d) agrees that the Agent may take such actions on behalf of such Lender as is contemplated by the terms of such Intercreditor Agreement.

SECTION 8.12.                                Reserved.

SECTION 8.13.                                Secured Agreements.

  (a) The Company, any Lender and any Affiliate of a Lender may from time to time designate a qualifying agreement as a Secured Agreement upon written notice (a “Designation Notice”) to the Agent from the Company and such Lender or such Affiliate, in form reasonably acceptable to the Agent, which Designation Notice shall include a description of such Secured Agreement and the maximum amount of obligations thereunder which are to constitute Obligations (each, a “Designated Amount”); provided that (x) no such Designated Amount with respect to any Secured Agreement shall constitute US Obligations or Canadian Obligations, as applicable, to the extent that, at the time of delivery of the applicable Designation Notice and after giving effect to such Designated Amount (including to the reserve for Secured Agreements to be established by the Agent in connection therewith), the US Excess Availability (in the case of a Designation Notice with respect to a US Secured Agreement) or the Canadian Excess Availability (in the case of a Designation Notice with respect to a Canadian Secured Agreement) would be less than zero and (y) any such Designated Amount shall constitute Obligations only to the extent that such Designated Amount, together with all other Designated Amounts under Secured Agreements theretofore designated hereunder and constituting Obligations, does not exceed $75,000,000.

(b)           The Company and any counterparty to a Secured Agreement may increase, decrease or terminate any Designated Amount in respect of such Secured Agreement upon written notice to the Agent; provided that any increase in a Designated Amount shall be deemed to be a new designation of a Designated Amount pursuant to a new Designation Notice and shall be subject to the limitations set forth in Section 8.13(a).  No obligations under any Secured Agreement in excess of the applicable Designated Amount shall constitute Obligations hereunder or the other Loan Documents.

(c)           No counterparty to a Secured Agreement that obtains the benefits of Section 6.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article VIII to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Agreements unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable counterparty to a Secured Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 9.01.                                Amendments, Waivers

 No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:  (i) waive any of the conditions specified in Section 3.01, (ii)  release all or substantially all of the Collateral in any transaction or series of related transactions, (iii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the obligations owing to the Agent, the Collateral Agent and the Lenders under the Guaranties) if such release or limitation is in

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respect of all or substantially all of the value of the Guaranties, taken as a whole, to the Lenders, or (iv) amend this Section 9.01; (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (i) increase the Commitment of such Lender, (ii) reduce or forgive the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (iii) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (iv) change the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in Section 6.04, (v) change Section 2.05(a) in a manner that would alter the pro rata reduction or termination of commitments required thereby or (vi) amend or modify the Superpriority Claim status of the Lenders under the Orders or under any other Loan Document; (c) no amendment, waiver or consent shall, unless in writing and signed by each Lender adversely affected thereby, amend or modify the definition of “Required Lenders”, “Class Required Lenders”, “Required Revolving Lenders”, “Required US Revolving Lenders”, “Required Canadian Revolving Lenders” or “Required Term Lenders”; (d) no amendment, waiver or consent shall, unless in writing and signed by the Supermajority Revolving Lenders, increase the advance rates set forth in the definition of the term “Loan Value”, add new asset categories to the Borrowing Base or otherwise cause the Borrowing Base or availability under the Revolving Credit Facility provided for herein to be increased (other than changes in Reserves implemented by the Agent in its reasonable discretion), provided that any such amendment, waiver or consent described in this clause (d) shall be effective without the consent of any Lenders other than the Supermajority Revolving Credit Lenders; and (e) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not of any other Class of Lenders), including (i) any waiver of conditions set forth in Section 3.02 with respect to a Borrowing of Loans or an Issuance of a Letter of Credit of such Class and (ii) any amendment, waiver or modification relating to a Single Class Default applicable to such Class, in each case, shall be effective with the consent of the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time; provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent or the Collateral Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent or the Collateral Agent, as applicable, under this Agreement or any Note, (y) no amendment, waiver or consent shall, unless in writing and signed by any Issuing Bank in addition to the Lenders required above to take such action, adversely affect the rights or obligations of such Issuing Bank in its capacity as such under this Agreement and (z) any waiver or amendment with respect to the terms governing the Canadian Revolving Credit Facility, the Canadian Collateral and the Canadian Loan Parties in connection with an Approved Canadian Case (including any amendments to the representations or covenants that relate to the Canadian Loan Parties and the conditions to additional Canadian Revolving Borrowings) shall be effective with the consent of the Required Canadian Revolving Lenders (and shall not require the consent of any other Lenders), provided, however, notwithstanding clauses (ii) and (iii) of clause (a) above, no consent or waiver or other approval of any Lender shall be required for any release of a Guaranty or Guaranty Supplement as provided in Section 7.07 or any release of Collateral as provided in Section 9.14 or in any Collateral Document.

SECTION 9.02.                                Notices, Etc.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to any Borrower, the Agent, the Collateral Agent or any Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to any Borrower).

          Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Each Lender agrees that notice to it specifying that any Borrower Materials or other notices or communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender, the Agent shall deliver a copy of the Borrower Materials, notices or other communications to such Lender by email or fax.

(c)           Electronic Communications.  Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Agent, the Collateral Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Agent’s or Collateral Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)           Change of Address, Etc.  Each of the Borrowers, the Agent, the Collateral Agent and each Issuing Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers and the Agent.  In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(f)           Reliance by Agent, Collateral Agent, Issuing Banks and Lenders. The Agent, the Collateral Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Agent, the Collateral Agent, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.03.                                No Waiver; Remedies

.  No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 6.01 for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) each Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.15), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Bankruptcy Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Article VI and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders (or, if applicable, the Required Term Lenders or the Required Revolving Lenders), enforce any rights and remedies available to it and as authorized by the Required Lenders (or, if applicable, the Required Term Lenders or the Required Revolving Lenders).

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SECTION 9.04.                               Costs and Expenses

.  (a) The Company agrees to pay on demand all reasonable costs and expenses of the Agent, the Collateral Agent and each Issuing Bank in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (i) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses, (ii) the reasonable fees and expenses of counsel for the Agent, the Collateral Agent and each Issuing Bank with respect thereto, (iii) fees and expenses incurred in connection with the creation, perfection or protection of the liens under the Loan Documents (including all reasonable search, filing and recording fees) and (iv) costs associated with insurance reviews, Collateral audits, field exams, collateral valuations and collateral reviews to the extent provided herein, provided, however, the Company shall not be required to pay fees or expenses of more than one counsel in any jurisdiction where the Collateral is located, with respect to advising such Agent, the Collateral Agent and each Issuing Bank as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto.  The Company further agrees to pay on demand all costs and expenses of the Agent, the Collateral Agent, each Issuing Bank and each Lender, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, including, without limitation, reasonable fees and expenses of counsel for the Agent, the Collateral Agent, each Issuing Bank and each Lender in connection with the enforcement of rights under this Agreement and the other Loan Documents.

(b)           The Company agrees to indemnify and hold harmless the Agent, the Collateral Agent, each Issuing Bank and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or Letters of Credit (which, for the avoidance of doubt does not include Taxes, Excluded Taxes and Other Taxes which shall be governed by Section 2.14) or (ii) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct as found in a final and non-appealable judgment by a court of competent jurisdiction.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  The Company and each Indemnified Party agrees not to assert any claim for special, indirect, consequential or punitive damages against the Company, the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

(c)           If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Loan, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 9.08 as a result of a demand by the Company pursuant to Section 9.08(a), the applicable Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

(d)           Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

(e)           No Indemnified Party referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(f)           All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(g)           The agreements in this Section shall survive the resignation of the Agent, the Collateral Agent and any Issuing Bank, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 9.05.                               Payments Set Aside

.  To the extent that any payment by or on behalf of any Borrower is made to the Agent, the Collateral Agent, any Issuing Bank or any Lender, or the Agent, the Collateral Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, the Collateral Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

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      SECTION 9.06   Right of Set-off. Subject to the Orders, the final proviso to Section 6.01 and the proviso to Section 6.02, upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Loans (or any Class thereof) due and payable pursuant to the provisions of Section 6.01, the Agent, each Issuing Bank (if applicable), the Collateral Agent and each applicable Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent, such Issuing Bank, the Collateral Agent or such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and any Note held by the Agent, such Issuing Bank, the Collateral Agent or such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured, provided, however, that no such right shall exist against any deposit designated as being for the benefit of any governmental authority, provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender, the Agent, each Issuing Bank, the Collateral Agent and each such Affiliate under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Agent, the Issuing Banks, the Collateral Agent, the Lenders or such Affiliates may have.

SECTION 9.07.                                Binding Effect

.  This Agreement shall become effective in accordance with Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agent, the Collateral Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

SECTION 9.08.                               Assignments and Participations

 (a) Each Lender may, with the consent of the Agent (not to be unreasonably withheld or delayed) in the case of an assignment to a Person who is not an Affiliate of such Lender and, if demanded by the Company so long as no Default shall have occurred and be continuing and only with respect to any Affected Lender, upon at least five Business Days’ notice to such Lender and the Agent, shall, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments of a Class, the Loans of a Class owing to it, its participations in Letters of Credit, if any, and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement with respect to one or more Facilities, (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of (x) the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (y) the Unissued Letter of Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof and (z) the Term Commitment or the Term Loans of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the

Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, in each case, unless the Company and the Agent otherwise agrees, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Company pursuant to this Section 9.08(a) shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Company pursuant to this Section 9.08(a) unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loans owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) unless waived by the Agent in its sole discretion, the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance (and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire), together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment; provided, however, that (x) only one such fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds with respect to a Lender and (y) in the case of each assignment made as a result of a demand by the Company, such recordation fee shall be payable by the Company except that no such recordation fee shall be payable in the case of an assignment made at the request of the Company to an Eligible Assignee that is an existing Lender.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than its obligations under Section 9.06 to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)           By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

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         (c)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (c) accept such Assignment and Acceptance, (d) record the information contained therein in the Register and (e) give prompt notice thereof to the Company

(d)           In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Ratable Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e)           The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Revolving Loans owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f)           Each Lender may sell participations to one or more banks or other entities (other than the Company or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, provided, however, that any agreement between a Lender and such participant may provide that the Lender will not, without the consent of participant, agree to any such amendment, waiver or consent which would reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(g)           Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.08, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to the Borrowers received by it from such Lender.

(h)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(i)           Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register in the United States on which it enters the name and address of each participant and the principal amounts and stated interest of each participant’s interest in the Loans, Commitments or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that the Loans are in registered form under Treas. Reg. § 5f.103-1(c).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as owner of such participation for all purposes of this Agreement.

SECTION 9.09.                                Confidentiality

.  Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of any Loan Party furnished to the Agent or the Lenders by any Loan Party, including, without limitation (1) earnings and other financial information and forecasts, budgets, projections, plans, (including, without limitation, any confirmations of publicly disclosed advice regarding any material matter); (2) mergers, acquisitions, tender offers, joint ventures, disposition or changes in assets; (3) new products or discoveries or developments regarding the Company’s customers or suppliers; (4) changes in control or in management; (5) changes in auditors or auditor notifications to the Company; (6) securities redemptions, splits, repurchase plans, changes in dividends, changes in rights of holders or sales of additional securities; and (7) negative news relating to such matters as physical damage to properties from significant events, loss of significant contractual relationship, material litigation, defaults under contracts or securities, bankruptcy (including the Cases) or receivership (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent, the Collateral Agent and each of the Lenders may disclose Borrower Information (i) to its Affiliates and to its and its Affiliates’ managers, administrators, partners, employees, trustees, officers, directors, agents, advisors and other representatives solely for purposes of this Agreement, any Notes and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on terms substantially no less restrictive than those provided herein), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulating authority, such as the National Association of Insurance Commissioners), provided, to the extent permitted by law and practicable under the circumstances, the Agent or such Lender shall provide the Company with prompt notice of such requested disclosure so that the Company may seek a protective order prior to the time when the Agent or such Lender is required to make such disclosure (except in the case of any disclosure made in the course of any examination conducted by bank regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided, to the extent permitted by law and practicable under the circumstances, the Agent or such Lender shall provide the Company with prompt notice of such requested disclosure so that the Company may seek a protective order prior to the time when the Agent or such Lender is required to make such disclosure, (iv) subject to this Section 9.09, to any other Lender to

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this Agreement which has requested such information, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions no less restrictive than those of this Section 9.09, to any assignee or participant or prospective assignee or participant or any pledge referred to in Section 9.08(g), (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.09 by the Agent or such Lender, or (B) is or becomes legally available to the Agent or such Lender on a nonconfidential basis from a source other than a Loan Party, provided that the source of such information was not known by the Agent or such Lender to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligations of confidentiality to a Loan Party or any other party with respect to such information, (viii) with the consent of the Company, (ix) to any party hereto and (x) subject to the Agent’s or the applicable Lender’s receipt of an agreement containing provisions no less restrictive than those of this Section, to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its Obligations, this Agreement or payments hereunder.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information

SECTION 9.10.                                Execution in Counterparts

.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or in .pdf (or similar electronic format) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11.                                Survival of Representations and Warranties

.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Agent, the Collateral Agent and each Lender, regardless of any investigation made by the Agent, the Collateral Agent or any Lender or on their behalf and notwithstanding that the Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 9.12.                                Severability

.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 9.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Bankruptcy Laws, as determined in good faith by the Agent or the Issuing Banks, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited

SECTION 9.13.                               Jurisdiction

 (a) GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

(b)           SUBMISSION TO JURISDICTION.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF

AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, OF THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTIES OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.14.                               No Liability of the Issuing Banks

Each Revolving Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document, other than any sight draft, certificates and documents expressly required by the Letter of Credit, or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrowers shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrowers, to the extent of any direct, but not consequential, damages suffered by the Company that the Company proves were caused by such Issuing Bank’s willful misconduct or gross negligence as found in a final non-appealable judgment by a court of competent jurisdiction.  In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents as found in a final non-appealable judgment by a court of competent jurisdiction.

SECTION 9.15.                               PATRIOT Act Notice

.  Each Lender, the Collateral Agent and the Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender, the Collateral Agent or the Agent, as applicable, to identify such Borrower in accordance with the PATRIOT Act.  Each Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

SECTION 9.16.                                Release of Collateral; Termination of Loan Documents

.  (a) (i) Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (other than to any Person that is not, and that is not required to be, a Loan Party) in accordance with the terms of the Loan Documents, including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral, (ii) upon a Subsidiary ceasing to be a Subsidiary, and (iii) at any time a Loan Party’s guarantee of the obligations under the Loan Documents ceases as provided in Section 7.07, the security interests granted by the Loan Documents with respect to such items of Collateral and/or Loan Party shall immediately terminate and automatically be released, and the Agent and/or the Collateral Agent will, at the Company’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents.

(b)           Upon the latest of (i) the payment in full in cash of all Obligations (or in the case of Obligations under Secured Agreements, the making of arrangements reasonably satisfactory to the relevant counterparties with respect thereto) (other than contingent indemnification obligations for which no claim has been asserted), (ii) the termination in full of the Commitments and (iii) the latest date of expiration or termination of all Letters of Credit (or receipt by the Agent of an irrevocable notice from each Issuing Bank with a Letter of Credit outstanding that it will not seek to enforce any rights that it has or may have in accordance with Section 2.03 against the Agent or the Lenders), (x) except as otherwise specifically stated in this Agreement or the other Loan Documents, this Agreement and the other Loan Documents shall terminate and be of no further force or effect, (y) the Agent shall release or cause the release of all Collateral from the Liens of the Loan Documents and the Guarantors of all Obligations under each Guaranty, and will, at the Company’s expense, execute and deliver such documents as the Company may reasonably request to evidence the release of Collateral from the assignment and security interest granted under the Collateral Documents and the obligations of the Guarantors and (z) each Lender that has requested and received a Note shall return such Note to the Company marked “cancelled” or “paid in full”; provided, however, that the Lender’s obligations under this Section 9.16 shall survive until satisfied.  Upon the termination in full of the Canadian Revolving Credit Commitments and the payment in full in cash of all Canadian Obligations (other than (x) contingent indemnification obligations for which no claim has been asserted and (y) obligations under Canadian Secured Agreements as to which arrangements satisfactory to the applicable Canadian Secured Party have been made):  (A) except as otherwise specifically stated in this Agreement or the other Loan Documents, Kodak Canada shall cease to be a Borrower under this Agreement and the other Loan Documents and its Subsidiaries, if any, shall cease to be Canadian Subsidiary Guarantors, and the obligations of Kodak Canada and any Canadian Subsidiary Guarantors hereunder and thereunder shall terminate and be of no further force or effect, (B) the Agent shall release or cause the release of all Canadian Collateral from the Liens of the Loan Documents and any Canadian Subsidiary Guarantors of all Obligations under each Guaranty, and will, at the Company’s expense, execute and deliver such documents as the Company may reasonably request to evidence the release of Canadian Collateral from the assignment and security interest granted under the Collateral Documents and the obligations of the Guarantors, (C) any representation or warranty or covenant with respect to Kodak Canada and any Canadian Subsidiary Guarantor as a Borrower or other Loan Party set forth in this Agreement shall terminate and be of no further force or effect, (D) any reference to any Canadian Pension Plan or Termination Event shall be deemed deleted, and (E) each Lender that has requested and received a Note from Kodak Canada shall return such Note to the Company marked “cancelled” or “paid in full”.

SECTION 9.17.                                Judgment Currency

        (a)     If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at the Exchange Rate on the Business Day preceding that on which final judgment is given.

          (b)           The obligation of each Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to such Borrower such excess.

SECTION 9.18.                               No Fiduciary Duty

.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Collateral Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Agent, the Collateral Agent, the Arranger and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent, the Collateral Agent, the Arranger and the Lender each are and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Agent, the Collateral Agent, the Arranger nor the Lenders have any obligation to the Loan Parties or any of their respective Affiliates with respect to the

TOC

transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Collateral Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Agent, the Collateral Agent, the Arranger nor the Lenders have any obligation to disclose any of such interests to the Loan Parties or their respective Affiliates.  To the fullest extent permitted by law, each Borrower and each of the other Loan Parties hereby waives and releases any claims that it may have against the Agent, the Collateral Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.19.                               Electronic Execution of Assignments and Certain Other Documents

.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act or similar foreign laws.

[The remainder of this page intentionally left blank]

TOC

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EASTMAN KODAK COMPANY

By:	/s/ William G Love
	Name:	William G Love
	Title:	Treasurer

KODAK CANADA INC.

By:	/s/ William G Love
	Name:	William G Love
	Title:	Assistant Secretary and Assistant Treasurerr

CREO MANUFACTURING AMERICA LLC KODAK AVIATION LEASING LLC

By:	/s/ William G Love
	Name:	William G Love
	Title:	Manager

EASTMAN KODAK INTERNATIONAL CAPITAL COMPANY, INC.
FAR EAST DEVELOPMENT LTD. FPC INC.
KODAK (NEAR EAST), INC.
KODAK AMERICAS, LTD
KODAK IMAGING NETWORK, INC.
KODAK PORTUGUESA LIMITED
KODAK REALTY, INC.
LASER-PACIFIC MEDIA CORPORATION
PAKON, INC. QUALEX, INC.

By:	/s/ William G Love
	Name:	William G Love
	Title:	Treasurer

KODAK PHILIPPINES, LTD.

By:	/s/ William G Love
	Name:	William G Love
	Title:	Assistant Treasurer

[Signature Page to Credit Agreement]

CITICORP NORTH AMERICA, INC. as Agent and Collateral Agent

By:	/s/ Shane V. Azzara
	Name:	Shane V. Azzara
	Title:	Director

[Signature Page to Credit Agreement]

CITICORP NORTH AMERICA, INC.

By:	/s/ Shane V. Azzara
	Name:	Shane V. Azzara
	Title:	Director

[Signature Page to Credit Agreement]

CITIBANK, N.A. as Issuing Bank

By:	/s/ Shane V. Azzara
	Name:	Shane V. Azzara
	Title:	Director

[Signature Page to Credit Agreement]

SCHEDULE I

Commitments

Lender	Term Commitment	US Revolving Credit Commitment	Canadian Revolving Credit Commitment	US Letter of Credit Commitment
Citicorp North America, Inc.	$700,000,000	$225,000,000	$25,000,000	---
Citibank, N.A.	---	---	---	$200,000,000
Total:	$700,000,000	$225,000,000	$25,000,000	$200,000,000

SCHEDULE II

PART A

Subsidiaries of Eastman Kodak Company

Subsidiary	Jurisdiction of Organization	Percentage	Parent Entity
Creo Manufacturing America LLC	Wyoming	100%	Eastman Kodak Company
Eastman Kodak International Capital Company, Inc.	Delaware	100%	Eastman Kodak Company
Far East Development Ltd.	Delaware	100%	Eastman Kodak Company
FPC Inc.	California	100%	Laser-Pacific Media Corporation
Kodak (Near East), Inc.	New York	100%	Eastman Kodak Company
Kodak Americas, Ltd.	New York	100%	Eastman Kodak Company
Kodak Aviation Leasing LLC	Delaware	100%	Eastman Kodak Company
Kodak Imaging Network, Inc.	Delaware	100%	Eastman Kodak Company
Kodak Philippines, Ltd.	New York	100%	Eastman Kodak Company
Kodak Portuguesa Limited	New York	100%	Eastman Kodak Company
Kodak Realty, Inc.	New York	100%	Eastman Kodak Company
Laser-Pacific Media Corporation	Delaware	100%	Eastman Kodak Company
NPEC Inc.	California	100%	Eastman Kodak Company
Pakon, Inc.	Indiana	100%	Eastman Kodak Company
Qualex Inc.	Delaware	100%	Eastman Kodak Company

SCHEDULE II

PART B

SUBSIDIARIES OF KODAK CANADA INC.

None.

SCHEDULE II

PART C

Material Subsidiaries of Each Borrower

Material Subsidiaries of Eastman Kodak Company

Material Subsidiary	Jurisdiction of Formation	Class of Equity	Number of Shares Outstanding	Number of Shares Owned by the Company	Percentage of Shares Owned by the Company	Number of Shares Covered by all Outstanding Derivatives
Eastman Kodak Holdings, B.V.	The Netherlands	Common shares	20,401	20,401	100%	---
Kodak Limited	United Kingdom	Ordinary Shares: Certificate No. 89	100,000,000	100,000,000	100%	---
Kodak Limited	United Kingdom	Ordinary Shares: Certificate No. 93	30,000,000	30,000,000	100%	---
Kodak Holding GmbH	Germany	Shares in a limited liability company	20	20	100%	---

Material Subsidiaries of Kodak Canada Inc.

None.

SCHEDULE III

DEPOSIT ACCOUNTS

US LOAN PARTY ACCOUNTS

Grantor	Name and Address of Bank	Account Number	Contact	Contact Information
Eastman Kodak Company	Bank of America, 602 Peachtree St. NE 10th Floor, Atlanta, GA 30308	[*]	[*]	[*]
Eastman Kodak Company	Bank of America, 602 Peachtree St. NE 10th Floor, Atlanta, GA 30308	[*]	[*]	[*]
Eastman Kodak Company	Bank of America, 602 Peachtree St. NE 10th Floor, Atlanta, GA 30308	[*]	[*]	[*]
Eastman Kodak Company	Bank of New York Mellon, 500 Ross Street, Suite 154−1320, Pittsburgh, PA 15262−0001	[*]	[*]	[*]
Eastman Kodak Company	Bank of New York Mellon, 500 Ross Street, Suite 154−1320, Pittsburgh, PA 15262−0001	[*]	[*]	[*]
Eastman Kodak Company	Bank of the West, 1977 Saturn St Montery Park, CA 91755	[*]	[*]	[*]
Eastman Kodak Company	Citibank, N.A., 388 Greenwich Street 23rd Floor, New York, NY 10013	[*]	[*]	[*]
Eastman Kodak Company	Citibank, N.A., 388 Greenwich Street 23rd Floor, New York, NY 10013	[*]	[*]	[*]
Eastman Kodak Company	Citibank, N.A., 388 Greenwich Street 23rd Floor, New York, NY 10013	[*]	[*]	[*]
Eastman Kodak Company	Citibank, N.A., 388 Greenwich Street 23rd Floor, New York, NY 10013	[*]	[*]	[*]
Eastman Kodak Company	Citibank, N.A., 388 Greenwich Street 23rd Floor, New York, NY 10013	[*]	[*]	[*]
Eastman Kodak Company	ESL Federal Credit Union, 225 Chestnut Street, Rochester, NY 14604	[*]	[*]	[*]
Eastman Kodak Company	Keybank, 303 Broadway, 16th Floor OH−18−30−1603 Cincinnati, OH 45202	[*]	[*]	[*]
Eastman Kodak Company	Keybank, 303 Broadway, 16th Floor OH−18−30−1603 Cincinnati, OH 45202	[*]	[*]	[*]
Eastman Kodak Company	PNC Bank, Two Tower Center 23rd Floor, E. Brunswick, NJ 08816	[*]	[*]	[*]
Eastman Kodak Company	PNC Bank, Two Tower Center 23rd Floor, E. Brunswick, NJ 08816	[*]	[*]	[*]
Eastman Kodak Company	PNC Bank, Two Tower Center 23rd Floor, E. Brunswick, NJ 08816	[*]	[*]	[*]
Eastman Kodak Company	PNC Bank, Two Tower Center 23rd Floor, E. Brunswick, NJ 08816	[*]	[*]	[*]
Eastman Kodak International Capital Company Inc.	Citibank, N.A, 388 Greenwich Street 23rd Floor, New York, NY 10013	[*]	[*]	[*]
FPC Inc.	Bank of New York Mellon, 500 Ross Street, Suite 154−1320, Pittsburgh, PA 15262−0001	[*]	[*]	[*]
FPC Inc.	Bank of America, 602 Peachtree Street NE 10th Floor, Atlanta, GA 30308	[*]	[*]	[*]
Kodak Imaging Network, Inc.	Bank of New York Mellon, 500 Ross Street, Suite 154−1320, Pittsburgh, PA 15262−0001	[*]	[*]	[*]
Laser-Pacific Media Corporation	Bank of America, 602 Peachtree Street NE 10th Floor, Atlanta, GA 30308	[*]	[*]	[*]
NPEC Inc.	Bank of New York Mellon, 500 Ross Street, Suite 154−1320, Pittsburgh, PA 15262−0001	[*]	[*]	[*]
Laser-Pacific Media Corporation	Bank of New York Mellon, 500 Ross Street, Suite 154−1320, Pittsburgh, PA 15262−0001	[*]	[*]	[*]
Qualex Inc.	PNC Bank, Two Tower Center 23rd Floor, E. Brunswick, NJ 08816	[*]	[*]	[*]
Qualex Inc.	Bank of America, 600 Peachtree St NE 10th Floor, Atlanta, GA 30308	[*]	[*]	[*]
Qualex Inc.	Bank of America, 600 Peachtree St NE 10th Floor, Atlanta, GA 30308	[*]	[*]	[*]
Qualex Inc.	Bank of America, 600 Peachtree St NE 10th Floor, Atlanta, GA 30308	[*]	[*]	[*]
Qualex Inc.	Bank of America, 600 Peachtree St NE 10th Floor, Atlanta, GA 30308	[*]	[*]	[*]
Qualex Inc.	Bank of America, 600 Peachtree St NE 10th Floor, Atlanta, GA 30308	[*]	[*]	[*]
Qualex Inc.	Bank of America, 600 Peachtree St NE 10th Floor, Atlanta, GA 30308	[*]	[*]	[*]
Qualex Inc.	Bank of America, 600 Peachtree St NE 10th Floor, Atlanta, GA 30308	[*]	[*]	[*]
Qualex Inc.	Bank of New York Mellon, 500 Ross Street, Suite 154−1320, Pittsburgh, PA 15262−0001	[*]	[*]	[*]

KODAK CANADA INC. CAD ACCOUNTS

Grantor	Name and Address of Bank	Account Number	Contact Name	Contact Information
Kodak Canada Inc.	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H1H1	[*]	[*]	[*]
Kodak Canada Inc.	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H1H1	[*]	[*]	[*]
Kodak Canada Inc.	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H1H1	[*]	[*]	[*]
Kodak Canada Inc.	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H1H1	[*]	[*]	[*]
Kodak Canada Inc.	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H1H1	[*]	[*]	[*]
Kodak Canada Inc.	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H1H1	[*]	[*]	[*]
Kodak Canada Inc.	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H1H1	[*]	[*]	[*]
Kodak Canada Inc.	Caisse Populaire Desjardins, 14 Place de Commerce Bureau 150, Verdun, Quebec Canada H3EIT5	[*]	[*]	[*]

KODAK CANADA INC. USD ACCOUNTS

Grantor	Name and Address of Bank	Account Number	Contact Name	Contact Information
Kodak Canada Inc.	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H1H1	[*]	[*]	[*]
Kodak Canada Inc.	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H1H1	[*]	[*]	[*]
Kodak Canada Inc.	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H1H1	[*]	[*]	[*]

[*] Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “[*],” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 1.01(A)

Existing SECURED AGREEMENTS1

PART 1

Counterparty	Secured Amount
Bank of America, N.A.	$1,500,000.00
The Bank of New York Mellon	$5,000,000.00

PART 2

Counterparty	Secured Amount
Citibank, N.A.	$24,500,000.00

1 As of January 17, 2012.

SCHEDULE 1.01(B)
OTHER EXISTING Letters of Credit

Entity	Bank	LOC #	Beneficiary	Amount-$
EKC	BOA	00000003081120	New York State Dept of Environmental Conservation	10,000
EKC	BOA	00000003083894	NY Workers Compensation	5,390,063
EKC	BOA	00000003112818	West Virginia Worker’s Comp	250,000
EKC	BOA	00000068052148	Old Republic Insurance	15,500,000
EKC	BOA	00000068059267	Department of Water & Power City of LA	59,475
EKC	PNC	00246234-00-000	National Union Fire Ins.	250,000
EKC	PNC	18102534-00-000	Employment Dev Dept - State of Ca	145,200
EKC	PNC	18110665-00-000	California Workers’ Compensation	3,342,948
EKC	PNC	18112459-00-000	Trenton Ground Well Water	5,500
EKC	PNC	18113886-00-000	NYS Short Term	96,000
EKC	PNC	18113948-00-000	Westchester Fire Insurance Company	2,500,000
EKC	PNC	18113976-00-000	Virginia Extended Service Contract Provider Obligation	100,000
EKC	PNC	18113860-00-000	North Carolina Workers’ Comp	150,000
EKC	PNC	18114127-00-000	NJ Department of Environmental Protection	500,000
EKC	PNC	18114414-00-000	Maryland Workers’ Compensation Commission	100,000
Total:				28,399,186

SCHEDULE 2.01(b)

CITI EXISTING LETTERS OF CREDIT

Entity	Bank	LOC #	Beneficiary	Amount-$
EKC	CITI	61604621	Travelers	2,600,000
EKC	CITI	NY-02805-30031820	NY Workers Compensation	61,634,205
EKC	CITI	NY-02805-30035009	INA, Pacific, Atlantic Insurance Company	1,066,540
EKC	CITI	NY-02805-30035285	Ohio Environmental Protection Agency	1,600,000
Qualex	CITI	NY-02805-30034832	Comerica Bank - Texas	510,000
Total:				67,410,745

SCHEDULE 3.01(r)

Chief Restructuring Officer

Name
Dominic DiNapoli, FTI Consulting

SCHEDULE 4.01(f)

Certain Proceedings

None.

SCHEDULE 4.01(m)

material real properties

None.

SCHEDULE 5.01(M)

FOREIGN SECURITY INTERESTS

SUBSIDIARY	JURISDICTION OF ORGANIZATION	PERCENTAGE	PARENT ENTITY	STATUS OF SHARE CERTIFICATES	NUMBER OF DAYS TO PERFECT
EASTMAN KODAK HOLDINGS B.V.	THE NETHERLANDS	100.000000%	EASTMAN KODAK COMPANY	NOT CERTIFICATED; 13,260 (65%) COMMON SHARES PLEDGED TO BANK OF AMERICA	120
KODAK HOLDING GMBH	GERMANY	100.000000%	EASTMAN KODAK COMPANY	NOT CERTIFICATED; 13 SHARES (65%) PLEDGED TO BANK OF AMERICA	90
KODAK LIMITED	ENGLAND	100.000000%	EASTMAN KODAK COMPANY	14TH FLOOR VAULT: CERT #94 (10,500,000 SHARES) AND #90 (35,000,000 SHARES). CERT #89 (65,000,000 SHARES) AND #93 (19,500,000 SHARES) PLEDGED TO BANK OF AMERICA	90

SCHEDULE 5.02(a)

Existing Liens

Entity	Description	Amount
Eastman Kodak Company	Cash collateralization with American Express for corporate credit cards	USD2,200,000
Eastman Kodak Company	Receipts reserve for credit card charges with PNC Merchant Services	USD3,500,000
Eastman Kodak Company	Trust to support environmental liabilities to benefit New York State Department of Environmental Conservation	USD22,294,825
Eastman Kodak Company	Cash collateralization to support claims related to Customer Guarantees/Vendor Programs	USD2,815,000
Wheeling Insurance Ltd.	Trust to support claim liabilities related to past participation in Green Island Reinsurance Treaty	USD817,198
Wheeling Insurance Ltd.	Trust to support claim liabilities related to Old Republic self-funded Workers' Compensation and Automobile Liability policies	USD9,500,000
Kodak Brasileira Comercio de Produtos Para Imagem e Servicos Ltda	Pledge of real property and other assets to support adjudication of tax and labor disputes	BRL286,236,191
Kodak Brasileira Comercio de Produtos Para Imagem e Servicos Ltda	Pledge of cash to support adjudication of tax and labor disputes	BRL23,712,000
Kodak Export de Mexico, S. de R.L. de C.V.	Pledge of assets to support a tax adjudication	MXP177,365,103
Kodak Limited	Cash collateralization to support guarantee liabilities with Lloyds Bank	GBP3,680,000
Kodak India Private Limited	Cash collateralization to support guarantee liabilities with Citibank and HDFC	INR77,291,592
Kodak India Private Limited	Pledge of assets to support tax adjudication	INR45,000,000
Kodak Norge A.S.	Cash collateral to support bank guarantee with Nordea Bank	NOK1,000,000
Kodak IL Ltd. (Israel)	Cash collateralization of bank guarantee by Bank Leumi	USD1,600,000
Kodak International Finance Ltd.	Cash collateralization of FX dealing line by Bank of New York Mellon	USD5,813,664
Kodak Canada Inc.	PHH Vehicle Management Services Inc.	$0 – Operating Lease
Kodak Canada Inc.	GE Capital Vehicle and Equipment Leasing Inc.	$0 – Operating Lease

SCHEDULE 5.02(D)
EXISTING DEBT

Entity	Type	Existing
Kodak GmbH	Debt for Borrowed Money (Sun Notes)	USD 80,000,000
Kodak Brasileira Comercio de Produtos Para Imagem e Servicos Ltda	Debt for Borrowed Money Bank Guarantees/LOCs Customer Guarantee/Vendor Program	BRL 9,000,000 BRL 3,104,924 BRL 5,674,920 USD 210,000
Kodak Graphic Communications Canada Company	Capital Leases	CAD 11,114,715
Kodak Mexicana S.A. de C.V.	Surety Bonds	MXN 218,737,754 USD 6,300
Kodak Limited	Bank Guarantees/LOCs	EUR 3,606,814 GBP 600,000 SEK 319,932 NOK 82
Kodak Nordic AB (Sweden)	Surety Bonds Bank Guarantees/LOCs	SEK 33,248,348 SEK 50,000
Kodak Argentina S.A.I.C.	Customer Guarantee/Vendor Program Surety Bonds	ARS 18,771,739 ARS 510,000
Kodak S.p.A (Italy)	Bank Guarantees/LOCs Customer Guarantee/Vendor Program	EUR 1,230,535 EUR 853,176
Kodak SA/NV (Belgium)	Customer Guarantee/Vendor Program Bank Guarantees/LOCs	USD 885,775 EUR 85,284
Kodak India Private Limited	Bank Guarantees/LOCs Customer Guarantee/Vendor Program	INR 84,143,120 INR 10,712,000
Kodak IL Ltd. (Israel)	Bank Guarantees/LOCs	USD 1,680,000 ILS 150,000
Kodak, S.A. (Spain)	Bank Guarantees/LOCs Customer Guarantee/Vendor Program	EUR 1,056,562 EUR 70,228
Qualex Inc.	3rd Party Guarantees	USD 912,260
Eastman Kodak Sarl	Bank Guarantees/LOCs Customer Guarantee/Vendor Program	PLN 2,000,000 USD 359,966
Kodak OOO (Russia)	Custom Cards	RUR 11,000,000
Kodak (Hong Kong) Limited	Bank Guarantees/LOCs	HKD 4,228,657
Kodak (Australasia) Pty. Ltd.	Bank Guarantees/LOCs	AUD 341,913
Kodak Nederland B.V.	Bank Guarantees/LOCs	EUR 138,443
Kodak Norge A/S	Bank Guarantees/LOCs	NOK 1,000,000
Kodak (China) Company Limited	Customer Guarantee/Vendor Program	CNY 954,928
Kodak (Thailand) Limited	Bank Guarantees/LOCs Customer Guarantee/Vendor Program Foreign Exchange	THB 3,338,315 THB 1,621,886 USD 1,000,000
Kodak Societe Anonyme	Bank Guarantees/LOCs	CHF 115,000
Kodak (Taiwan) Limited	Bank Guarantees/LOCs Foreign Exchange	TWD 300,000 USD 300,000
Kodak Korea Limited	Commercial Cards	KRW 70,000,000
Kodak Asia Pacific Solutions Pte Ltd	Bank Guarantees/LOCs	SGD 45,261
Creo Asia Pacific Limited	Foreign Exchange	USD 100,000
Kodak (Singapore) Pte Limited	Omnibus	SGD 400,000
Kodak (Near East), Inc.	Bank Guarantees/LOCs	AED 112,000
Kodak (China) Investment Co., Ltd.	3rd Party Guarantees	CNY 42,628
Kodak (Egypt) S.A.E.	Bank Guarantees/LOCs	EGP 22,018
Kodak Japan Ltd.	Capital Leases	JPY 111,380,112

Eastman Kodak Company Debt (USD) (principal amounts where applicable)

Sun Note - US Portion	$20,000,000
7.25% Senior Notes due 2013	$250,000,000
7.0% Convertible Senior Notes due 2017	$400,000,000
9.75% Senior Secured Notes due 2018	$500,000,000
9.95% Senior Notes due 2018	$3,000,000
10.625% Senior Secured Notes due 2019	$250,000,000
9.2% Senior Notes due 2021	$10,000,000
2011 Revolving Credit Facility	$100,000,000
EKC Letters of Credit	$28,399,186
Surety Bonds	$1,442,000
Customer Guarantees/Vendor Program (Loss Pool)	$3,098,796
Guarantees: IJR/Lexmark Sanmina –SCI	$28,148 $10,000,000

SCHEDULE 5.02(L)

CERTAIN RESTRICTIONS

None.

SCHEDULE 5.02(O)

SALE LEASEBACK TRANSACTIONS

1.	Proposed sale of Kodak de Mexico S.A. de C.V.'s Guadalajara, Mexico Facility

2.	Proposed sale of certain portions of Eastman Kodak Company's “Kodak Offices” at 343 State Street, Rochester, NY 14650

SCHEDULE 6.01(F)

JUDGMENTS

Case No. / Matter	Kodak Party	Other Party	Venue
03-930139/2010	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda. & Kodak da Amazônia Indústria e Comércio Ltda.	Fazenda Estadual - SP	Brazil
0007292-65.2005.4.03.6103	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	União Federal	Brazil
3.066.612	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Fazenda do Estado de São Paulo	Brazil
967403	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	União Federal	Brazil
973.014	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Fazenda do Estado de São Paulo	Brazil
145.738	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	União Federal	Brazil
1314995	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Fazenda Estadual - SP	Brazil
583.00.2005.061.270	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Canadá Color Vídeo - Foto - Som Ltda	Brazil
1069186-0/4	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Paulo Afonso Cotta	Brazil
000.05.070670	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Gretag Imaging do Brasil, Importação Comércio e Se	Brazil
2009.135.14335	Kodak da Amazônia Indústria e Comércio Ltda.	Secretaria do Estado da Fazenda do Rio de Janeiro	Brazil
13884.002311/2004-99	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	União Federal	Brazil
301-33333	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	União Federal	Brazil
3.066.612	Kodak da Amazônia Indústria e Comércio Ltda.	Fazenda do Estado de São Paulo	Brazil
10283-720.630/2008-94	Kodak da Amazônia Indústria e Comércio Ltda.	União Federal	Brazil
0263043-53.2011.8.04.0001	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda. & Kodak da Amazônia Indústria e Comércio Ltda.	Flashmed	Brazil
001.05.045558-4	Kodak da Amazônia Indústria e Comércio Ltda.	Syncrofilm	Brazil
18 O 635/05	Kodak GmbH and Kodak Holding GmbH	KFS Fotolabore GmbH	Germany
199 claims alleging unfair termination	Kodak (France)	Former Employees at Chalon Plant	France
90 claims alleging transfer to non-viable entity	Kodak (France)	Former Employees transferred to Chalon Photochimie and La Mesta Bourgogne	France

Additional Matters:

1.	In India there is a tax assessment against Kodak India Limited on appeal for fiscal year 2006-7.
2.	In India there is a tax assessment against Kodak India Limited on appeal for fiscal year 2007-8.
3.
Eastman Business Park expects it will be necessary to incur operating costs and capital expenditures to comply with future National Emission Standards for Hazardous Air Pollutants (NESHAP) promulgated by USEPA in accordance with the Clean Air Act Amendments of 1990; including the boiler MACT (anticipated to be promulgated in 2012 with compliance required in 2015).

4.	Eastman Kodak Company (or a predecessor) has identified remedial obligations and established financial reserves for remedial actions at facilities at the following locations:

a.	Eastman Business Park (Rochester, NY)

b.	Middleway, WV

c.	Site III (Albany NY)

5.
Eastman Kodak Company (or a predecessor) has been identified as a potentially responsible party with respect to the following site that is being remediated in accordance with state or federal remedial programs:

a.	The Lower Passaic River Study Area of the Diamond Alkali Superfund Site

SCHEDULE 9.02

Agent’s Office; Certain Address For Notices

BORROWER:
Eastman Kodak Company
343 State Street
Rochester, NY 14650
Attn: General Counsel
Tel: 585-724-4000
Fax: 585-724-9549
Email:Patrick.sheller@kodak.com
Website: www.kodak.com

Kodak Canada Inc.
6 Monogram Place, Suite 200
Toronto, Ontario M9R 0A1 Canada
Tel: 1-800-268-1567
Fax: (416) 761-4399
Email: mizuho.abe@kodak.com
Website: www.kodak.ca

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:
Citicorp North America, Inc.
Citigroup Global Loans
1615 Brett Road
New Castle, DE 19720
Attention: Tracey Wilson
Tel: 302-894-6094
Fax: 212-994-0849
Email: tracey.l.wilson@citi.com or glabfunitloansops@citi.com

ISSUING BANK:
Citibank, N.A.
c/o Citicorp North America, Inc.
3800 Citibank Center, Building B, 3rd Floor
Tampa, FL 33610
Attention: US Standby Letter of Credit Unit
Tel: 813-604-7049
Fax: 813-604-7187

EXHIBIT A-1 - FORM OF

REVOLVING NOTE

[TO BE COMPLETED PRIOR TO ISSUANCE WITH: (1) APPROPRIATE LENDER INFORMATION, (2) THE EFFECTIVE DATE, UPON ISSUANCE TO AN INITIAL LENDER, OR THE DATE OF ASSIGNMENT, AND (3) A PRINCIPAL AMOUNT UP TO THE LENDER’S COMMITMENT]

U.S.$_________________

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER] (the “Borrower”), HEREBY PROMISES TO PAY to the order of __________________________ (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Revolving Loans made by the Lender to the Borrower pursuant to the Debtor-in-Possession Credit Agreement, dated as of January 20, 2012, among the Borrowers, the Lender and certain other lenders party thereto, and Citicorp North America, Inc., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”) outstanding on the Termination Date. Capitalized terms used, but not defined, in this Note are used with the meaning ascribed thereto in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citicorp North America, Inc., as Agent, at 1615 Brett Road, New Castle, DE 19720 Attn: Tracey Wilson, in same day funds. Each Revolving Loan owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Loan being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be executed by its duly authorized officer to evidence the Revolving Loans made under the Credit Agreement.

Date: ______________, ____

[EASTMAN KODAK COMPANY] [KODAK CANADA INC.]
By: Name: Title:

ALLONGE TO PROMISSORY NOTE

DATED __________, 20__

OF

[EASTMAN KODAK COMPANY]

[KODAK CANADA INC.]

REVOLVING LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Revolving Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT A-2 - FORM OF
TERM NOTE

[TO BE COMPLETED PRIOR TO ISSUANCE WITH: (1) APPROPRIATE LENDER INFORMATION, (2) THE EFFECTIVE DATE, UPON ISSUANCE TO AN INITIAL LENDER, OR THE DATE OF ASSIGNMENT, AND (3) A PRINCIPAL AMOUNT UP TO THE LENDER’S COMMITMENT]

U.S.$_________________

FOR VALUE RECEIVED, the undersigned, EASTMAN KODAK COMPANY (the “Borrower”), HEREBY PROMISES TO PAY to the order of __________________________ (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] pursuant to the Debtor-in-Possession Credit Agreement, dated as of January 20, 2012, among the Borrowers, the Lender and certain other lenders party thereto, and Citicorp North America, Inc., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”) outstanding on the Termination Date. Capitalized terms used, but not defined, in this Note are used with the meaning ascribed thereto in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citicorp North America, Inc., as Agent, at 1615 Brett Road, New Castle, DE 19720 Attn: Tracey Wilson, in same day funds.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Term Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from the Term Loan being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be executed by its duly authorized officer to evidence the Term Loans made under the Credit Agreement.

Date: ______________, ____

EASTMAN KODAK COMPANY
By: Name: Title:

EXHIBIT B - FORM OF

NOTICE OF BORROWING

Citicorp North America, Inc.,

as Agent for the Lenders party

to the Credit Agreement

[________________]

Attn: [___________]

[Date]

Attention: [                           ]

Ladies and Gentlemen:

The undersigned, [NAME OF BORROWER], refers to the Debtor-in-Possession Credit Agreement, dated as of January 20, 2012 (as amended or modified from time to time, the “Credit Agreement”), among Eastman Kodak Company and Kodak Canada Inc., as borrowers, the Lenders party thereto and Citicorp North America, Inc., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement (capitalized terms used, but not defined, in this Notice are used with the meaning ascribed thereto in the Credit Agreement):

(i)           The Business Day of the Proposed Borrowing is _______________, 200_.

(ii)            The Borrowings is a [US Revolving Borrowing] [Canadian Revolving Borrowing] [Term Borrowing].

(iii)           The Type of Loans comprising the Proposed Borrowing is [Base Rate Loan] [Eurodollar Rate Loan].

(iv)           The aggregate amount of the Proposed Borrowing is $_______________.

[(v)           The initial Interest Period for each Eurodollar Rate Loan made as part of the Proposed Borrowing is ________ month[s].]2

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

2 To be used for Eurodollar Rate Loans.

(A)           the representations and warranties of each Borrower and each Loan Party contained in each Loan Document to which it is a party are true and correct as of the date hereof, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on the date hereof;

(B)           no event has occurred and is continuing, or would result from the Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

(C)           the making of the Proposed Borrowing will not violate any requirement of law and is not enjoined, temporarily, preliminarily or permanently; and

(D)           [no Borrowing Base Deficiency will exist after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom.]3

Very truly yours, [NAME OF BORROWER]
By Name: Title:

3 To be used for Revolving Loans.

EXHIBIT C - FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Debtor-in-Possession Credit Agreement, dated as of January 20, 2012 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”) among Eastman Kodak Company and Kodak Canada Inc., as borrowers, the Lenders (as defined in the Credit Agreement) and Citicorp North America, Inc., as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

1.           The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the [US Revolving Credit Facility / Canadian Revolving Credit Facility / Term Facility] of the Credit Agreement as of the date hereof equal to the amount of the Assignor’s Commitment specified for the [US Revolving Credit Facility / Canadian Revolving Credit Facility / Term Facility] on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement as specified on Schedule 1 hereto [together with participations in Letters of Credit held by the Assignor on the date hereof]. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Loans owing to the Assignee will be as set forth on Schedule 1 hereto.

2.           The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; [and (iv) attaches the Notes[, if any] held by the Assignor [and requests that the Agent exchange such Note for a new Note payable to the order of [the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, [respectively,] as specified on Schedule 1 hereto].

3.           The Assignee (i) confirms that it has received a copy of the Credit Agreement and (ii) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and

Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14(e) of the Credit Agreement.

4.           Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Assignment Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

5.           Upon such acceptance and recording by the Agent, as of the Assignment Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6.           Upon such acceptance and recording by the Agent, from and after the Assignment Effective Date, the Agent shall make all payments under the Credit Agreement and the applicable Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the applicable Notes for periods prior to the Assignment Effective Date directly between themselves.

7.           This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York and (to the extent applicable) the Bankruptcy Code.

8.           This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1

to

Assignment and Acceptance

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]
3.	Borrower(s):
4.	Agent: Citicorp North America, Inc., as the administrative agent under the Credit Agreement
5.
Credit Agreement: Debtor-in-Possession Credit Agreement, dated as of January 20, 2012, among Eastman Kodak Company, Kodak Canada Inc., the Lenders from time to time party thereto, and Citicorp North America, Inc., as Agent

6.	Assigned Interest[s]:

Assignor[s]4	Assignee[s]5	US or Canadian Revolving Credit Facility or Term Facility	Aggregate Amount of Commitments for all Lenders6	Amount of Commitments Assigned	Percentage Assigned of Commitment7	CUSIP Number
			$__________	$__________	__________%
			$__________	$__________	__________%
			$__________	$__________	__________%

[7.	Trade Date:	__________________________]8

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

4 List each Assignor, as appropriate.

5 List each Assignee, as appropriate.

6 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

7 Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

8 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By: Name: Title:

ASSIGNEE [NAME OF ASSIGNEE]
By: Name: Title:

Domestic Lending Office: [Address]
Eurodollar Lending Office: [Address]
Accepted [and Approved] this
_________ day of _____________, 20__

CITICORP NORTH AMERICA, INC., as Agent
By: Name: Title:

[Approved this __________ day
of _________________, 20__

EASTMAN KODAK COMPANY
By: Name: Title:	_____________________________]9

9 Include Company approval only if (1) the Assigned Interest is not a Term Loan, (2) the Assignee is not a Revolving Lender, an Affiliate or branch of a Revolving Lender or an Approved Fund with respect to a Revolving Lender and (3) no Event of Default has occurred and is continuing at the time of the assignment.

EXHIBIT D-1 - FORM OF
US SECURITY AGREEMENT

US SECURITY AGREEMENT

Dated January [  ], 2012

From

The Grantors referred to herein

as Grantors

to

Citicorp North America, Inc.

as Agent

T A B L E  O F  C O N T E N T S

Schedules

Schedule I	Investment Property
Schedule II	Deposit Accounts
Schedule III	Receivables and Agreement Collateral
Schedule IV	Intellectual Property
Schedule V	Location, Chief Executive Office, Type of Organization, Jurisdiction ofOrganization and Organizational Identification Number
Schedule VI	Changes in Name, Location, Etc.
Schedule VII	Letters of Credit
Schedule VIII	Equipment Locations
Schedule IX	Inventory Locations
Schedule X	Commercial Tort Claims
Exhibits
Exhibit A	Form of Intellectual Property Security Agreement
Exhibit B	Form of Intellectual Property Security Agreement Supplement
Exhibit C	Form of Security Agreement Supplement

US SECURITY AGREEMENT

US SECURITY AGREEMENT dated January [  ], 2012 (this “Agreement”), made by Eastman Kodak Company, a New Jersey corporation, a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (as defined in the Credit Agreement, defined herein) (the “Company”), and the Subsidiaries of the Company listed on the signature pages hereof, each of which is a debtor and debtor-in-possession, or which at any time execute and deliver a Security Agreement Supplement in substantially the form attached hereto as Exhibit C (the Company and such Subsidiaries, collectively, the “Grantors”), to Citicorp North America, Inc., as Agent (in such capacity, together with any successor Agent appointed pursuant to Article VIII of the Credit Agreement, the “Agent”) for the Secured Parties (as hereinafter defined).

PRELIMINARY STATEMENTS.

(1)           Reference is made to the Debtor-in-Possession Credit Agreement, dated as of January 20, 2012, among the Company, Kodak Canada, Inc., the Subsidiaries of the Company party thereto, the Agent and Lenders from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

(2)           Each Grantor is the owner of the shares of stock or other equity interests in its Subsidiaries set forth on Part I of Schedule I hereto and issued by the Persons named therein (such shares of stock or other equity interests, the “Initial Pledged Equity”).  Each Grantor is the holder of the indebtedness owed to such Grantor (the “Initial Pledged Debt”) set forth opposite such Grantor’s name on and as otherwise described in Part II of Schedule I hereto and issued by the obligors named therein.

(3)           Each Grantor is the owner of the deposit accounts set forth opposite such Grantor’s name on Schedule II hereto (together with all deposit accounts now owned or hereafter acquired by the Grantors, the “Deposit Accounts”).

(4)           The Company is the owner of an L/C Cash Deposit Account (as defined in the Credit Agreement) created in accordance with the Credit Agreement and subject to the security interest granted under this Agreement on terms and conditions acceptable to the Agent.

(5)           It is a condition precedent to the making of Loans and the issuance of Letters of Credit by the Lenders under the Credit Agreement that the Grantors shall supplement the Orders, without in any way diminishing or limiting the effect of the Orders or the security interest, pledge and Lien granted thereunder, by more fully setting forth in this Agreement their respective rights in connection with such security interest, pledge and Lien.  Each Grantor will derive substantial direct or indirect benefit from the transactions contemplated by this Agreement, the Credit Agreement and the other Loan Documents.

(6)           Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement.  Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9.  “UCC” means the Uniform Commercial Code as in effect from time to time in the

State of New York; provided that, if perfection or the effect of perfection or non perfection or the priority of the security interest in any Collateral is governed (or would be governed, absent the Orders) by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non perfection or priority.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and issue Letters of Credit under the Credit Agreement, each Grantor hereby agrees with the Agent for the ratable benefit of the Secured Parties as follows:

Section 1.  Grant of Security.  In addition to the security interest set forth in the Interim Order (and, when applicable, the Final Order), each Grantor hereby grants to the Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”) (provided, however, that notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under this Section 1 hereof attach to: (A) any deposit account for taxes, payroll, employee benefits or similar items and any other account or financial asset in which such security interest would be unlawful or in violation of any Plan or employee benefit agreement, (B) any lease, license, contract, or agreement or other property right (including any United States of America intent-to-use trademark or service mark application), to which any Grantor is a party or of any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in:  (x) the abandonment, invalidation, unenforceability or other impairment of any right, title or interest of any Grantor therein, or (y) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, agreement or other property right pursuant to any provision thereof, in the case of each of clause (x) and (y) to the extent the applicable provision is not rendered ineffective by applicable law or the Orders, (C) any of the outstanding capital stock of a CFC in excess of 65% of the voting power of all classes of capital stock of such CFC entitled to vote, (D) any real property or fixture, or (E) if and to the extent invoked pursuant to the Orders, proceeds in an amount equal to the Carve-Out):

(a)           all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, aircraft and furniture (excepting all fixtures), and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);

(b)           all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor, including, without

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limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);

(c)           (i) all accounts, instruments (including, without limitation, promissory notes), deposit accounts, chattel paper, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind owing to the Grantors, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance (any and all such instruments, deposit accounts, chattel paper, general intangibles and other obligations to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables”), and all supporting obligations, security agreements, Liens, leases, letters of credit and other contracts owing to the Grantors or supporting the obligations owing to the Grantors under the Receivables (collectively, the “Related Contracts”), and (ii) all commercial tort claims, whether or not now or hereafter described on Schedule X hereto;

(d)           the following (the “Security Collateral”):

(i)           the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;

(ii)           the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(iii)           all additional shares of stock and other equity interests from time to time acquired by such Grantor in any manner of (X) the issuers of the Initial Pledged Equity and (Y) each other Subsidiary of such Grantor, provided that (1) the stock of any Subsidiary held by a CFC or held by a Subsidiary of a CFC shall not be required to be pledged and (2) not more than 65% of the voting equity in any CFC shall be subject to the pledge hereunder (such shares and other equity interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other equity interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other equity interests and all warrants, rights or options issued thereon or with respect thereto;

(iv)           all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

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(v)           all security entitlements or commodity contracts carried in a securities account or commodity account, all security entitlements with respect to all financial assets from time to time credited to the L/C Cash Deposit Account and all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or financial assets and all warrants, rights or options issued thereon with respect thereto; and

(vi)           all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts, but excluding any equity interest excluded from the Pledged Equity) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto (“Investment Property”);

(e)           each Hedge Agreement to which such Grantor is now or may hereafter become a party, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

(f)           the following (collectively, the “Account Collateral”):

(i)           the Deposit Accounts, the L/C Cash Deposit Account and all funds and financial assets from time to time credited thereto (including, without limitation, all cash equivalents), and all certificates and instruments, if any, from time to time representing or evidencing the Deposit Accounts or the L/C Cash Deposit Account;

(ii)           all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Agent for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

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(iii)           all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and

     (g)           the following (collectively, the “Intellectual Property Collateral”):

(i)           all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii)           all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered, together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii)           all copyrights, including, without limitation, copyrights in computer software, internet web sites and the content thereof, whether registered or unregistered (“Copyrights”); all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

(iv)           all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(v)           all agreements, licenses and covenants providing for the granting of any right in or to any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary (“IP Agreements”); and

(vi)           any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(h)           all documents, all money and all letter-of-credit rights; and

(i)           all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting

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obligations that constitute property of the types described in clauses (a) through (h) of this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.

Section 2. Security for Obligations.In addition to the security for the payment of the Secured Obligations to the Secured Parties provided by the Interim Order (and, when applicable, the Final Order), this Agreement secures, in the case of each Grantor, the payment of all obligations of such Grantor and the Subsidiaries of the Company now or hereafter existing under (a) the Loan Documents and (b) to the extent constituting US Obligations, the US Secured Agreements, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including interest accruing during the pendency of the Cases, regardless of whether allowed or allowable in such proceedings), fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (including monetary obligations incurred during the pendency of the Cases, regardless of whether allowed or allowable in such proceedings) (all such obligations being the “Secured Obligations”) owing to the US Secured Parties and the Canadian Secured Parties (collectively, the “Secured Parties”).  Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor or Subsidiary of the Company, as applicable, to any Secured Party under the Loan Documents or Secured Agreements but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any of the Loan Parties and other Subsidiaries of the Company.

Section 3.  Grantors Remain Liable.  Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to perform all of its duties and obligations thereunder to the extent set forth therein to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4.  Delivery and Control of Security Collateral.  (a)  All certificates or instruments representing or evidencing Pledged Equity or Pledged Debt shall be promptly delivered (provided, that in the case of any such certificates or instruments owned by the Grantors as of the Effective Date, such certificates or instruments shall be delivered within 30 days following the Closing Date (except as otherwise specified on Schedule 5.01(m) of the Credit Agreement) or in each case prior to such later date as the Agent shall agree in its discretion) following the date of this Agreement, without further order from the Bankruptcy Court, to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Agent except to the extent that such transfer or assignment is (x) prohibited by applicable law, including the Bankruptcy Code or any Order of the Bankruptcy Court entered in connection with the Cases or (y) subject to certain corporate actions by the holders or issuers of non-US Initial Pledged Equity

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which have not occurred as of the Effective Date and governmental approvals or consents to pledge or transfer with respect to the issuers of non-US Pledged Equity which have not yet been obtained as to which Grantor shall, to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order) and without further notice from the Bankruptcy Court, use commercially reasonable efforts to complete as soon as practicable after the date hereof.

(b)           With respect to any Security Collateral representing interests in Subsidiaries in which any Grantor has any right, title or interest and that constitutes an uncertificated security, such Grantor will, to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order) and without further order from the Bankruptcy Court, use commercially reasonable efforts to cause the issuer thereof to agree in an authenticated record with such Grantor and the Agent that, upon notice from the Agent that an Event of Default has occurred and is continuing, such issuer will comply with instructions with respect to such security originated by the Agent without further consent of such Grantor, such authenticated record to be in form and substance reasonably satisfactory to the Agent.  Upon the request of the Agent upon the occurrence and during the continuance of an Event of Default, each Grantor will notify each issuer of other Security Collateral as provided in Section 4(e) below.

(c)           With respect to any securities or commodity account, any Security Collateral that constitutes a security entitlement as to which the financial institution acting as Agent hereunder is not the securities intermediary, upon the request of the Agent upon the occurrence and during the continuance of an Event of Default the relevant Grantor will, to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order) and without further order from the Bankruptcy Court, use its commercially reasonable efforts to cause the securities intermediary with respect to such security or commodity account or security entitlement to identify in its records the Agent as the entitlement holder thereof.

(d)           Upon the request of the Agent upon the occurrence and during the continuance of an Event of Default, each Grantor shall, to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order) and without further order from the Bankruptcy Court, cause the Security Collateral to be registered in the name of the Agent or such of its nominees as the Agent shall direct, subject only to the revocable rights specified in Section 12(a).  In addition, the Agent shall, to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order) and without further order from the Bankruptcy Court, have the right upon the occurrence and during the continuance of an Event of Default to convert Security Collateral consisting of financial assets credited to any securities account or the L/C Cash Deposit Account to Security Collateral consisting of financial assets held directly by the Agent, and to convert Security Collateral consisting of financial assets held directly by the Agent to Security Collateral consisting of financial assets credited to any securities or commodity account or the L/C Cash Deposit Account.

(e)           Upon the request of the Agent upon the occurrence and during the continuance of an Event of Default, each Grantor will, to the extent permitted by and in

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accordance with the Interim Order (and when applicable, the Final Order) and without further order from the Bankruptcy Court, notify each issuer of Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.

Section 5.  Maintaining the Account Collateral.  So long as any Loan or any other payment obligation of any Loan Party of which the Company has notice under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment:

(a)           Each Grantor will, to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order) and without further order from the Bankruptcy Court, enter into an agreement with the financial institution holding the Pledged Account pursuant to which such financial institution shall agree with such Grantor and the Agent to, upon notice from the Agent upon the occurrence and during the continuance of an Event of Default, comply with instructions originated by the Agent directing the disposition of funds in such deposit account without the further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Agent (a “Deposit Account Control Agreement”), and, upon the occurrence and during the continuance of an Event of Default, instruct each Person obligated at any time to make any payment to such Grantor for any reason (an “Obligor”) to make such payment to such a Deposit Account or the L/C Cash Deposit Account.

(b)           The Agent may, to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order) and without further order from the Bankruptcy Court, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from the Deposit Accounts or the L/C Cash Deposit Account to satisfy the Grantor’s obligations under the Loan Documents if an Event of Default shall have occurred and be continuing.  As soon as reasonably practicable after any such transfer, the Agent agrees to give written notice thereof to the applicable Grantor.

Section 6.  Representations and Warranties.  Each Grantor represents and warrants as follows:

(a)           Such Grantor’s exact legal name, chief executive office, type of organization, jurisdiction of organization and organizational identification number as of the date hereof is set forth in Schedule V hereto.  Within the twelve months preceding the date hereof, such Grantor has not changed its name, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule V hereto except as set forth in Schedule VI hereto.

(b)           Such Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by it free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement, by the Interim Order (and, when applicable, the Final Order) or Liens permitted under the Credit Agreement.  No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may exist on the date of this Agreement, have been filed in favor of the Agent relating to the Loan Documents or are otherwise permitted under the Credit Agreement.

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(c)           All Equipment of such Grantor having a value in excess of $5,000,000 and Inventory of such Grantor having a value in excess of $5,000,000 as of the date hereof is located at the places specified therefor in Schedule VIII  and Schedule IX hereto, respectively.
    Such Grantor has exclusive possession and control of its Inventory, other than Inventory stored at any leased premises or third party warehouse.

(d)           None of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument in excess of $5,000,000 that has not been delivered to the Agent.  All such Receivables or Agreement Collateral valued in excess of $5,000,000 is listed on
    Schedule III attached hereto.

(e)           All Security Collateral consisting of certificated securities and instruments with an aggregate fair market value in excess of $5,000,000 for all such Security Collateral of the Grantors has been delivered to the Agent in accordance with the time periods set forth in Section 4(a).

(f)           If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.

(g)           The Pledged Equity pledged by such Grantor hereunder has been duly authorized and validly issued and is fully paid and non assessable.  The Pledged Debt pledged by such Grantor hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof and, if evidenced by any promissory note, such promissory notes have been delivered to the Agent in accordance with the time periods set forth in Section 4(a), and is not in default.

(h)           The Initial Pledged Equity pledged by such Grantor constitutes, as of the date hereof, all of the issued and outstanding equity interests of the issuers thereof (or, in the case of any issuer that is a CFC, 100% of the non-voting equity interests (if any) of such issuer and 65% of the voting equity interests of such issuer) indicated on Part I of Schedule I hereto.  The Initial Pledged Debt constitutes all of the outstanding Debt for Borrowed Money owed to such Grantor by the issuers thereof.

(i)           Such Grantor has no Investment Property with a market value in excess of $5,000,000 as of the date hereof, other than the Investment Property listed on Part III of Schedule I hereto.

(j)           The Assigned Agreements to which such Grantor is a party have been duly authorized, executed and delivered by such Grantor and, to such Grantor’s knowledge, any material Assigned Agreements are in full force and effect and are binding upon and enforceable against all parties thereto in accordance with their terms.

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(k)           Such Grantor has no material deposit accounts subject to the grant or security in Section 1 of this Agreement as of the date hereof, other than the Deposit Accounts listed on Schedule II hereto.

(l)           Such Grantor is not a beneficiary or assignee under any letter of credit with a stated amount in excess of $5,000,000 and issued by a United States financial institution as of the date hereof, other than the letters of credit described in Schedule VII hereto.

(m)           Upon and subject to the entry of the Interim Order, the security interest created hereunder constitutes a legal, valid and perfected security interest in all Collateral to the extent set forth in the Interim Order (and, when applicable, the Final Order); provided, however, that the Agent will receive a security interest, but not a first priority security interest, in (1) Collateral subject to Liens permitted by the terms of the Credit Agreement which Liens are in existence at the date of the Interim Order or such later date which the applicable Grantor acquired rights in such Collateral and (2) other Collateral to the extent consented to by the Agent and approved by the Required Lenders (collectively, the “Specified Collateral”).

(n)           Upon entry of the Interim Order (and, when applicable, the Final Order), no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest in Collateral other than the Specified Collateral), except for the governmental filings required to be made or approvals obtained prior to the creation of a security interest in any Security Collateral issued by a non-US Person and any filings or approvals required prior to realizing on any such Pledged Equity or (iii) the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as set forth above and as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

(o)           The Inventory that has been produced or distributed by such Grantor has been produced in compliance with all requirements of applicable law except where the failure to so comply would not have a Material Adverse Effect.

(p)           As to itself and its Intellectual Property Collateral:

(i)           Except as set forth on Schedule IV hereto, to the knowledge of the Company, neither the operation of such Grantor’s business nor the use of the Intellectual Property Collateral by Grantor in connection therewith conflicts with, infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property rights of any third party, except, in each case, as are not reasonably expected to have a Material Adverse Effect.

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(ii)           Such Grantor is the exclusive owner of all right, title and interest in and to Patents, Trademarks and Copyrights contained in the Intellectual Property Collateral, except as set forth in Schedule IV hereto with respect to co-ownership of certain Patents, and except for such failures to have exclusive ownership that are not reasonably expected to have a Material Adverse Effect.

(iii)           The Intellectual Property Collateral set forth on Schedule IV hereto includes all of the registered patents, patent applications, domain names, trademark registrations and applications, copyright registrations and applications owned by such Grantor as of the date set forth therein.

(iv)           The issued Patents and registered Trademarks contained in the Intellectual Property Collateral have not been adjudged invalid or unenforceable in whole or part, and to the knowledge of the Company, are valid and enforceable, except to the extent Grantor has ceased use of any such registered Trademarks, and except, in each case, as are not reasonably expected to have a Material Adverse Effect.

(v)           Such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes, as deemed necessary by Grantor in its reasonable business discretion, to maintain in full force and effect and protect its interest in each and every material item of Intellectual Property Collateral owned by such Grantor that is registered or the subject of an application for registration.

(vi)           Except as set forth on Schedule IV hereto, no claim has been asserted and is pending or to the knowledge of such Grantor, threatened, by any Person challenging the use of any Intellectual Property Collateral by a Grantor or the validity or enforceability of any such Intellectual Property Collateral, nor does the Company know of any valid basis for any such claim, except, in either case, for such claims that individually or in the aggregate are not reasonably expected to have a Material Adverse Effect.  The consummation of the transactions contemplated by the Loan Documents will not result in the termination or material impairment of any of the Intellectual Property Collateral.

(vii)           Except as set forth on Schedule IV hereto, with respect to each material IP Agreement: (A) to the knowledge of the Company, such IP Agreement is valid and binding and in full force and effect; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received any notice of termination or cancellation under such IP Agreement within the six months immediately preceding the date of this Agreement; (D) within the six months immediately preceding the date of this Agreement, such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or

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default has not been cured; and (E) neither such Grantor nor, to such Grantor’s knowledge, any other party to such IP Agreement is in breach or default thereof in any material respect, and, to the knowledge of such Grantor, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination or modification under such IP Agreement, in each case except as would not reasonably be expected to have a Material Adverse Effect.

(viii)           Such Grantor has used commercially reasonable efforts to maintain the confidentiality of the Trade Secrets of such Grantor and to protect such Trade Secrets from unauthorized use, disclosure, or appropriation and no such Trade Secrets have been disclosed by such Grantor other than to employees, representatives, agents, consultants and contractors of such Grantor or other Persons, all of whom are bound by written confidentiality agreements.

Section 7.  Further Assurances.  (a)  Each Grantor agrees that from time to time, in accordance with the terms of this Agreement to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order), at the expense of such Grantor and at the reasonable request of the Agent and without further order from the Bankruptcy Court, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be reasonably necessary or desirable, or that the Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor.  Without limiting the generality of the foregoing, each Grantor will, at the reasonable request of the Agent and to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order), without further order from the Bankruptcy Court, promptly with respect to the Collateral of such Grantor:  (i) mark conspicuously each document included in Inventory, each chattel paper included in Receivables each Assigned Agreement and, at the request of the Agent, each of its records pertaining to such Collateral with a legend, in form and substance reasonably satisfactory to the Agent, indicating that such document, Assigned Agreement or Collateral is subject to the security interest granted hereby; (ii) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Agent; (iii) file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; (iv) at the request of the Agent, take all action to ensure that the Agent’s security interest is noted on any certificate of title related to any Collateral evidenced by a certificate of title; and (v) deliver to the Agent evidence that all other actions that the Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

(b)           Each Grantor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more

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financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor in the United States other than assets now or hereafter constituting Principal Properties or the equity of Restricted Subsidiaries, or any real property or fixtures, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC.  A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.  Each Grantor ratifies its authorization for the Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c)           Each Grantor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Agent may reasonably request, all in reasonable detail.

Section 8.  As to Equipment and Inventory.

(a)  Each Grantor will keep its Equipment having a value in excess of $5,000,000 and Inventory having a value in excess of $5,000,000 (other than Inventory sold in the ordinary course of business) at the places therefor specified in Schedule VIII and Schedule IX, respectively, or, upon 30 days’ prior written notice to the Agent (or such lesser time as may be agreed by the Agent), at such other places designated by such Grantor in such notice.

(b)           Each Grantor will pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including, without limitation, claims for labor, materials and supplies) against, its Equipment and Inventory, except to the extent payment thereof is not required by Section 5.01(b) of the Credit Agreement.  In producing its Inventory, each Grantor will comply with all requirements of applicable law, except where the failure to so comply will not have a Material Adverse Effect.

Section 9.  Insurance.

(a)  Each Grantor will, at its own expense, maintain or cause to be maintained, insurance with respect to its Equipment and Inventory in such amounts, against such risks, in such form and with such insurers, as shall be customary for similar businesses of the size and scope of the Company on a consolidated basis, provided however that the Grantor may self insure to the extent consistent with prudent business practice.  Each policy of each Grantor for liability insurance shall provide for all losses to be paid on behalf of the Agent and such Grantor as their interests may appear, and each policy for property damage insurance shall provide for all losses, except for losses of less than $12,500,0001 per occurrence, to be paid, in accordance with the Lender loss payee provisions which were requested pursuant to clause (iv) below, directly to the Agent.  So long as no Event of Default shall have occurred and be continuing, all property damage insurance payments received by the Agent in connection with any loss, damage or destruction of Inventory will be released by the Agent to the applicable Grantor.  Each such policy shall in addition (i) name such Grantor and the Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Agent) as their interests may appear, (ii) provide that there shall be no recourse against the Agent for payment of premiums or other amounts with respect thereto, (iii) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Agent by the insurer and (iv) contain such other customary lender loss payee provisions as the Agent shall reasonably request.

1 Company to confirm coverage amounts.

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Each Grantor will, if so requested by the Agent and to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order) and without further order from the Bankruptcy Court, without further order from the Bankruptcy Court, deliver to the Agent certificates of insurance evidencing such insurance and, as often as the Agent may reasonably request, a report of a reputable insurance broker or the insurer with respect to such insurance.  Further, each Grantor will, at the request of the Agent and to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order) and without further order from the Bankruptcy Court, without further order from the Bankruptcy Court, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 1(i) and cause the insurers to acknowledge notice of such assignment.

(b)           Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 9 may be paid directly to the Person who shall have incurred damages covered by such insurance.  In case of any loss involving damage to Equipment or Inventory when subsection (c) of this Section 9 is not applicable, the applicable Grantor, to the extent determined to be in the business interest of such Grantor, will make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance properly received by or released to such Grantor shall be used by such Grantor, except as otherwise required hereunder, by the Credit Agreement or the Interim Order (and when applicable, the Final Order), to pay or as reimbursement for the costs of such repairs or replacements or, if such Grantor determines not to repair or replace such Equipment or Inventory, treat the loss or damage as a disposition under Section 5.02(e)(v) of the Credit Agreement.

(c)           So long as no Event of Default shall have occurred and be continuing, all insurance payments received by the Agent in connection with any loss, damage or destruction of any Inventory or Equipment will be released by the Agent to the applicable Grantor.  Upon the occurrence and during the continuance of any Event of Default, to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order) and without further order from the Bankruptcy Court, all insurance payments in respect of such Equipment or Inventory shall be paid to the Agent and shall, in the Agent’s sole discretion, (i) be released to the applicable Grantor for the repair, replacement or restoration thereof, (ii) be held as additional Collateral hereunder or applied as specified in Section 19(b) or (iii) be released to the Agent Sweep Account and applied as provided in Section 2.18(h) of the Credit Agreement.

Section 10.  Post-Closing Changes; Collections on Assigned Agreements and Receivables.

(a)  No Grantor will change its name, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule V of this Agreement without first giving at least 15 Business Days prior written notice to the Agent, or such lesser period of time as agreed by the Agent, and taking all action reasonably required by the Agent for the purpose of perfecting or protecting the security interest granted by this Agreement.  Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts, and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records and other documents to the extent provided in Section 5.01(e) of the Credit Agreement.  If any Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Agent of such organizational identification number.

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(b)           Except as otherwise provided in this subsection (b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Assigned Agreements and Receivables.  In connection with such collections, such Grantor may take (and, at the Agent’s direction, will take) such action as such Grantor or the Agent may deem necessary or advisable to enforce collection of the Assigned Agreements and Receivables; provided, however, that the Agent shall have the right at any time, to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order) and without further order from the Bankruptcy Court, upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Assigned Agreements and Receivables of the assignment of such Assigned Agreements to the Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements and Receivables, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements and Receivables, including, without limitation, those set forth in Section 9-607 of the UCC.  After receipt by any Grantor of the notice from the Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements and Receivables of such Grantor shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement) to be deposited in the Agent Sweep Account in the United States and either (A) released to such Grantor so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided in Section 19(b) of this Agreement or as provided in Section 2.18(h) of the Credit Agreement, and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement, release wholly or partly any Obligor thereof or allow any credit or discount thereon other than credits or discounts given in the ordinary course of business.

Section 11.  As to Intellectual Property Collateral.

(a)  With respect to each item of its Intellectual Property Collateral material to the business of the Company and its Subsidiaries, each Grantor agrees to take, at its expense, all commercially reasonable steps as determined in Grantor’s reasonable discretion, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance (in accordance with the exercise of such Grantor's reasonable business discretion) of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings initiated by third parties, in each case except where the failure to so file, register, maintain or participate is

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not reasonably likely to have a Material Adverse Effect.  No Grantor shall, without the written consent of the Agent, which shall not be unreasonably withheld or delayed, discontinue use of or otherwise abandon any such material Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless such Grantor shall have reasonably determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer reasonably necessary or desirable in the conduct of such Grantor’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect.

(b)           Until the termination of the Credit Agreement, each Grantor agrees to provide, annually to the Agent an updated Schedule of its Patents, Trademarks and registered Copyrights.

(c)           In the event that any Grantor becomes aware that any item of the Intellectual Property Collateral is being infringed, misappropriated or otherwise violated by a third party in any material respect, such Grantor shall take such commercially reasonable actions determined in its reasonable discretion, at its expense, to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement, misappropriation or other violation and for an injunction against such infringement, misappropriation or other violation.

(d)           Each Grantor shall take all reasonable steps which it deems appropriate under the circumstances to preserve and protect each item of its material Trademarks included in the Intellectual Property Collateral, including, without limitation, taking all reasonable steps which it deems appropriate under the circumstances to maintain substantially the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the general quality of the products and services as of the date hereof, and taking all reasonable steps which it deems appropriate under the circumstances to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

(e)           With respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit A hereto or otherwise in form and substance satisfactory to the Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office, and any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

(f)           Each entity which executes a Security Agreement Supplement as Grantor shall execute and deliver to the Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit B hereto or otherwise in form and substance satisfactory to the Agent (an “IP Security Agreement Supplement”) identifying the Intellectual Property Collateral pledged by such Grantor, which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

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Section 12. Voting Rights; Dividends; Etc.

(a)  So long as no Default under Section 6.01(a) or (e) of the Credit Agreement shall have occurred and be continuing:

(i)           Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose.

(ii)           Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any and all dividends, interest and other distributions paid or payable in the form of instruments or certificates in respect of, or in exchange for, any Security Collateral, shall, to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order) and without further order from the Bankruptcy Court, be promptly delivered to the Agent to hold as Security Collateral and shall, to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order) and without further order from the Bankruptcy Court, if received by such Grantor, be received in trust for the benefit of the Secured Parties, be segregated from the other property or funds of such Grantor and be promptly delivered to the Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(iii)           The Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b)           Upon the occurrence and during the continuance of a Default under Section 6.01(a) or (e) of the Credit Agreement:

(i)           All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 12(a)(i) shall, to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order) and without further order from the Bankruptcy Court, upon notice to such Grantor by the Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 12(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Agent for the benefit of the Secured Parties, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii)           All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 12(b) shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of such

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Grantor and shall be promptly paid over to the Agent as Security Collateral in the same form as so received (with any necessary indorsement).

Section 13.  As to the Assigned Agreements.  (a)  Each Grantor will, to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order) and without further order from the Bankruptcy Court, at its expense:

(i)           perform and observe all terms and provisions of the Assigned Agreements to be performed or observed by it to the extent consistent with its past practice or reasonable business judgment, maintain the Assigned Agreements to which it is a party in full force and effect, enforce the Assigned Agreements to which it is a party in accordance with the terms thereof and take all such action to such end as may be requested from time to time by the Agent; and

(ii)           furnish to the Agent promptly upon receipt thereof copies of all notices of defaults in excess of $25,000,000 received by such Grantor under or pursuant to the Assigned Agreements to which it is a party, and from time to time (A) furnish to the Agent such information and reports regarding the Assigned Agreements and such other Collateral of such Grantor as the Agent may reasonably request and (B) upon request of the Agent, make to each other party to any Assigned Agreement to which it is a party such demands and requests for information and reports or for action as such Grantor is entitled to make thereunder.

(b)           Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder.

(c)           Each Grantor agrees, upon the reasonable request of Agent, to instruct each other party to each Assigned Agreement to which it is a party, that all payments due or to become due under or in connection with such Assigned Agreement will be made directly to a Deposit Account.

(d)           All moneys received or collected pursuant to subsection (c) above shall be (i) released to the applicable Grantor on the terms set forth in Section 5 so long as no Event of Default shall have occurred and be continuing or (ii) if any Event of Default shall have occurred and be continuing, applied as provided in Section 19(b).

 As to Letter-of-Credit Rights and Commercial Tort Claims.

(a)  Except as otherwise permitted by the Credit Agreement, this Agreement and the Interim Order (and when applicable, the Final Order), each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit rights to the Agent, hereby assigns to the Agent such rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee.  Upon request of the Agent, each Grantor will, to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order) and without further order from the Bankruptcy Court, promptly use commercially reasonable efforts to cause the issuer of each letter-of-credit with a stated amount in excess of $5,000,000 and each nominated person (as defined in Section 5-102 of the UCC) (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent in form and substance reasonably satisfactory to the Agent and deliver written evidence of such consent to the Agent.

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(b)           Upon the occurrence and during the continuance of an Event of Default, each Grantor will, to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order) and without further order from the Bankruptcy Court, promptly upon request by the Agent, (i) notify (and such Grantor hereby authorizes the Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Agent or its designee and (ii) arrange for the Agent to become the transferee beneficiary of letter of credit.

(c)           In the event that any Grantor hereafter acquires or has any commercial tort claim that has been filed with any court in excess of $20,000,000 in the aggregate, it shall, promptly after such claim has been filed with such court, deliver a supplement to Schedule X hereto, identifying such new commercial tort claim; provided, however, that, with respect to any commercial tort claim in respect of Intellectual Property Collateral, the obligation set forth in this Section 14(c) shall only be applicable with respect to any such commercial tort claims to the extent relating to Intellectual Property Collateral with respect to which the applicable Grantors have executed or otherwise authenticated (or have an obligation pursuant to Section 11(e) to execute or otherwise authenticate) an Intellectual Property Security Agreement.

   Transfers and Other Liens; Additional Shares.

(a)  Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.

(b)           Subject to the terms of the Credit Agreement and this Agreement, each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor not to issue any equity interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer except to such Grantor or its Affiliates, and (ii) pledge hereunder, promptly upon its acquisition (directly or indirectly) thereof, any and all additional equity interests or other securities as required by Section 5.01(i) of the Credit Agreement from time to time acquired by such Grantor in any manner.

Section 16. Agent Appointed Attorney in Fact.  Each Grantor hereby irrevocably appoints the Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Agent’s discretion, to take any action and to execute any instrument, to the extent permitted by and in accordance with the Interim Order (and when applicable, the Final Order) and without further order from the Bankruptcy Court, that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

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(a)           to obtain and adjust insurance required to be paid to the Agent pursuant to Section 9,

(b)           to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c)           to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d)           to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Agent with respect to any of the Collateral.

Section 17. Agent May Perform.  If any Grantor fails to perform any agreement contained herein, the Agent may, but without any obligation to do so, upon notice to the Company of at least five Business Days in advance and if the Company fails to cure within such period, itself perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall be payable by such Grantor under Section 20.

 Section 18. The Agent’s Duties.

(a)  The powers conferred on the Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.  The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b)           Anything contained herein to the contrary notwithstanding, the Agent may from time to time, when the Agent deems it to be necessary, appoint one or more of its Affiliates (or, with the consent of the Company, any other Persons) subagents (each a “Subagent”) for the Agent hereunder with respect to all or any part of the Collateral.  In the event that the Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Agent, with all rights, powers, privileges, interests and remedies of the Agent hereunder with respect to such Collateral, and (iii) the term “Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Agent.

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Section 19.  Remedies.  Subject to the Orders, if any Event of Default shall have occurred and be continuing:

(a)           The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may:  (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place and time to be designated by the Agent that is reasonably convenient to both parties; (ii) subject to applicable law (including the Bankruptcy Code or any Order of the Bankruptcy Court entered in connection with the Cases), without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable; (iii) occupy, consistent with Section 5.01(e) of the Credit Agreement, on a non-exclusive basis any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral, and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC.  Each Grantor agrees that, to the extent notice of sale shall be required by law, including the Bankruptcy Code or any Order entered in connection with the Cases, at least ten days’ notice to such Grantor of the time and place of any public sale, or of the time after which any private sale is to be made shall constitute reasonable notification.  The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)           Any cash held by or on behalf of the Agent and all cash proceeds received by or on behalf of the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter shall be applied in whole or in part by the Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in accordance with Section 6.04 of the Credit Agreement.

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(c)           All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

(d)           Subject to the provisions of Section 9.06 of the Credit Agreement, the Agent may, without notice to any Grantor except as required by law (including the Bankruptcy Code or any Order of the Bankruptcy Court entered in connection with the Cases) and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

(e)           In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Agent or its designee, to the extent practicable, tangible embodiments of such Grantor’s know-how and expertise, and documents relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

(f)           In each case under this Agreement in which the Agent takes any action with respect to the Collateral, including proceeds, the Agent shall provide to the Company such records and information regarding the possession, control, sale and any receipt of amounts with respect to such Collateral as may be reasonably requested by the Company as a basis for the preparation of the company's financial statements in accordance with GAAP.

With respect to the foregoing, the Agent shall provide the Company (with a copy to counsel for the Official Creditors’ Committee in the Cases and to the United States Trustee for the Southern District of New York) with seven (7) days’ written notice prior to taking the actions contemplated by this Section 19; provided, that the Agent may take the actions contemplated by this Section 19 without further order from the Bankruptcy Court.

Section 20.  Indemnity and Expenses.  (a)  Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, trustees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

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(b)           Each Grantor will upon demand pay to the Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (ii) the exercise or enforcement of any of the rights of the Agent or the other Secured Parties hereunder or (iii) the failure by such Grantor to perform or observe any of the provisions hereof.

Section 21. Amendments; Waivers; Additional Grantors; Etc.

(a)  No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and, with respect to any amendment, the Company on behalf of the Grantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b)           Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit C hereto (each a “Security Agreement Supplement”), such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Loan Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.

Section 22. Confidentiality; Notices; References.

(a)      The confidentiality provisions of Section 9.09 of the Credit Agreement shall apply to all information received by the Agent or any Lender under this Agreement.

(b)           All notices and other communications provided for hereunder shall be delivered as provided in Section 9.02 of the Credit Agreement.

(c)           The definitions of certain terms used in this Agreement are set forth in the following locations:

Account Collateral	Section 1(f)
Agreement	Preamble
Agreement Collateral	Section 1(e)
Assigned Agreements	Section 1(e)
Company	Preamble
Collateral	Section 1
Copyrights	Section 1 (g)(iii)
Credit Agreement	Recitals (1)
Deposit Account Control Agreement	Section 5(a)
Deposit Accounts	Recitals (3)
Equipment	Section 1(a)
Grantor, Grantors	Preamble
Initial Pledged Debt	Recitals (2)
Initial Pledged Equity	Recitals (2)
Intellectual Property Collateral	Section 1(g)
Inventory	Section 1(b)
IP Agreements	Section 1(g)(v)
Obligor	Section 5(a)
Patents	Section 1(g)(i)
Pledged Debt	Section 1(d)(iv)
Pledged Equity	Section 1(d)(iii)
Receivables	Section 1(c)
Related Contracts	Section 1(c)
Secured Obligations	Section 2
Secured Parties	Section 2
Security Collateral	Section 1(d)
Specified Collateral	Section 6(m)
Trademarks	Section 1(g)(ii)
Trade Secrets	Section 1(g)(iii)
UCC	Recitals (6)

Section 23. Continuing Security Interest; Assignments Under the Credit Agreement.  This Agreement shall create a continuing security interest in the Collateral and shall (a) except as otherwise provided in Section 9.16 of the Credit Agreement, remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations, (ii) the Termination Date and (iii) the termination or expiration of all Letters of Credit, or otherwise as set forth in any order of the Bankruptcy Court, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Secured Parties and their respective successors, permitted transferees and permitted assigns.  Without limiting the generality of the foregoing clause (c), to the extent permitted in Section 9.08 of the Credit Agreement, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any permitted transferee, and such permitted transferee shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise.

Section 24. Release; Termination.

(a)   Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents or as otherwise directed or required by any order of the Bankruptcy Court, the security interests granted under this Agreement by such Grantor in such Collateral shall immediately terminate and automatically be released and Agent will promptly deliver at the Grantor’s request to such Grantor all certificates representing any Pledged Equity released and all notes and other instruments representing any Pledged Debt, Receivables or other Collateral, and Agent will, at such Grantor’s expense, promptly execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment

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 and security interest granted hereby; provided, however, that no such documents shall be required unless such Grantor shall have delivered to the Agent, at least five Business Days prior to the date such documents are required by Grantor, or such lesser period of time agreed by the Agent, a written request for release describing the item of Collateral and the consideration to be received in the sale, transfer or other disposition and any expenses in connection therewith, together with a form of release for execution by the Agent and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents.

(b)           The pledge and security interest granted hereby will be terminated as set forth in Section 9.16(b) of the Credit Agreement and upon such termination all rights to the Collateral shall revert to the applicable Grantor and the Agent will promptly deliver to the applicable Grantors all certificates representing any Pledged Equity or Pledged Debt, Receivables or other Collateral.

Section 25. Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or .pdf shall be effective as delivery of an original executed counterpart of this Agreement.

Section 26. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York and (to the extent applicable) the Bankruptcy Code.

Section 27. Jurisdiction; Waiver of Jury Trial.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from jurisdiction), to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the Bankruptcy Court or any such New York State court, as applicable, or, to the extent permitted by law, in such federal court.  Each Grantor hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 9.02 of the Credit Agreement.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this
Agreement in the Bankruptcy Court or any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(c)           Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Agent or any Secured Party in the negotiation, administration, performance or enforcement thereof.

Section 28.  Intercreditor Agreement Controlling.  Notwithstanding anything herein to the contrary, the liens and security interests granted to the Agent pursuant to this Agreement and the exercise of any right or remedy by the Agent hereunder, in each case, with respect to the Collateral are subject to the limitations and provisions for the Intercreditor Agreement.  In the event of any inconsistency between the terms or conditions of this Agreement and the terms and conditions of the Intercreditor Agreement, the terms and conditions of the Intercreditor Agreement shall control.

Section 29.  Marshalling.  Neither the Agent nor the Secured Parties shall be required to marshal any present or future collateral security (including but not limited to the Collateral for, or other assurance of payment of, the Secured Obligations or any of them) or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising.

Section 30.  Inconsistency.  In the event of any inconsistency or conflict between the provisions of this Agreement and the Interim Order (and, when applicable, the Final Order), the provisions of the Interim Order (and, when applicable, the Final Order) shall govern.

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

EASTMAN KODAK COMPANY

By: ______________________________

Name:

Title:

CREO MANUFACTURING AMERICA LLC

KODAK AVIATION LEASING LLC

By_______________________________

Name:

Title:

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EASTMAN KODAK INTERNATIONAL

CAPITAL COMPANY, INC.

FAR EAST DEVELOPMENT LTD.

FPC INC.

KODAK (NEAR EAST), INC.

KODAK AMERICAS, LTD.

KODAK IMAGING NETWORK, INC.

KODAK PORTUGUESA LIMITED

KODAK REALTY, INC.

LASER-PACIFIC MEDIA CORPORATION

PAKON, INC.

QUALEX INC.

By: _______________________________

Name:

Title:

KODAK PHILIPPINES, LTD.

NPEC INC.

By: _______________________________

Name:

Title:

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Exhibit A to the
US Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated [__________], 20[__], is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Citicorp North America, Inc., as Agent (the “Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, Eastman Kodak Company, a New Jersey corporation, a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (as defined in the Credit Agreement), has entered into a Debtor-in-Possession Credit Agreement dated as of
January 20, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with Citicorp North America, Inc., as Agent, and the Lenders party thereto.
Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, as a condition precedent to the making of Loans and the issuance of Letters of Credit by the Lenders under the Credit Agreement, each Grantor has executed and delivered that certain US Security Agreement dated January [  ], 2012, made by the Grantors to the Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Agent, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1.  Grant of Security.  In addition to the security interest set forth in the Interim Order (and when applicable, the Final Order), each Grantor hereby grants to the Agent for the ratable benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):

(i)           the patents and patent applications set forth in Schedule A hereto;

(ii)           the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby;

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(iii)           all copyrights, whether registered or unregistered, now owned or hereafter acquired by such Grantor, including, without limitation, the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto;

(iv)           all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(v)           any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi)           any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

SECTION 2.  Security for Obligations.  In addition to the security for the payment of the Secured Obligations to the Secured Parties provided by the Interim Order (and when applicable, the Final Order), the grant of a security interest in the Collateral by each Grantor under this IP Security Agreement secures the payment of all obligations of such Grantor now or hereafter existing under or in respect of the Loan Documents, and the Secured Agreements, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including interest accruing during the pendency of the Cases, regardless of whether allowed or allowable in such proceedings), premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise (including monetary obligations incurred during the pendency of the cases, regardless of whether allowed or allowable in such proceedings).  Without limiting the generality of the foregoing, this IP Security Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and that would be owed by such Grantor to any Secured Party under the Loan Documents and the Secured Agreements but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3.  Recordation.  Each Grantor authorizes and requests that the Register of Copyrights and any other applicable government officer record this IP Security Agreement.

SECTION 4.  Execution in Counterparts.  This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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SECTION 5.  Grants, Rights and Remedies.  This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement.  Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 6.  Governing Law.  This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York and (to the extent applicable) the Bankruptcy Code.

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IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

EASTMAN KODAK COMPANY

By: ________________________________

Name:

Title:

Address for Notices:

[NAME OF GRANTOR]

By: __________________________________

Name:

Title:

Address for Notices:

[NAME OF GRANTOR]

By:___________________________________

Name:

Title:

Address for Notices:

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Exhibit B to the
US Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT (this “IP Security Agreement Supplement”) dated __________, 20__, is made by the Person listed on the signature page hereof (the “Grantor”) in favor of Citicorp North America, Inc., as Agent (the “Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, Eastman Kodak Company, a New Jersey corporation, a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (as defined in the Credit Agreement), has entered into a Debtor-in-Possession Credit Agreement dated as of January 20, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with Citicorp North America, Inc., as Agent, and the Lenders party thereto.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, pursuant to the Credit Agreement, the Grantor and certain other Persons have executed and delivered that certain US Security Agreement dated January [  ], 2012 made by the Grantor and such other Persons to the Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) and that certain Intellectual Property Security Agreement dated [__________], 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantor has granted to the Agent, for the ratable benefit of the Secured Parties, a security interest in the Collateral (as defined in Section 1 below) of the Grantor and has agreed as a condition thereof to execute this IP Security Agreement Supplement for recording with the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:

SECTION 1.  Grant of Security.  In addition to the security interest set forth in the Interim Order (and when applicable, the Final Order), each Grantor hereby grants to the Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):

(i)           the patents and patent applications set forth in Schedule A hereto;

(ii)           the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability

1

of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby;

(iii)           the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto;

(iv)           all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(v)           all any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi)           any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing or arising from any of the foregoing.

SECTION 2.  Security for Obligations.  In addition to the security for payment of the Secured Obligations to the Secured Parties provided by the Interim Order (and when applicable, the Final Order), the grant of a security interest in the Additional Collateral by the Grantor under this IP Security Agreement Supplement secures the payment of all obligations of the Grantor now or hereafter existing under or in respect of the Loan Documents and the Secured Agreements, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including interest accruing during the pendency of the Cases, regardless of whether allowed or allowable in such proceedings), premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise (including monetary obligations incurred during the pendency of the Cases, regardless of whether allowed or allowable in such proceedings).

SECTION 3.  Recordation.  The Grantor authorizes and requests that the Register of Copyrights and any other applicable government officer to record this IP Security Agreement Supplement.

SECTION 4.  Grants, Rights and Remedies.  This IP Security Agreement Supplement has been entered into in conjunction with the provisions of the Security Agreement.  The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Agent with respect to the Additional Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 5.  Governing Law.  This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York and (to the extent applicable) the Bankruptcy Code.

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IN WITNESS WHEREOF, the Grantor has caused this IP Security Agreement Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

By:   _______________________________________

Name:

Title:

Address for Notices:

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Exhibit C to the
US Security Agreement

FORM OF SECURITY AGREEMENT SUPPLEMENT

[Date of Security Agreement Supplement]

Citicorp North America, Inc., as the Agent for
the Secured Parties referred to in the
Credit Agreement referred to below

[                                          ]
Attn:  [                                ]

Eastman Kodak Company

Ladies and Gentlemen:

Reference is made to (i) the Debtor-in-Possession Credit Agreement dated as of January 20, 2012 (as amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Eastman Kodak Company, a New Jersey corporation, a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (as defined in the Credit Agreement), and Kodak Canada Inc., a corporation organized under the laws of the province of Ontario, Canada, as the Borrowers, the Lenders party thereto, Citicorp North America, Inc., as Agent (together with any successor Agent appointed pursuant to Article VII of the Credit Agreement, the “Agent”), and as administrative agent for the Lenders, and (ii) the US Security Agreement dated January [  ], 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) made by the Grantors from time to time party thereto in favor of the Agent for the Secured Parties.  Terms defined in the Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement.

SECTION 1.  Grant of Security.  In addition to the security interest set forth in the Interim Order (and when applicable, the Final Order), the undersigned hereby grants to the Agent, for the ratable benefit of the Secured Parties, a security interest in all of its right, title and interest in and to its Collateral consisting of the following, in each case, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising (collectively, the undersigned’s “Collateral”): all Equipment, Inventory, Security Collateral (including, without limitation, the indebtedness set forth on Schedule A hereto and the securities and securities/deposit accounts set forth on Schedule B hereto), Receivables, Related Contracts, Agreement Collateral, Account Collateral (including the deposit accounts set forth on Schedule C hereto), Intellectual Property Collateral, all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of the undersigned pertaining to any of the undersigned’s Collateral, and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with

4

respect to, and supporting obligations relating to, any and all of the undersigned’s Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.

SECTION 2.  Security for Obligations.  In addition to the security for the payment of the Secured Obligations to the Secured Parties provided by the Interim Order (and when applicable, the Final Order), the grant of a security interest in the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Secured Obligations of the undersigned now or hereafter existing under or in respect of the Loan Documents and the Secured Agreements, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including interest accruing during the pendency of the Cases, regardless of whether allowed or allowable in such proceedings), premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise (including monetary obligations incurred during the pendency of the Cases, regardless of whether allowed or allowable in such proceedings).  Without limiting the generality of the foregoing, this Security Agreement Supplement and the Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations and that would be owed by the undersigned to any Secured Party under the Loan Documents and the Secured Agreements but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3.  Representations and Warranties.  (a)  The undersigned’s exact legal name, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule D hereto.  Within the twelve months preceding the date hereof, the undersigned has not changed its name, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule E hereto except as set forth in Schedule F hereto.

(b)           All Equipment having a value in excess of $5,000,000 and all Inventory having a value in excess of $5,000,000 as of the date hereof of the undersigned is located at the places specified therefor in Schedule H hereto.

(c)           The undersigned is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule I hereto.

(d)           The undersigned hereby makes each other representation and warranty set forth in Section 6 of the Security Agreement with respect to itself and the Collateral granted by it.

SECTION 4.  Obligations Under the Security Agreement.  The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors.  The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned, that each reference to the “Collateral” or any part thereof shall also mean and be a reference to the undersigned’s Collateral or part thereof, as the case may be, and that each reference in the Security Agreement to a Schedule shall also mean and be a reference to the schedules attached hereto.

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SECTION 5.  Governing Law.  This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York and (to the extent applicable) the Bankruptcy Code.2

Very truly yours,

[NAME OF ADDITIONAL GRANTOR]

By: _______________________________

Name:

Title:

Address for Notices:

2	If the Additional Grantor is not concurrently executing a guaranty or other Loan Document containing provisions relating to submission to jurisdiction and jury trial waiver, include them here.

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EXHIBIT D-2 - FORM OF

CANADIAN SECURITY AGREEMENT

CANADIAN SECURITY AGREEMENT

Dated January [ ], 2012

From
The Grantors referred to herein
as Grantors
to
Citicorp North America, Inc.
as Agent

T A B L E  O F  C O N T E N T S

Schedules
Schedule I	Investment Property
Schedule II	Pledged Deposit Accounts
Schedule III	Receivables and Agreement Collateral
Schedule IV	Intellectual Property
Schedule V	Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization, Organizational Identification Number and Jurisdictions of Tangible Personal Property
Schedule VI	[Reserved]
Schedule VII	Letters of Credit
Schedule VIII	Equipment Locations
Schedule IX	Inventory Locations
Exhibits
Exhibit A	Form of Intellectual Property Security Agreement
Exhibit B	Form of Intellectual Property Security Agreement Supplement
Exhibit C	Form of Security Agreement Supplement

CANADIAN SECURITY AGREEMENT

CANADIAN SECURITY AGREEMENT dated January [ ], 2012 (this “Agreement”) made by Kodak Canada Inc., an Ontario corporation (the “Borrower”), and the other Persons listed on the signature pages hereof, or which at any time execute and deliver a Canadian Security Agreement Supplement (as hereinafter defined) in substantially the form attached hereto as Exhibit C (the Borrower and such other Persons, collectively, the “Grantors”), to Citicorp North America, Inc., as agent (in such capacity, together with any successor Agent appointed pursuant to Article VIII of the Credit Agreement (as hereinafter defined), the “Agent”) for the Secured Parties (as hereinafter defined).

PRELIMINARY STATEMENTS

(1)
Reference is made to the Debtor-in-Possession Credit Agreement, dated as of January 20, 2012, among the Borrower, Eastman Kodak Company (the “Company”), the Subsidiaries of the Company party thereto, the Agent and Lenders from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

(2)
Each Grantor is the owner of the shares of stock or other equity interests in its Subsidiaries set forth on Part I of Schedule I hereto and issued by the Persons named therein (such shares of stock or other equity interests, the “Initial Pledged Equity”).  Each Grantor is the holder of the indebtedness owed to such Grantor (the “Initial Pledged Debt”) set forth opposite such Grantor’s name on and as otherwise described in Part II of Schedule I hereto and issued by the obligors named therein.

(3)
Each Grantor is the owner of the deposit accounts set forth opposite such Grantor’s name on Schedule II hereto (together with all deposit accounts now owned or hereafter acquired by the Grantors, the “Pledged Deposit Accounts”).

(4)
It is a condition precedent to the making of Canadian Revolving Loans by the Lenders under the Credit Agreement that the Grantors shall have granted the security interests contemplated by this Agreement.  Each Grantor will derive substantial direct or indirect benefit from the transactions contemplated by this Agreement, the Credit Agreement and the other Loan Documents.

(5)
Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement.  Further, unless otherwise defined in this Agreement or in the Credit Agreement and unless the context otherwise requires, all the terms used in this Agreement without initial capitals, which are defined in the PPSA (as defined below) or the STA (as defined below), have the same meanings in this Agreement as in the PPSA or the STA, as applicable.  “PPSA” means the Personal Property Security Act as in effect from time to time in the Province of Ontario; provided that, if the validity, perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Personal Property Security Act as in effect in a jurisdiction other than the Province of Ontario, “PPSA” means the Personal Property

Security Act as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such validity, perfection, effect of perfection or non-perfection or priority.  “STA” means the Securities Transfer Act, 2006, S.O. 2006, c.8 or similar legislation of any other applicable jurisdiction.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Canadian Revolving Loans under the Credit Agreement, each Grantor hereby agrees with the Agent for the ratable benefit of the Secured Parties (as hereinafter defined) as follows:

SECTION 1                      GRANT OF SECURITY

(1)                      Each Grantor hereby grants to the Agent, for the ratable benefit of the Secured Parties, a security interest and a security interest is taken in such Grantor's right, title and interest in and to all of such Grantor's present and future undertaking and property (collectively, the “Collateral”) including, without limitation, all its present and after acquired personal property and the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising, provided, however, that notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under this Section 1 hereof attach to: (A) any deposit account for taxes, payroll, employee benefits or similar items and any other account or financial asset in which such security interest would be unlawful or in violation of any Plan or employee benefit agreement, (B) subject to Section 3(b), any lease, license, contract, or agreement or other property right (“Contractual Rights”), to which any Grantor is a party or of any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in: (x) the abandonment, invalidation, unenforceability or other impairment of any right, title or interest of any Grantor therein, or (y) in a breach or termination pursuant to the terms of, or a default under, any such Contractual Rights, (C) any real property or fixture, or (D) the last day of the term of any lease or any agreement therefor now held or hereafter acquired by a Grantor, but should the Agent enforce its security interest therein the Grantor will thereafter stand possessed of such last day and must hold it in trust to assign the same to any person acquiring such term in the course of the enforcement of such security interest, or (E) any capital stock or assets of 1680382 Ontario Limited:

(a)
all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, aircraft and furniture (excepting all fixtures), all parts thereof and all accessions thereto and all other tangible personal property which is not Inventory (as hereafter defined) or consumer goods (any and all such property being the “Equipment”);

(b)
all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor (any and all such property being the “Inventory”);

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(c)
all accounts, instruments (including, without limitation, promissory notes), deposit accounts, chattel paper, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind owing to the Grantors, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance (any and all such instruments, deposit accounts, chattel paper, general intangibles and other obligations to the extent not referred to in clause (f), (g) or (h) below, being the “Receivables”), and all supporting obligations, security agreements, Liens, leases, letters of credit and other contracts owing to the Grantors or supporting the obligations owing to the Grantors under the Receivables (collectively, the “Related Contracts”);

(d)	all chattel paper, warehouse receipts, bills of lading and other documents of title, whether negotiable or not;

(e)	all coins or bills or other medium of exchange adopted for use as part of the currency of Canada or of any foreign government;

(f)	the following (the “Security Collateral”):

(i)
the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;

(ii)
the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(iii)
all additional shares of stock and other equity interests from time to time acquired by such Grantor in any manner of each Subsidiary of such Grantor (other than 1680382 Ontario Limited) (such shares and other equity interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other equity interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other equity interests and all warrants, rights or options issued thereon or with respect thereto;

(iv)
all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

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(v)
all security entitlements or commodity or futures contracts carried in a securities account or commodity or futures account, all security entitlements with respect to all financial assets from time to time credited to the Pledged Deposit Accounts and all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or financial assets and all warrants, rights or options issued thereon with respect thereto; and

(vi)
all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity or futures contracts and (E) commodity or futures accounts, but excluding any equity interest excluded from the Pledged Equity) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto (“Investment Property”);

(g)
each Hedge Agreement to which such Grantor is now or may hereafter become a party, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guarantee with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

(h)	the following (collectively, the “Account Collateral”):

(i)
the Pledged Deposit Accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Accounts;

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(ii)
all promissory notes, certificates of deposit, cheques and other instruments from time to time delivered to or otherwise possessed by the Agent for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii)
all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

(i)	the following (collectively, the “Intellectual Property Collateral”):

(i)	all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii)
all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered, together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii)
all copyrights, including, without limitation, copyrights in computer software, internet web sites and the content thereof, whether registered or unregistered (“Copyrights”); all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and integrated circuit topographies;

(iv)
all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(v)	all agreements, licenses and covenants providing for the granting of any right in or to any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary (“IP Agreements”); and

(vi)
any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(j)
all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash; and

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(k)
all books, papers, accounts, invoices, documents and other records in any form evidencing or relating to any of the property described in this Section 1 and all contracts, instruments and other rights and benefits in respect thereof and all replacements of, substitutions for and increases, additions and accessions to any of the property described in this Section 1.

(2)                      Each of the Grantors acknowledges that (i) value has been given, (ii) it has rights in the Collateral (other than after-acquired Collateral), (iii) it has not agreed to postpone the time of attachment of the security interests granted hereby, (iv) the security interests granted hereby in Collateral in which it acquires an interest after the execution of this Agreement attach when it acquires such interest, and (v) it has received a duplicate copy of this Agreement.

SECTION 2                      SECURITY FOR OBLIGATIONS

This Agreement secures, in the case of each Grantor, the payment and performance of all obligations of such Grantor and the Subsidiaries of the Company now or hereafter existing under (a) the Loan Documents, and (b) to the extent constituting Canadian Obligations, the Canadian Secured Agreements, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such obligations being the “Secured Obligations”) owing to the Canadian Secured Parties (collectively, the “Secured Parties”);  provided that the Secured Obligations shall not include any such obligations of any US Guarantor. Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor or Subsidiary of the Company, as applicable, to any Secured Party under the Loan Documents or Canadian Secured Agreements but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, insolvency, reorganization or similar proceeding involving any of the Loan Parties and other Subsidiaries of the Company.

SECTION 3                      GRANTORS REMAIN LIABLE

(a)
Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor's Collateral to perform all of its duties and obligations thereunder to the extent set forth therein to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

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(b)
With respect to any Contractual Rights of any Grantor not subject to the security interest granted herein as provided in Section 1(c), such Grantor shall hold its interest in such Contractual Rights in trust for the Agent and will assign such Contractual Rights to the Agent on behalf of the Secured Parties forthwith upon obtaining the consent of the other party thereto.  Each Grantor agrees that it will, upon the request of the Agent, following the occurrence and during the continuance of an Event of Default, use its reasonable best efforts to obtain any consent required to permit any Contractual Rights to be subjected to the security interest granted herein.

SECTION 4                      DELIVERY AND CONTROL OF SECURITY COLLATERAL

(a)
All certificates or instruments representing or evidencing Pledged Equity or Pledged Debt shall be promptly delivered (provided, that in the case of any such certificates or instruments owned by the Grantors as of the Effective Date, such certificates or instruments shall be delivered within 60 days following the Closing Date (except as otherwise specified on Schedule 5.01(m) of the Credit Agreement) or in each case prior to such later date as the Agent shall agree in its discretion) following the date of this Agreement to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Agent except to the extent that such transfer or assignment is (x) prohibited by applicable law or (y) subject to certain corporate actions by the holders or issuers of Initial Pledged Equity which have not occurred as of the Effective Date and governmental approvals or consents to pledge or transfer with respect to the issuers of Pledged Equity which have not yet been obtained as to which Grantor shall use commercially reasonable efforts to complete as soon as practicable after the date hereof.

(b)
With respect to any Security Collateral representing interests in Subsidiaries in which any Grantor has any right, title or interest and that constitutes an uncertificated security, such Grantor will use commercially reasonable efforts to cause the issuer thereof to agree in an authenticated record with such Grantor and the Agent that, upon notice from the Agent that an Event of Default has occurred and is continuing, such issuer will comply with instructions with respect to such Security Collateral originated by the Agent without further consent of such Grantor, such authenticated record to be in form and substance reasonably satisfactory to the Agent.  Upon the request of the Agent upon the occurrence and during the continuance of an Event of Default, each Grantor will notify each issuer of Security Collateral as provided in Section 4(e) below.

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(c)
With respect to any securities or commodity or futures account, any Security Collateral that constitutes a security entitlement as to which financial nstitution acting as Agent hereunder is not the securities intermediary, upon the request of the Agent upon the occurrence and during the continuance of an Event of Default the relevant Grantor will use its commercially reasonable efforts to cause the securities intermediary with respect to such security or commodity or futures account or security entitlement to identify in its records the Agent as the entitlement holder thereof.

(d)
Upon the request of the Agent upon the occurrence and during the continuance of an Event of Default, each Grantor shall cause the Security Collateral to be registered in the name of the Agent or such of its nominees as the Agent shall direct, subject only to the revocable rights specified in Section 12(a).  In addition, the Agent shall have the right upon the occurrence and during the continuance of an Event of Default to convert Security Collateral consisting of financial assets credited to any securities account to Security Collateral consisting of financial assets held directly by the Agent, and to convert Security Collateral consisting of financial assets held directly by the Agent to Security Collateral consisting of financial assets credited to any securities or commodity or futures account.

(e)
Upon the request of the Agent upon the occurrence and during the continuance of an Event of Default, each Grantor will notify each issuer of Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.

SECTION 5                      MAINTAINING THE ACCOUNT COLLATERAL

So long as any Loan or any other payment obligation of any Loan Party of which the Borrower has notice under any Loan Document shall remain unpaid, or any Lender shall have any Commitment:

(a)
Each Grantor will enter into an agreement with the financial institution holding a Pledged Deposit Account pursuant to which such financial institution shall agree with such Grantor and the Agent to, upon notice from the Agent upon the occurrence and during the continuance of an Event of Default, comply with instructions originated by the Agent directing the disposition of funds in such deposit account without the further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Agent (a “Deposit Account Control Agreement”), and, upon the occurrence and during the continuance of an Event of Default, instruct each Person obligated at any time to make any payment to such Grantor for any reason (an “Obligor”) to make such payment to such a Pledged Deposit Account.

(b)
The Agent may, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts to satisfy the Grantor's obligations under the Loan Documents if an Event of Default shall have occurred and be continuing.  As soon as reasonably practicable after any such transfer, the Agent agrees to give written notice thereof to the applicable Grantor.

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SECTION 6	REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants as follows:

(a)
Such Grantor's exact legal name, place of business, chief executive office, each jurisdiction in which it has tangible personal property, type of organization and jurisdiction of formation as of the date hereof is set forth in Schedule V hereto.

(b)
Such Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by it free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement or Liens permitted under the Credit Agreement.  No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may exist on the date of this Agreement, has been filed in favour of the Agent relating to the Loan Documents or is otherwise permitted under the Credit Agreement.

(c)
All Equipment of such Grantor having a value in excess of $5,000,000 and Inventory of such Grantor having a value in excess of $5,000,000 as of the date hereof is located at the places specified therefor in Schedule VIII  and Schedule IX hereto, respectively.  Such Grantor has exclusive possession and control of its Inventory, other than Inventory stored at any leased premises or third party warehouse.

(d)
None of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument in excess of $5,000,000 that has not been delivered to the Agent.  All Receivables or Agreement Collateral valued in excess of $5,000,000 is listed on Schedule III attached hereto.

(e)
All Security Collateral consisting of certificated securities and instruments with an aggregate fair market value in excess of $5,000,000 for all such Security Collateral of the Grantors has been delivered to the Agent in accordance with the time periods set forth in Section 4(a).

(f)	If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.

(g)
The Pledged Equity pledged by such Grantor hereunder has been duly authorized and validly issued and is fully paid and non assessable.  The Pledged Debt pledged by such Grantor hereunder (i) has been duly authorized, authenticated or issued and delivered, (ii) is the legal, valid and binding obligation of the issuers thereof, (iii) if evidenced by any promissory note, such promissory note has been delivered to the Agent in accordance with the time periods set forth in Section 4(a), and (iv) is not in default.

(h)
The Initial Pledged Equity pledged by such Grantor constitutes, as of the date hereof, 100% of the issued and outstanding equity interests of the issuers thereof indicated on Part I of Schedule I hereto.  The Initial Pledged Debt constitutes all of the outstanding Debt for Borrowed Money owed to such Grantor by the issuers therof as indicated on Part II of Schedule I hereof.

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(i)	Such Grantor has no Investment Property with a market value in excess of $5,000,000 as of the date hereof, other than the Investment Property listed on Part III of Schedule I hereto.

(j)
The Assigned Agreements to which such Grantor is a party have been duly authorized, executed and delivered by such Grantor and, to such Grantor's knowledge, any material Assigned Agreements are in full force and effect and are binding upon and enforceable against all parties thereto in accordance with their terms.

(k)
Such Grantor has no material deposit accounts subject to the grant or security in Section 1 of this Agreement as of the date hereof, other than the Pledged Deposit Accounts listed on Schedule II hereto.

(l)
Such Grantor is not a beneficiary or assignee under any letter of credit with a stated amount in excess of $5,000,000 and issued by a United States or Canadian financial institution as of the date hereof, other than the letters of credit described in Schedule VII hereto.

(m)
This Agreement creates in favour of the Agent for the benefit of the Secured Parties a valid security interest in the Collateral granted by such Grantor under this Agreement, securing the payment of the Secured Obligations except to the extent that control or possession by the Agent is required for the creation of the security interest; all filings and other actions necessary to perfect the security interest in the Collateral granted by such Grantor have been duly made or taken and are in full force and effect other than (i) federal registration which may be necessary to perfect the Agent's security interest with respect to Collateral consisting of vessels, rolling stock or aircraft; and (ii) actions necessary to transfer and prior approval of or filings with any governmental entity required in connection with any interest in Pledged Equity; provided however, that the Agent will receive a security interest, but not a first priority security interest, in (1) Collateral subject to Liens permitted by the terms of the Credit Agreement which rank in priority to the security interest granted herein and (2) other Collateral to the extent consented to by the Agent and approved by the Required Lenders (collectively, the “Specified Collateral”).

(n)
No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest in Collateral other than the Specified Collateral), except for (A) the filing of financing statements and financing change statement under the PPSA, which financing statements or financing change

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statements, as the case may be, have been duly filed and are in full force and effect, (B) certain corporate actions by the holders or issuers of non-US Initial Pledged Equity which have not occurred as of the Effective Date, necessary to transfer or assign, (C) the actions described in Section 4 with respect to the Security Collateral, (D) federal filings which may be necessary in respect of vessels, rolling stock or aircraft, or (iii) the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as set forth above and as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

(o)
The Inventory that has been produced or distributed by such Grantor has been produced in compliance with all requirements of applicable law except where the failure to so comply would not have a Material Adverse Effect.

(p)	As to itself and its Intellectual Property Collateral:

(i)
Except as set forth on Schedule IV hereto, to the knowledge of such Grantor, neither the operation of such Grantor's business nor the use of the Intellectual Property Collateral by such Grantor in connection therewith conflicts with, infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property rights of any third party, except, in each case, as are not reasonably expected to have a Material Adverse Effect.

(ii)
Such Grantor is the exclusive owner of all right, title and interest in and to Patents, Trademarks and Copyrights contained in the Intellectual Property Collateral, except as set forth in Schedule IV hereto with respect to co-ownership of certain Patents, and except for such failures to have exclusive ownership that are not reasonably expected to have a Material Adverse Effect.

(iii)
The Intellectual Property Collateral set forth on Schedule IV hereto includes all of the registered patents, patent applications, domain names, trademark registrations and applications, copyright registrations and applications owned by such Grantor as of the date set forth therein.

(iv)
The issued Patents and registered Trademarks contained in the Intellectual Property Collateral have not been adjudged invalid or unenforceable in whole or part, and to the knowledge of such Grantor, are valid and enforceable, except to the extent such Grantor has ceased use of any such registered Trademarks, and except, in each case, as are not reasonably expected to have a Material Adverse Effect.

(v)
Such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes, as deemed necessary by Grantor in its reasonable business discretion, to maintain in full force and effect and protect its interest in each and every material item of Intellectual Property Collateral owned by such Grantor that is registered or the subject of an application for registration.

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(vi)
Except as set forth in Schedule IV hereto, no claim has been asserted and is pending or, to the knowledge of such Grantor, threatened by any Person challenging the use of any Intellectual Property Collateral by a Grantor or the validity or  enforceability of any such Intellectual Property Collateral, nor does such Grantor know of any valid basis for any such claim, except, in either case, for such claims that individually or in the aggregate are not reasonably expected to have a Material Adverse Effect.  The consummation of the transactions contemplated by the Loan Documents will not result in the termination or material impairment of any of the Intellectual Property Collateral.

(vii)
Except as set forth on Schedule IV hereto, with respect to each material IP Agreement: (A) to the knowledge of such Grantor, such IP Agreement is valid and binding and in full force and effect; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received any notice of termination or cancellation under such IP Agreement within the six months immediately preceding the date of this Agreement; (D) within the six months immediately preceding the date of this Agreement, such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured; and (E) neither such Grantor nor, to such Grantor's knowledge, any other party to such IP Agreement is in breach or default thereof in any material respect, and, to the knowledge of such Grantor, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination or modification under such IP Agreement, in each case except as would not reasonably be expected to have a Material Adverse Effect.

(viii)
Such Grantor has used commercially reasonable efforts to maintain the confidentiality of the Trade Secrets of such Grantor and to protect such Trade Secrets from unauthorized use, disclosure or appropriation and no such Trade Secrets have been disclosed by such Grantor other than to employees, representatives, agents, consultants and contractors of such Grantor or other Persons, all of whom are bound by written confidentiality agreements.

SECTION 7                      FURTHER ASSURANCES

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(a)
Each Grantor agrees that from time to time, in accordance with the terms of this Agreement at the expense of such Grantor and at the reasonable request of the Agent, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be reasonably necessary or desirable, or that the Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor.  Without limiting the generality of the foregoing, each Grantor will, at the reasonable request of the Agent, promptly with respect to the Collateral of such Grantor:  (i) mark conspicuously each document included in Inventory, each chattel paper included in Receivables, each Assigned Agreement and, at the request of the Agent, each of its records pertaining to such Collateral with a legend, in form and substance reasonably satisfactory to the Agent, indicating that such document, Assigned Agreement or Collateral is subject to the security interest granted hereby; (ii) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Agent; (iii) file such financing statements or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; (iv) at the request of the Agent, take all action to ensure that the Agent's security interest is noted on any certificate of title related to any Collateral evidenced by a certificate of title; and (v) deliver to the Agent evidence that all other actions that the Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

(b)
Each Grantor hereby authorizes the Agent to file one or more financing statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor in Canada other than any real property or fixtures, regardless of whether any particular asset described in such financing statements falls within the scope of the PPSA.  A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.  Each Grantor ratifies its authorization for the Agent to have filed such financing statements or amendments filed prior to the date hereof.

(c)
Each Grantor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Agent may reasonably request, all in reasonable detail.

SECTION 8                      AS TO EQUIPMENT AND INVENTORY

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(a)           Each Grantor will keep its Equipment having a value in excess of $5,000,000 and Inventory having a value in excess of $5,000,000 (other than Inventory sold in the ordinary course of business) at the places therefor specified in Schedule VIII and Schedule IX, respectively, or, upon 30 days' prior written notice to the Agent (or lesser time as may be agreed by the Agent), at such other places designated by such Grantor in such notice.

(b)
Each Grantor will pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including, without limitation, claims for labor, materials and supplies) against, its Equipment and Inventory, except to the extent payment thereof is not required by Section 5.01(b) of the Credit Agreement.  In producing its Inventory, each Grantor will comply with all requirements of applicable law, except where the failure to so comply will not have a Material Adverse Effect.

SECTION 9                      INSURANCE

(a)
Each Grantor will, at its own expense, maintain or cause to be maintained, insurance with respect to its Equipment and Inventory in such amounts, against such risks, in such form and with such insurers, as shall be customary for similar businesses of the size and scope of the Borrower on a consolidated basis, provided however that the Grantor may self insure to the extent consistent with prudent business practice.  Each policy of each Grantor for liability insurance shall provide for all losses to be paid on behalf of the Agent and such Grantor as their interests may appear, and each policy for property damage insurance shall provide for all losses, except for losses of less than $12,500,000 per occurrence, to be paid in accordance with the Lender loss payee provisions which were requested pursuant to clause (iv) below, directly to the Agent.  So long as no Event of Default shall have occurred and be continuing, all property damage insurance payments received by the Agent in connection with any loss, damage or destruction of Inventory will be released by the Agent to the applicable Grantor.  Each such policy shall in addition (i) name such Grantor and the Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Agent) as their interests may appear, (ii) provide that there shall be no recourse against the Agent for payment of premiums or other amounts with respect thereto, (iii) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Agent by the insurer and (iv) contain such other customary lender loss payee provisions as the Agent shall reasonably request. Each Grantor will, if so requested by the Agent, deliver to the Agent certificates of insurance evidencing such insurance and, as often as the Agent may reasonably request, a report of a reputable insurance broker or the insurer with respect to such insurance.  Further, each Grantor will, at the request of the Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 1(g) and cause the insurers to acknowledge notice of such assignment.

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(b)
Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 9 may be paid directly to the Person who shall have incurred damages covered by such insurance.  In case of any loss involving damage to Equipment or Inventory when subsection (c) of this Section 9 is not applicable, the applicable Grantor, to the extent determined to be in the business interest of such Grantor, will make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance properly received by or released to such Grantor shall be used by such Grantor, except as otherwise required hereunder or by the Credit Agreement, to pay or as reimbursement for the costs of such repairs or replacements or, if such Grantor determines not to repair or replace such Equipment or Inventory, treat the loss or damage as a disposition under Section 5.02(e)(v) of the Credit Agreement.

(c)
So long as no Event of Default shall have occurred and be continuing, all insurance payments received by the Agent in connection with any loss, damage or destruction of any Inventory or Equipment will be released by the Agent to the applicable Grantor.  Upon the occurrence and during the continuance of any Event of Default, all insurance payments in respect of such Equipment or Inventory shall be paid to the Agent and shall, in the Agent's sole discretion, (i) be released to the applicable Grantor for the repair, replacement or restoration thereof, (ii) be held as additional Collateral hereunder or applied as specified in Section 19(o) or (iii) be released to the Agent Sweep Account and applied as provided in Section 2.18(h) of the Credit Agreement.

SECTION 10	POST-CLOSING CHANGES; COLLECTIONS ON ASSIGNED AGREEMENTS AND RECEIVABLES

(a)
No Grantor will change its name, place of business, chief executive office, type of organization, jurisdiction of formation or jurisdiction in which it has tangible personal property from those set forth in Schedule V of this Agreement without first giving at least 15 Business Days prior written notice to the Agent, or such lesser period of time as agreed by the Agent, and taking all action reasonably required by the Agent for the purpose of perfecting or protecting the security interest granted by this Agreement.  Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts, and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records and other documents to the extent provided in Section 5.01(e) of the Credit Agreement.

(b)
Except as otherwise provided in this subsection (b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Assigned Agreements and Receivables.  In connection with such collections, such Grantor may take (and, at the Agent's direction, will take) such action as such Grantor or the Agent may deem necessary or advisable to enforce collection of the Assigned Agreements and Receivables; provided, however, that the Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Assigned Agreements and Receivables of

15

the assignment of such Assigned Agreements to the Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements and Receivables, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements and Receivables.  After receipt by any Grantor of the notice from the Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements and Receivables of such Grantor shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary endorsement) to be deposited in the Agent Sweep Account in Canada and either (A) released to such Grantor so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided in Section 19(o) of this Agreement or as provided in Section 2.18(h) of the Credit Agreement and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement, release wholly or partly any Obligor thereof or allow any credit or discount thereon other than credits or discounts given in the ordinary course of business.

SECTION 11	AS TO INTELLECTUAL PROPERTY COLLATERAL

(a)
With respect to each item of its Intellectual Property Collateral material to the business of the Grantors, each Grantor agrees to take, at its expense, all commercially reasonable steps as determined in Grantor's reasonable discretion, including, without limitation, in the Canadian Intellectual Property Office and any other governmental authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance (in accordance with the exercise of such Grantor's reasonable business discretion) of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the Canadian Intellectual Property Office or other governmental authorities, the filing of applications for renewal or extension, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings initiated by third parties, in each case except where the failure to so file, register, maintain or participate is not reasonably likely to have a Material Adverse Effect.  No Grantor shall, without the written consent of the Agent, which shall not be unreasonably withheld or delayed, discontinue use of or otherwise abandon any such material Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless such Grantor shall have reasonably determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer resonably necessary or desirable in the conduct of such Grantor's business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect.

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(b)	Until the termination of the Credit Agreement, each Grantor agrees to provide, annually to the Agent an updated Schedule of its Patents, Trademarks and registered Copyrights.

(c)
In the event that any Grantor becomes aware that any item of the Intellectual Property Collateral is being infringed, misappropriated or otherwise violated by a third party in any material respect, such Grantor shall take such commercially reasonable actions determined in its reasonable discretion, at its expense, to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement, misappropriation or other violation and for an injunction against such infringement, misappropriation or other violation.

(d)
Each Grantor shall take all reasonable steps which it deems appropriate under the circumstances to preserve and protect each item of its material Trademarks included in the Intellectual Property Collateral, including, without limitation, taking all reasonable steps which it deems appropriate under the circumstances to maintain substantially the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the general quality of the products and services as of the date hereof, and taking all reasonable steps which it deems appropriate under the circumstances to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

(e)
With respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit A hereto or otherwise in form and substance satisfactory to the Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Agent in such Intellectual Property Collateral with the Canadian Intellectual Property Office and any other governmental authorities necessary to register, file or record the security interest hereunder in such Intellectual Property Collateral.

(f)
Each entity which executes a Canadian Security Agreement Supplement (as hereinafter defined) as Grantor shall execute and deliver to the Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit B hereto or otherwise in form and substance satisfactory to the Agent (an “IP Security Agreement Supplement”) identifying the Intellectual Property Collateral pledged by such Grantor, which IP Security Agreement Supplement shall be recorded with the Canadian Intellectual Property Office and any other governmental authorities necessary to register, file or record the security interest hereunder in such Intellectual Property Collateral.

SECTION 12	VOTING RIGHTS; DIVIDENDS; ETC.

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(a)	So long as no Default under Section 6.01(a) or (e) of the Credit Agreement shall have occurred and be continuing:

(i)	Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose.

(ii)
Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any and all dividends, interest and other distributions paid or payable in the form of instruments or certificates in respect of, or in exchange for, any Security Collateral, shall be promptly delivered to the Agent to hold as Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Secured Parties, be segregated from the other property or funds of such Grantor and be promptly delivered to the Agent as Security Collateral in the same form as so received (with any necessary endorsement).

(iii)
The Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b)	Upon the occurrence and during the continuance of a Default under Section 6.01(a) or (e) of the Credit Agreement:

(i)
All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 12(a)(i) shall, upon notice to such Grantor by the Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 12(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Agent for the benefit of the Secured Parties, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii)
All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 12(b) shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of such Grantor and shall be promptly paid over to the Agent as Security Collateral in the same form as so received (with any necessary endorsement).

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SECTION 13	AS TO THE ASSIGNED AGREEMENTS

(a)	Each Grantor will at its expense:

(i)
perform and observe all terms and provisions of the Assigned Agreements to be performed or observed by it to the extent consistent with its past practice or reasonable business judgement, maintain the Assigned Agreements to which it is a party in full force and effect, enforce the Assigned Agreements to which it is a party in accordance with the terms thereof and take all such action to such end as may be requested from time to time by the Agent; and

(ii)
furnish to the Agent promptly upon receipt thereof copies of all notices of defaults in excess of $25,000,000 received by such Grantor under or pursuant to the Assigned Agreements to which it is a party, and from time to time (A) furnish to the Agent such information and reports regarding the Assigned Agreements and such other Collateral of such Grantor as the Agent may reasonably request and (B) upon request of the Agent, make to each other party to any Assigned Agreement to which it is a party such demands and requests for information and reports or for action as such Grantor is entitled to make thereunder.

(b)
Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder.

(c)
Each Grantor agrees, upon the reasonable request of Agent, to instruct each other party to each Assigned Agreement to which it is a party, that all payments due or to become due under or in connection with such Assigned Agreement will be made directly to a Pledged Deposit Account.

(d)
All moneys received or collected pursuant to subsection (c) above shall be (i) released to the applicable Grantor on the terms set forth in Section 5 so long as no Event of Default shall have occurred and be continuing or (ii) if any Event of Default shall have occurred and be continuing, applied as provided in Section 19(o).

SECTION 14	AS TO LETTER-OF-CREDIT RIGHTS

(a)
Except as otherwise permitted by the Credit Agreement and this Agreement, each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit, hereby assigns to the Agent such rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee.  Upon request of the Agent, each Grantor will promptly use commercially reasonable efforts to cause the issuer of each letter-of-credit with a stated amount in excess of $5,000,000 and each nominated person (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent in form and substance reasonably satisfactory to the Agent and deliver written evidence of such consent to the Agent.

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(b)
Upon the occurrence and during the continuance of an Event of Default, each Grantor will, promptly upon request by the Agent, (i) notify (and such Grantor hereby authorizes the Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Agent or its designee and (ii) arrange for the Agent to become the transferee beneficiary of letter of credit.

SECTION 15	TRANSFERS AND OTHER LIENS; ADDITIONAL SHARES

(a)
Each Grantor agrees that it will not (i) sell, assign or dispose of Collateral except as permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.

(b)
Subject to the terms of the Credit Agreement and this Agreement, each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor not to issue any equity interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer except to such Grantor or its Affiliates, and (ii) pledge hereunder, promptly upon its acquisition (directly or indirectly) thereof, any and all additional equity interests or other securities as required by Section 5.01(i) of the Credit Agreement from time to time acquired by such Grantor in any manner.

SECTION 16	AGENT APPOINTED ATTORNEY IN FACT

Each Grantor hereby irrevocably appoints the Agent such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Agent's discretion, to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a)	to obtain and adjust insurance required to be paid to the Agent pursuant to Section 9,

(b)	to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c)	to receive, endorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

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(d)
to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Agent with respect to any of the Collateral.

The powers granted to the Agent under this Section 16 are coupled with an interest and are irrevocable until the security interest granted hereunder is released and this Agreement is terminated in accordance with Section 24.

SECTION 17	AGENT MAY PERFORM

If any Grantor fails to perform any agreement contained herein, the Agent may, but without any obligation to do so, upon notice to the Grantor with a copy to the Company at least five Business Days in advance and if any Grantor fails to cure within such period, itself perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall be payable by such Grantor under Section 20.

SECTION 18	THE AGENT'S DUTIES

(a)
The powers conferred on the Agent hereunder are solely to protect the Secured Parties' interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.  The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b)
Anything contained herein to the contrary notwithstanding, the Agent may from time to time, when the Agent deems it to be necessary, appoint one or more of its Affiliates or branches (or, with the consent of the Borrower, any other Persons) subagents (each a “Subagent”) for the Agent hereunder with respect to all or any part of the Collateral.  In the event that the Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Agent, with all rights, powers, privileges, interests and remedies of the Agent hereunder with respect to such Collateral, and (iii) the term “Agent”, when used herein in relation to any rights, powers, privileges, interests and remedies of the Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Agent.

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SECTION 19	REMEDIES

(1)           If any Event of Default shall have occurred and be continuing:

(a)
the Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the PPSA, Civil Code of Quebec or UCC (whether or not any of the PPSA, the Civil Code of Quebec or UCC applies to the affected Collateral);

(b)
the Agent may by appointment in writing appoint a receiver or receiver and manager (each herein referred to as the “Receiver”) of the Collateral (which term when used in this Section 19 will include the whole or any part of the Collateral) and may remove or replace such Receiver from time to time or may institute proceedings in any court of competent jurisdiction for the appointment of a Receiver of the Collateral; and the term “Agent” when used in this Section 19 will include any Receiver so appointed and the agents, officers and employees of such Receiver; and the Agent will not be in any way responsible for any misconduct or negligence of any such Receiver;

(c)
the Agent may take possession of the Collateral and require the Grantors to assemble the Collateral and deliver or make the Collateral available to the Agent at such place or places as may be specified by the Agent;

(d)	the Agent may take such steps as it considers desirable to maintain, preserve or protect the Collateral;

(e)	the Agent may enforce any rights of the Grantors in respect of the Collateral by any manner permitted by applicable law;

(f)	the Agent may withdraw, or cause the direct withdrawal, of all funds with respect to the Account Collateral;

(g)
the Agent may sell, lease or otherwise dispose of the Collateral at public auction, by private tender, by private sale or otherwise either for cash or upon credit upon such terms and conditions as the Agent may determine and without notice to the Grantors unless required by law and no person dealing with the Agent or its servants shall be concerned to inquire whether the security hereby constituted has become enforceable, whether the powers which the Agent is purporting to exercise have become exercisable, whether any money remains due on the security of the Collateral, as to the necessity or expedience of the stipulations and conditions subject to which any sale, lease or disposition shall be made, otherwise as to the propriety or regularity of any sale or any other dealing by the Agent with the Collateral or to see to the application of any money paid to the Agent;

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(h)
the Agent may carry on, or concur in the carrying on of, all or any part of the business or undertaking of any Grantor, may, to the exclusion of all others, including such Grantor, enter upon, occupy and use all or any of the premises, buildings, plant and undertaking of or occupied or used by such Grantor and may use all or any of the tools, machinery, equipment and intangibles of such Grantor for such time as the Agent sees fit, free of charge, to carry on the business of such Grantor and, if applicable, to manufacture or complete the manufacture of any Inventory and to pack and ship the finished product;

(i)	the Agent may accept the Collateral in satisfaction of the Secured Obligations upon notice to the Grantors of its intention to do so in the manner required by applicable law;

(j)
the Agent may, on a non-exclusive basis, occupy any premises owned or leased by any Grantor where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor for rent in respect of such occupation;

(k)
the Agent may charge on its own behalf and pay to others all reasonable amounts for expenses incurred and for services rendered in connection with the exercise of the rights and remedies of the Agent hereunder, including, without limiting the generality of the foregoing, reasonable legal, Receiver and accounting fees and expenses, and in every such case the amounts so paid together with all costs, charges and expenses incurred in connection therewith, including interest thereon at such rate as the Agent deems reasonable, will be added to and form part of the Secured Obligations hereby secured;

(l)
to the extent permitted by law, the Agent may discharge any claim, lien, mortgage, charge, security interest, encumbrance or any rights of others that may exist or be threatened against the Collateral, and in every such case the amounts so paid together with costs, charges and expenses incurred in connection therewith will be added to the Secured Obligations hereby secured;

(m)
the Agent may (i) grant extensions of time, (ii) take and perfect or abstain from taking and perfecting security, (iii) give up securities, (iv) accept compositions or compromises, (v) grant releases and discharges, and (vi) release any part of the Collateral or otherwise deal with the Grantors, debtors of the Grantors, sureties and others and with the Collateral and other security as the Agent sees fit without prejudice to the liability of the Grantors to the Agent or the Agent's rights hereunder;

(n)
the Agent will not be liable or responsible for any failure to seize, collect, realize, or obtain payment with respect to the Collateral and is not bound to institute proceedings or to take other steps for the purpose of seizing, collecting, realizing or obtaining possession or payment with respect to the Collateral or for the purpose of preserving any rights of the Agent, the Grantors or any other person, in respect of the Collateral;

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(o)
any cash held by or on behalf of the Agent and all cash proceeds received by or on behalf of the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter shall be applied in whole or in part by the Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in accordance with Section 6.04 of the Credit Agreement;

(p)
all payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary endorsement);

(q)
subject to the provisions of Section 9.06 of the Credit Agreement, the Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account;

(r)
in the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Agent or its designee, to the extent practicable, tangible embodiments of such Grantor's know-how and expertise, and documents relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor's customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor; and

(s)
in each case under this Agreement in which the Agent takes any action with respect to the Collateral, including proceeds, the Agent shall provide to the Borrower such records and information regarding the possession, control, sale and any receipt of amounts with respect to such Collateral as may be reasonably requested by the Borrower as a basis for the preparation of the Borrower's financial statements in accordance with GAAP.

SECTION 20                         INDEMNITY AND EXPENSES

(a)
Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, trustees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party , in each case arising out of or in connection with or resulting from this Agreement (including, without limitation,enforcement of this Agreement), except to the extent such claim,damage, loss, liability or expense is found in a final, non-appealable judgement by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

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(b)
Each Grantor will upon demand pay to the Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (ii) the exercise or enforcement of any of the rights of the Agent or the other Secured Parties hereunder or (iii) the failure by such Grantor to perform or observe any of the provisions hereof.

SECTION 21                         AMENDMENTS; WAIVERS; ADDITIONAL GRANTORS; ETC.

(a)
No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and, with respect to any amendment, the Borrower on behalf of the Grantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b)
Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit C hereto (each a “Canadian Security Agreement Supplement”), such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Loan Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Canadian Security Agreement Supplement.

SECTION 22                         CONFIDENTIALITY; NOTICES; REFERENCES.

(a)	The confidentiality provisions of Section 9.09 of the Credit Agreement shall apply to all information received by the Agent or any Lender under this Agreement.

(b)	All notices and other communications provided for hereunder shall be delivered as provided in Section 9.02 of the Credit Agreement.

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(c)	The definitions of certain terms used in this Agreement are set forth in the following locations:

Account Collateral	Section 1(h)
Additional Grantor	Section 21(b)
Agreement	Preamble
Agreement Collateral	Section 1(g)
Assigned Agreements	Section 1(g)
Borrower	Preamble
Canadian Security Agreement Supplement	Section 21(b)
Collateral	Section 1
Company	Preliminary Statements (1)
Contractual Rights	Section 1
Copyrights	Section 1(i)(iii)
Credit Agreement	Preliminary Statements (1)
Deposit Account Control Agreement	Section 5(a)
Equipment	Section 1(a)
Grantor, Grantors	Preamble
Initial Pledged Debt	Preliminary Statements (2)
Initial Pledged Equity	Preliminary Statements (2)
Intellectual Property Collateral	Section 1(i)
Inventory	Section 1(b)
Investment Property	Section 1(f)(vi)
IP Agreements	Section 1(i)(v)
Obligor	Section 5(a)
Patents	Section 1(i)(i)
Pledged Debt	Section 1(f)(iv)
Pledged Deposit Accounts	Preliminary Statements (3)
Pledged Equity	Section 1(f)(iii)
PPSA	Preliminary Statements (5)
Receivables	Section 1(c)
Receiver	Section 19(b)
Related Contracts	Section 1(c)
Secured Obligations	Section 2
Secured Parties	Section 2
Security Collateral	Section 1(f)
Specified Collateral	Section 6(m)
STA/Recitals	Preliminary Statements (5)
Trademarks	Section 1(i)(ii)
Trade Secrets	Section 1(i)(iii)

SECTION 23	CONTINUING SECURITY INTEREST; ASSIGNMENTS UNDER THE CREDIT AGREEMENT

This Agreement shall create a continuing security interest in the Collateral and shall (a) except as otherwise provided in Section 9.16 of the Credit Agreement, remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations, and (ii) the Termination Date, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Secured Parties and their respective successors, permitted transferees and permitted assigns.  Without limiting the generality of the foregoing clause (c), to the extent permitted in Section 9.08 of the Credit Agreement, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Canadian Revolving Loans owing to it and the Note or Notes, if any, held by it) to any permitted transferee, and such permitted transferee shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise.

SECTION 24	RELEASE; TERMINATION

(a)
Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents, the security interests granted under this Agreement by such Grantor in such Collateral shall immediately terminate and automatically be released and Agent will promptly deliver at the Grantor's request to such Grantor all certificates representing any Pledged Equity released and all notes and other instruments representing any Pledged Debt, Receivables or other Collateral, and Agent will, at such Grantor's expense, promptly execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) no such documents shall be required unless such Grantor shall have delivered to the Agent, at least five Business Days prior to the date such documents are required by Grantor, or such lesser period of time agreed by the Agent, a written request for release describing the item of Collateral and the consideration to be received in the sale, transfer or other disposition and any expenses in connection therewith, together with a form of release for execution by the Agent and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents.

(b)
The pledge and security interest granted hereby will be terminated as set forth in Section 9.16(b) of the Credit Agreement and upon such termination all rights to the Collateral shall revert to the applicable Grantor and the Agent will promptly deliver to the applicable Grantors all certificates representing any Pledged Equity or Pledged Debt, Receivables or other Collateral.  Upon any such termination, the Agent will, at the applicable Grantor's expense, promptly execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

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SECTION 25	CURRENCY REFERENCES

Intentionally Deleted

SECTION 26	EXECUTION IN COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or .pdf shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 27	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

SECTION 28	MARSHALLING

Neither the Agent nor the Secured Parties shall be required to marshal any present or future collateral security (including but not limited to the Collateral for, or other assurance of payment of, the Secured Obligations or any of them) or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising.

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[Remainder of page intentionally left blank]

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6 Monogram Place, Suite 200 Toronto, Ontario, M9R 0A1		KODAK CANADA INC.
Facsimile:	416.761.4399	By:
Attention:	Legal Department	Name:
		Title:

28

Exhibit A to the
Canadian Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated __________, 20_, is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favour of Citicorp North America, Inc., as agent (the “Agent”) for the Secured Parties (as defined in the Canadian Security Agreement referred to below).

WHEREAS, Eastman Kodak Company, a New Jersey corporation and debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (as defined in the Credit Agreement), and Kodak Canada Inc., an Ontario corporation, have entered into a Debtor-in-Possession Credit Agreement dated as of January 20, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with Citicorp North America, Inc., as Agent, and the Lenders party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, as a condition precedent to the making of Canadian Revolving Loans by the Lenders under the Credit Agreement, each Grantor has executed and delivered that certain Canadian Security Agreement dated January [ ], 2012, made by the Grantors to the Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Canadian Security Agreement”).

WHEREAS, under the terms of the Canadian Security Agreement, the Grantors have granted to the Agent, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the Canadian Intellectual Property Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1                      GRANT OF SECURITY

Each Grantor hereby grants to the Agent for the ratable benefit of the Secured Parties a security interest in all of such Grantor's right, title and interest in and to the following (the “Collateral”):

(a)	the patents and patent applications set forth in Schedule A hereto;

(b)	the trademark and service mark registrations and applications set forth in Schedule B hereto, together with the goodwill symbolized thereby;

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(c)
all copyrights, whether registered or unregistered, now owned or hereafter acquired by such Grantor, including, without limitation, the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto;

(d)
all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(e)
any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(f)
any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

SECTION 2                      SECURITY FOR OBLIGATIONS

The grant of a security interest in, the Collateral by each Grantor under this IP Security Agreement secures the payment of all obligations of such Grantor now or hereafter existing under or in respect of the Loan Documents and the Canadian Secured Agreements, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.  Without limiting the generality of the foregoing, this IP Security Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and that would be owed by such Grantor to any Secured Party under the Loan Documents and the Canadian Secured Agreements but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3                      RECORDATION

Each Grantor authorizes and requests that the applicable government officer record this IP Security Agreement.

SECTION 4                      EXECUTION IN COUNTERPARTS

This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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SECTION 5                      GRANTS, RIGHTS AND REMEDIES

This IP Security Agreement has been entered into in conjunction with the provisions of the Canadian Security Agreement.  Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Agent with respect to the Collateral are more fully set forth in the Canadian Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 6                      GOVERNING LAW

This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

KODAK CANADA INC. By: Name:
Title:

Address for Notices:

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Exhibit B to the

Canadian Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT (this “IP Security Agreement Supplement”) dated __________, 20__, is made by the Person listed on the signature page hereof (the “Grantor”) in favor of Citicorp North America, Inc., as agent (the “Agent”) for the Secured Parties (as defined in the Canadian Security Agreement referred to below).

WHEREAS, Eastman Kodak Company, a New Jersey corporation and debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (as defined in the Credit Agreement), and Kodak Canada Inc., an Ontario corporation, have entered into a Debtor-in-Possession Credit Agreement dated as of January 20, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with Citicorp North America, Inc., as Agent, and the Lenders party thereto.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, pursuant to the Credit Agreement, the Grantor and certain other Persons have executed and delivered that certain Canadian Security Agreement dated January [ ], 2012 made by the Grantor and such other Persons to the Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Canadian Security Agreement”) and that certain Intellectual Property Security Agreement dated __________, 20__ (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”).

WHEREAS, under the terms of the Canadian Security Agreement, the Grantor has granted to the Agent, for the ratable benefit of the Secured Parties, a security interest in the Collateral (as defined in Section 1 below) of the Grantor and has agreed as a condition thereof to execute this IP Security Agreement Supplement for recording with the Canadian Intellectual Property Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:

SECTION 1                      GRANT OF SECURITY

Each Grantor hereby grants to the Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor's right, title and interest in and to the following (the “Collateral”):

(a)	the patents and patent applications set forth in Schedule A hereto;

(b)	the trademark and service mark registrations and applications set forth in Schedule B hereto, together with the goodwill symbolized thereby;

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(c)	the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto;

(d)
all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(e)
any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(f)
any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing or arising from any of the foregoing.

SECTION 2                      SECURITY FOR OBLIGATIONS

The grant of a security interest in the Additional Collateral by the Grantor under this IP Security Agreement Supplement secures the payment of all Secured Obligations of the Grantor now or hereafter existing under or in respect of the Loan Documents and the Canadian Secured Agreements, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 3                      RECORDATION

The Grantor authorizes and requests that the applicable government officer to record this IP Security Agreement Supplement.

SECTION 4                      GRANTS, RIGHTS AND REMEDIES

This IP Security Agreement Supplement has been entered into in conjunction with the provisions of the Canadian Security Agreement.  The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Agent with respect to the Additional Collateral are more fully set forth in the Canadian Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 5                      GOVERNING LAW

This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

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IN WITNESS WHEREOF, the Grantor has caused this IP Security Agreement Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

By: Name:
Title:
Address for Notices:

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Exhibit C to the

Canadian Security Agreement

FORM OF CANADIAN SECURITY AGREEMENT SUPPLEMENT

[Date of Canadian Security Agreement Supplement]

Citicorp North America, Inc., as Agent for

the Secured Parties referred to in the

Credit Agreement referred to below

[__________]

Attn: [__________]

Kodak Canada Inc.

Ladies and Gentlemen:

Reference is made to (i) the Debtor-in-Possession Credit Agreement dated as of January 20, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, Eastman Kodak Company, a New Jersey corporation and debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (as defined in the Credit Agreement), and Kodak Canada Inc., an Ontario corporation, as borrowers, the lenders from time to time party thereto, Citicorp North America, Inc., as agent (together with any successor agent appointed pursuant to Article VIII of the Credit Agreement, the “Agent”), and (ii) the Canadian Security Agreement dated January [ ], 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Canadian Security Agreement”) made by the Grantors from time to time party thereto in favor of the Agent for the Secured Parties.  Terms defined in the Canadian Security Agreement and not otherwise defined herein are used herein as defined in the Canadian Security Agreement.

SECTION 1                      GRANT OF SECURITY

The undersigned hereby grants to the Agent, for the ratable benefit of the Secured Parties, a security interest and a security interest is taken in all of its right, title and interest in and to its Collateral, including without limitation the following, in each case whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising (collectively and hereinafter, the undersigned's “Collateral”): all Equipment, Inventory, Security Collateral (including, without limitation, the indebtedness set forth on Schedule A hereto and the securities and securities/deposit accounts set forth on Schedule B hereto), Receivables, Related Contracts, Agreement Collateral, Account Collateral (including, the deposit accounts set forth on Schedule C hereto), Intellectual Property Collateral, all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of the undersigned pertaining to any of the undersigned's Collateral and including without limitation all its present and after acquired personal property, and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the undersigned's Collateral

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(including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.

SECTION 2                      SECURITY FOR OBLIGATIONS

The grant of a security interest in, the Collateral by the undersigned under this Canadian Security Agreement Supplement and the Canadian Security Agreement secures the payment of all obligations of the undersigned now or hereafter existing under or in respect of the Loan Documents and the Canadian Secured Agreements, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.  Without limiting the generality of the foregoing, this Canadian Security Agreement Supplement and the Canadian Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations and that would be owed by the undersigned to any Secured Party under the Loan Documents and the Canadian Secured Agreements but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3                      REPRESENTATIONS AND WARRANTIES

(a)
The undersigned's exact legal name, location, chief executive office, the jurisdiction in which it has tangible personal property, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule D hereto.

(b)
All Equipment having a value in excess of $5,000,000 and all Inventory having a value in excess of $5,000,000 as of the date hereof of the undersigned is located at the places specified therefor in Schedule H hereto.

(c)	The undersigned is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule I hereto.

(d)	The undersigned hereby makes each other representation and warranty set forth in Section 6 of the Canadian Security Agreement with respect to itself and the Collateral granted by it.

SECTION 4                      OBLIGATIONS UNDER THE CANADIAN SECURITY AGREEMENT

The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Canadian Security Agreement to the same extent as each of the other Grantors.  The undersigned further agrees, as of the date first above written, that each reference in the Canadian Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned, that each reference to the “Collateral” or any part thereof shall also mean and be a reference to the undersigned's Collateral

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or part thereof, as the case may be, and that each reference in the Canadian Security Agreement to a Schedule shall also mean and be a reference to the schedules attached hereto.

SECTION 5                      GOVERNING LAW

This Canadian Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.1

Very truly yours,

[NAME OF ADDITIONAL GRANTOR] By: Name:
Title:
Address for Notices:

1 If the Additional Grantor is not concurrently executing a guaranty or other Loan Document containing provisions relating to submission to jurisdiction and jury trial waiver, include them here.

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EXHIBIT F - FORM OF

GUARANTY SUPPLEMENT

__________ __, 20__

To each of the Lenders party to the Credit Agreement (as defined below) and to Citicorp North America, Inc., as Agen for such Lenders

Ladies and Gentlemen:

Reference is made to the Debtor-in-Possession Credit Agreement, dated as of January 20, 2012 (as amended or modified from time to time, the “Credit Agreement”) among Eastman Kodak Company and Kodak Canada Inc., as borrowers, the Lenders (as defined in the Credit Agreement) and Citicorp North America, Inc., as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

Section 1. Guaranty; Limitation of Liability.

(a) The undersigned is a [US Subsidiary Guarantor][Canadian Subsidiary Guarantor] and hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all [Comprehensive Guaranteed Obligations] [Canadian Guaranteed Obligations], and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Guaranty Supplement, the Guaranty or any other Loan Document. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the applicable Guaranteed Obligations and would be owed by any other Loan Party to the Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) The undersigned, and by its acceptance of this Guaranty Supplement, the Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Agent, the Lenders and the undersigned hereby irrevocably agree that the obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

(c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.

Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a [“US Subsidiary Guarantor”][“Canadian Subsidiary Guarantor”] or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 4.01 of the Credit Agreement to the same extent as each other Guarantor.

Section 4. Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or .pdf shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a) THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE)
THE BANKRUPTCY CODE.

(b) SUBMISSION TO JURISDICTION. THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, OF THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE UNDERSIGNED AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY

SUPPLEMENT, THE GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTIES OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. THE UNDERSIGNED IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY SUPPLEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) THE UNDERSIGNED HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE UNDERSIGNED HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY SUPPLEMENT, THE GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Very truly yours, [NAME OF ADDITIONAL GUARANTOR] By: Name:
Title:

Name:
Title:

EXHIBIT G - FORM OF
BORROWING BASE CERTIFICATE
BORROWING BASE CERTIFICATE
EASTMAN KODAK COMPANY
Borrowing Base Certificate

Period ending [ ], 20[ ]
[ ], 20[ ]
Citigroup North America, Inc., as Agent
Citigroup Global Loans
1615 Brett Road
New Castle, DE 19720

Pursuant to provisions of the Debtor-In-Possession Credit Agreement, dated as of January 20, 2012, by and among Eastman Kodak Company, a New Jersey corporation (the “Company”), Kodak Canada Inc., a corporation incorporated under the laws of the province of Ontario, Canada (together with the Company, the “Borrowers”) the subsidiaries of the Borrowers party thereto, the financial institutions and other institutional lenders party thereto and Citigroup North America, Inc., as agent (as it may be amended or otherwise modified from time to time, being the “Credit Agreement”; capitalized terms used herein but not defined herein being used herein as defined in the Credit Agreement), the undersigned, a Responsible Officer of the Company, hereby certifies and represents and warrants on behalf of the Borrowers as follows:

The information contained in this certificate, and the attached information supporting the calculation of the Borrowing Base, is true, complete and correct as of the close of business on [ ], 20[ ].

EASTMAN KODAK COMPANY

By:_____________________________
Name:
Title:

EXHIBIT H - FORM OF
13-WEEK PROJECTION

[TO BE DELIVERED SEPARATELY]

EXHIBIT I - FORM OF

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT (this “Agreement”) dated as of January [  ], 2012 among CITICORP NORTH AMERICA, INC., as administrative and collateral agent under the Revolver Facility on behalf of the Revolver Secured Parties (in such capacity, with its successors and assigns, the “Revolver Agent”) and as administrative and collateral agent under the Term Facility on behalf of the Term Secured Parties (in such capacity, with its successors and assigns, the “Term Agent”, and in its capacity as Revolver Agent or Term Agent, or both, as the context may require, the “Agent”), EASTMAN KODAK COMPANY (the “Company”) and the Grantors.

WHEREAS, on January 19, 2012 (the “Petition Date”), each of the Grantors filed voluntary petitions with the Bankruptcy Court (as such term and each other capitalized term used but not defined in these recitals is defined in Section 1 below) commencing their respective cases that are pending under chapter 11 of the Bankruptcy Code (the “Cases”) and have continued in the possession of their assets and in the management of their business pursuant to sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, on January 20, 2012, the Bankruptcy Court entered the Interim Order approving on an interim basis the DIP Credit Agreement, and providing inter alia, that (i) the obligations under the Facilities shall constitute allowed senior administrative expense claims against each of the Grantors with priority over any and all administrative expenses, adequate protection claims, diminution claims and all other claims against the Grantors, now existing or hereafter arising, of any kind whatsoever, and (ii) the obligations under the Facilities shall be secured by fully perfected security interests in and Liens upon all pre-and post-petition property of the Grantors, subject to the Carve-Out, whether existing on the Petition Date or thereafter acquired, including any cash and any investments of such cash, inventory, accounts receivable, other rights to payment whether arising before or after the Petition Date, contracts, properties, plants, equipment, general intangibles, documents, instruments, interest in leaseholds, real properties, patents, copyrights, trademarks, trade names, other intellectual property, equity interests, and the proceeds of all of the foregoing and, subject only to and effective upon entry of the Final Order, the Avoidance Proceeds (as further defined herein, collectively, the “Collateral”);

WHEREAS, the respective priorities of the Revolver Facility, the Term Facility and other parties claiming Liens on all or any part of the Collateral are as set forth in the Interim Order and upon entry by the Bankruptcy Court of the Final Order shall be as set forth therein;

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WHEREAS, the Company has entered into that certain Debtor-In-Possession Credit Agreement, dated as of January 20, 2012 (the “DIP Credit Agreement”), among the Company and Kodak Canada Inc., as borrowers, the lenders party thereto and the Agent, as agent for the lenders;

WHEREAS, concurrently with the entering into of this Agreement, the Grantors and the Agent entered into that certain US Security Agreement securing the obligations of such Grantors in respect of the Term Facility and the Revolver Facility (the “Security Agreement”);

WHEREAS, the Grantors will from time to time after the date hereof execute and deliver Collateral Documents granting additional Liens securing both the Revolver Facility and the Term Facility;

WHEREAS, the Revolver Secured Parties and the Term Secured Parties  have different Lien priorities with respect to the different Types of Collateral that are subject to the Liens granted under the Collateral Documents and the Orders; and

WHEREAS, it is a condition to effectiveness of the DIP Credit Agreement that the parties hereto enter into this Agreement to set forth the relative rights and priorities of the Secured Parties in the different Types of Collateral.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties hereto hereby agree as follows:

Section 1  Definitions.

1.1           Defined Terms.  Terms defined in the DIP Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the DIP Credit Agreement.  The following terms, as used herein, have the following meanings:

“Agent” has the meaning set forth in the preamble to this Agreement.

“Avoidance Actions” shall mean the Grantors’ claims and causes of action under Sections 502(d), 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code and any other avoidance actions under the Bankruptcy Code and all Avoidance Proceeds.

“Avoidance Proceeds” shall mean all proceeds of any Avoidance Action and property received thereby, unencumbered or otherwise, whether by judgment, settlement, or otherwise.

“Cases” has the meaning set forth in the preamble to this Agreement.

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“Collateral” means “US Collateral” as that term is defined in the DIP Credit Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Default Remedies” means all rights and remedies of any Secured Party in respect of any Collateral, whether arising pursuant to the DIP Credit Agreement, the Collateral Documents, the Orders or applicable law, the exercise of which is contingent upon default (however defined);
provided, however, that, prior to the Revolver Discharge Date, the ACH or wire transfer from a Collection Account to an Agent Sweep Account of ledger or available, as applicable, cash receipts shall not constitute a Default Remedy.

“DIP Credit Agreement” has the meaning set forth in the preamble to this Agreement.

“Discharge Date” means the Revolver Discharge Date or the Term Discharge Date, as the context may require.

“Facilities” means, collectively, the Revolver Facility and the Term Facility.

“Grantors” means, collectively, the Company and each Affiliate of any the Company which grants a Lien pursuant to any Collateral Document.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary proceeding under any bankruptcy, insolvency or similar law with respect to any Grantor, (b) any voluntary or involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Grantor or for a substantial part of the property or assets of any Grantor, (c) any voluntary or involuntary winding-up or liquidation of any Grantor, or (d) a general assignment for the benefit of creditors by any Grantor.

“Junior Obligations” means (i) with respect to any Revolver Collateral of any of the Grantors, the Term Obligations and (ii) with respect to any Term Facility Collateral of any of the Grantors, the Revolver Obligations.

“Junior Secured Parties” means (i) with respect to any Revolver Collateral of any of the Grantors, the Term Secured Parties and (ii) with respect to any Term Facility Collateral of any of the Grantors, the Revolver Secured Parties.

“Obligations” means “US Obligations” as that term is defined in the DIP Credit Agreement.

“Petition Date” has the meaning set forth in the preamble to this Agreement.

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“Revolver Agent” has the meaning set forth in the preamble to this Agreement.

“Revolver Collateral” means all Revolving Credit Facility Collateral in respect of any US Loan Party.

“Revolver Collateral Enforcement Actions” has the meaning set forth in Section 4.3(a).

“Revolver Collateral Processing and Sale Period” has the meaning set forth in Section 4.3(a).

“Revolver Discharge Date” means the date upon which there has been (a) payment in full in cash of the principal of and interest and premium, if any, on all US Revolving Loans, (b) payment in full of all other Revolver Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (which, for avoidance of doubt, does not include contingent indemnification and similar obligations as to which no claim for payment has at the time been made), (c) cancellation of or the entry into arrangements reasonably satisfactory to the Revolver Agent and the applicable issuing bank with respect to all letters of credit issued and outstanding under the Revolver Facility, (d) with respect to all US Obligations in respect of US Secured Agreements not yet due and payable, the entry into arrangements reasonably satisfactory to the holders of such obligations with respect thereto and (e) termination or expiration of all commitments to lend and all obligations to issue or extend letters of credit under the Revolver Facility.

“Revolver Facility” means “US Revolving Credit Facility” as that term is defined in the DIP Credit Agreement.

“Revolver Obligations” means all US Obligations arising under the Loan Documents in connection with the Revolver Facility or under the US Secured Agreements.

“Revolver Secured Party” means the Revolver Agent and each other holder of a Revolver Obligation.

“Secured Obligations” means the Revolver Obligations and the Term Obligations.

“Secured Parties” means the Revolver Secured Parties and the Term Secured Parties.

“Security Agreement” has the meaning set forth in the preamble to this Agreement.

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“Senior Obligations” means (i) with respect to any Revolver Collateral of any of the Grantors, the Revolver Obligations and (ii) with respect to any Term Facility Collateral of any of the Grantors, the Term Obligations.

“Senior Secured Parties” means (i) with respect to any Revolver Collateral of the Grantors, the Revolver Secured Parties and (ii) with respect to any Term Facility Collateral of any of the Grantors, the Term Secured Parties.

“Term Agent” has the meaning set forth in the preamble to this Agreement.

“Term Facility Collateral Enforcement Action Notice” has the meaning set forth in Section 4.3(a).

“Term Facility Collateral Enforcement Actions” has the meaning set forth in Section 4.3(a).

“Term Discharge Date” means the date upon which there has been (a) payment in full in cash of the principal of and interest and premium, if any, on all Term Loans, (b) payment in full of all other Term Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (which, for avoidance of doubt, does not include contingent indemnification and similar obligations as to which no claim for payment has at the time been made), and (c) termination or expiration of all commitments to lend under the Term Facility.

“Term Obligations” means all Obligations arising under the Loan Documents in connection with the Term Facility.

“Term Secured Party” means the Term Agent and any holder from time to time of Term Obligations, in their capacity as such.

“Type” means either (i) Revolver Collateral or (ii) Term Facility Collateral, as the case may be.

1.2           Terms Generally.  The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (but subject to Section 7.1), (1) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (2) the words

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“herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (3) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (4) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2 Priorities.

2.1           Lien Priorities.  Each of the Secured Parties hereby covenants and agrees that:

(a)           Any and all Liens securing Junior Obligations with respect to Collateral of the applicable Type now existing or hereafter created or arising, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, are expressly junior to any and all Liens securing Senior Obligations with respect to such Collateral now existing or hereafter created or arising, notwithstanding (1) anything to the contrary contained in any agreement or filing to which any Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances and (2) any provision of the UCC or any applicable law or any other circumstance whatsoever.

(b)           Each Junior Secured Party, and the Agent in its capacity as administrative agent for any Junior Secured Parties (i) shall be deemed to have consented to any sale by the Agent for the Senior Secured Parties, upon exercise of its Default Remedies, of any Collateral of the Type as to which the selling Agent represents the holders of Senior Obligations and (ii) agrees that without the consent of the Agent for the Senior Secured Parties, it will not use or apply all or any part of the Junior Obligations to bidding on, or making settlement or payment for any Collateral of the Type as to which it is holder of Junior Obligations, unless the Senior Obligations are paid in full in cash.  It is understood that nothing in this clause (b) is intended to prohibit any Junior Secured Party from exercising any rights expressly granted to it under this Agreement.

(c)           (i) Each Revolver Secured Party agrees that until the Term Discharge Date shall have occurred, it shall not exercise any Default Remedy, direct or indirect, against any Term Facility Collateral without the prior written consent of the Term Agent and (ii) each Term Secured Party agrees that until the Revolver Discharge Date shall have occurred, it shall not exercise any Default Remedy, direct or indirect, against any Revolver Collateral without the prior written consent of the Revolver Agent.

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(d)           It is understood that Sections 2.1(c) and (d) do not restrict the following:

(i)           in any Insolvency or Liquidation Proceeding commenced by or against any Grantor, the Agent for the Junior Secured Parties may file a claim or statement of interest with respect to the Collateral of the Type which it holds on their behalf;

(ii)           the Agent for the Junior Secured Parties may take any action (not adverse to the prior Liens securing the Senior Obligations, or the rights of the Agent for the Senior Secured Parties or the Senior Secured Parties to exercise remedies in respect thereof) in order to preserve, perfect or protect its Lien on the Collateral which it holds on behalf of the Junior Secured Parties;

(iii)           the Junior Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Junior Secured Parties, including without limitation any claims on account of Senior Obligations secured by the applicable Type of Collateral, if any, in each case in accordance with the terms of this Agreement; and

(iv)           the Junior Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any bankruptcy, insolvency or similar law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement.

2.2           Prohibition on Contesting Liens.  Each of the Revolver Agent, for itself and on behalf of the Revolver Secured Parties, and the Term Agent, for itself and on behalf of the Term Secured Parties, agrees that it will not, and hereby waives any right to, contest or support any other person in contesting, in any proceeding, the priority, validity or enforceability of any Lien securing Term Obligations or any Lien securing Revolver Obligations, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Agent or any other Secured Party to enforce this Agreement.

2.3           No New Liens.  The parties hereto agree that, so long as the repayment in full in cash of the Senior Obligations has not occurred (and, in the case of Senior Obligations in respect of letters of credit and US Secured Agreements, the lack of arrangements with respect thereto reasonably satisfactory to the applicable issuing bank or holder thereof, as appropriate), none of the Grantors shall, nor shall permit any of its subsidiaries to, (a) grant or permit any additional Liens on any asset to secure any Junior Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Senior Obligations or (b) grant or permit any additional Liens on any asset to secure any Senior Obligations unless it has granted, or concurrently therewith

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grants, a Lien on such asset to secure the Junior Obligations, with each such Lien to be subject to the provisions of this Agreement.  To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to the Secured Parties, the Secured Party to whom such Lien shall have been granted shall, without the need for any further consent of any party to any Loan Document and notwithstanding anything to the contrary in any other Loan Document, be deemed to hold and have held such Lien for the benefit of all Secured Parties as security for all Secured Obligations, subject to the priorities set forth in Section 2.1.

2.4           Automatic Release of Liens Securing Junior Obligations.  If, in connection with the enforcement or exercise of any Default Remedies with respect to the Collateral, including any Disposition of Collateral, the Agent for the Senior Secured Parties, for itself and on behalf of the Senior Secured Parties, releases any of the Liens securing Senior Obligations, the Liens securing Junior Obligations on such Collateral (but not in any proceeds thereof), shall be automatically, unconditionally and simultaneously released, and the Agent for the Junior Secured Parties shall, for itself and on behalf of the other Junior Secured Parties, promptly execute and deliver to the Agent for the Senior Secured Parties (or to another Person upon the instruction of such Agent) such termination statements, releases and other documents as the Agent for the Senior Secured Parties may reasonably request to effectively confirm such release.

2.5           Nature of Revolver Obligations; Priority Not Affected.  The Term Agent, on behalf of itself and the Term Secured Parties, acknowledges that the Revolver Obligations are revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be repaid and reborrowed without affecting the provisions hereof.  The priorities provided in Section 2.1 shall not be altered or otherwise affected by any amendment, modification, supplement or extension of any Secured Obligation, in each case that is permitted under this Agreement, or by repayment and reborrowing under the Revolver Facility.

2.6           Agreements Regarding Actions to Perfect Liens; Turnover of Collateral.  The Agent hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the UCC) over Collateral, such possession or control is for the benefit of all of the Secured Parties.  Upon the applicable Discharge Date, the Revolver Agent (in the case of the Revolver Discharge Date) or the Term Agent (in the case of the Term Discharge Date) shall take such steps, and execute such documents, agreements and instruments, as the Agent representing the Junior Secured Parties may reasonably request to deliver physical possession or control of the applicable Collateral to such Agent.

2.7           Reinstatement.  If, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to the Senior Obligations or Junior  Obligations previously made shall be rescinded for any reason whatsoever,

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then the Senior Obligations or Junior Obligations, as applicable, shall be reinstated to the extent of the amount so rescinded and, if theretofore terminated, this Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the Senior Secured Parties and the Junior Secured Parties provided for herein.

Section 3    Enforcement Rights.

3.1           No Additional Rights for the Grantors Hereunder.  If any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Grantor shall be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against such Secured Party; provided, however, that no Grantor shall have any liability to any Secured Party or the Agent as a result of any such violation of the terms of this Agreement by any Secured Party or Agent.  Except to the extent expressly set forth in this Agreement, each Grantor shall retain all of its rights and remedies under the Loan Documents and any defense otherwise available to it in any action by any Secured Party.

3.2           Cooperation.  Subject to Section 2.1(d), the Agent, on behalf of itself and in its capacity as administrative agent for each applicable Junior Secured Party, agrees that, unless and until the Discharge Date with respect to the Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Agent for the Senior Secured Parties upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Collateral or any other collateral under any of the applicable Collateral Documents or otherwise in respect of the applicable Junior Obligations relating to the Collateral.

3.3           Actions Upon Breach.

(a)           If any Junior Secured Party with respect to a certain Type of Collateral (or any agent or other representative thereof) commences or participates in any action or proceeding with respect to the Collateral in violation of this Agreement, any Senior Secured Party with respect to that same Type of Collateral may intervene and interpose as a defense or dilatory plea, in its name or in the name of one or more of the Grantors, the making of this Agreement.

(b)           Should any Junior Secured Party with respect to a certain Type of Collateral (or any agent or other representative thereof) in any way take, attempt to or threaten to take any action with respect to the Collateral (including any attempt to enforce any remedy on the
Collateral) in violation of this Agreement, or fail to take any action required by this Agreement, any Senior Secured Party with respect to that same Type of Collateral (in its or their own name or in the name of one or more of the Grantors) may obtain relief against such Junior

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Secured Party or agent or other representative thereof, by injunction, specific performance and/or other appropriate equitable relief.

Section 4    Cooperation with Respect to Revolver Collateral

4.1           Consent to License to Use Intellectual Property.  The Term Agent (and any purchaser, assignee or transferee of assets as provided in Section 4.3) (a) consents (without any representation, warranty or obligation whatsoever) to the grant by any Grantor to the Revolver Agent of a non-exclusive royalty-free license to use during the Revolver Collateral Processing and Sale Period any Patent, Trademark or proprietary information of such Grantor that is subject to a Lien held by the Term Agent (or any Patent, Trademark or proprietary information acquired by such purchaser, assignee or transferee from any Grantor, as the case may be) and (b) grants, in its capacity as a secured party (or as a purchaser, assignee or transferee, as the case may be), to the Revolver Agent a non-exclusive royalty-free license to use during the Revolver Collateral Processing and Sale Period any Patent, Trademark or proprietary information that is subject to a Lien held by the Term Agent (or subject to such purchase, assignment or transfer, as the case may be), in each case in connection with the enforcement of any Lien held by the Revolver Agent upon any inventory or other Revolver Collateral of any Grantor and to the extent the use of such Patent, Trademark or proprietary information is necessary or appropriate, in the good faith opinion of the Revolver Agent, to process, ship, produce, store, complete, supply, lease, sell or otherwise dispose of any such inventory in any lawful manner.

4.2           Access to Information.  If the Term Agent takes actual possession of any documentation of a Grantor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of the Term Agent), then upon request of the Revolver Agent and reasonable advance notice, the Term Agent will permit the Revolver Agent or its representative to inspect and copy such documentation if and to the extent the Revolver Agent certifies to the Term Agents that:

(a)           such documentation contains or may contain information necessary or appropriate, in the good faith opinion of the Revolver Agent, to the enforcement of the Revolver Agent’s Liens upon any Revolver Collateral; and

(b)           the Revolver Agent and the Revolver Secured Parties are entitled to receive and use such information under applicable law and, in doing so, will comply with all obligations imposed by law or contract in respect of the disclosure or use of such information.

4.3           Access to Property to Process and Sell Inventory.

(a)           (i) If the Revolver Agent commences any action or proceeding with respect to any of its rights or remedies (including, but not limited to, any action of foreclosure), enforcement, collection or execution with respect to the Revolver Collateral (“Revolver Collateral Enforcement Actions”) or if

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the Term Agent commence any action or proceeding with respect to any of its rights or remedies (including any action of foreclosure), enforcement, collection or execution with respect to the Term Facility Collateral and the Term Agent (or a purchaser at a foreclosure sale conducted in foreclosure of the Term Agent’s Liens) takes actual or constructive possession of Term Facility Collateral of any Grantor (“Term Facility Collateral Enforcement Actions”), then the Term Secured Parties and the Term Agent shall (subject to, in the case of any Term Facility Collateral Enforcement Action, a prior written request by the Revolver Agent to the Term Agent (the “Term Facility Collateral Enforcement Action Notice”)) (x) cooperate with the Revolver Agent (and with its officers, employees, representatives and agents) in its efforts to conduct Revolver Collateral Enforcement Actions in the Revolver Collateral and to finish any work-in-process and process, ship, produce, store, complete, supply, lease, sell or otherwise handle, deal with, assemble or dispose of, in any lawful manner, the Revolver Collateral, (y) not hinder or restrict in any respect the Revolver Agent from conducting Revolver Collateral Enforcement Actions in the Revolver Collateral or from finishing any work-in-process or processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the Revolver Collateral, and (z) permit the Revolver Agent, its employees, agents, advisers and representatives, at the cost and expense of the Revolver Secured Parties (but with the Grantors’ reimbursement and indemnity obligation with respect thereto, which shall not be limited), to enter upon and use the Term Facility Collateral (including, without limitation, equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and intellectual property), for a period commencing on (I) the date of the initial Revolver Facility Collateral Enforcement Action or the date of delivery of the Term Facility Collateral Enforcement Action Notice, as the case may be, and (II) ending on the earlier of the date occurring 180 days thereafter and the date on which all Revolver Collateral (other than Revolver Collateral abandoned by the Revolver Agent in writing) has been removed from the Term Facility Collateral (such period, as the same may be extended with the written consent of the Term Agent as contemplated by the final sentence of this Section 4.3(a)(i), the “Revolver Collateral Processing and Sale Period”), for purposes of:

(a)	assembling and storing the Revolver Collateral and completing the processing of and turning into finished goods any Revolver Collateral consisting of work-in-process;

(b)	selling any or all of the Revolver Collateral located in or on such Term Facility Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise;

(c)	removing and transporting any or all of the Revolver Collateral located in or on such Term Facility Collateral;

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(d)
otherwise processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the Term Facility Collateral; and/or

(e)
taking reasonable actions to protect, secure, and otherwise enforce the rights or remedies of the Revolver Secured Parties and/or the Revolver Agent (including with respect to any Revolver Collateral Enforcement Actions) in and to the Revolver Collateral;

provided, however, that nothing contained in this Agreement shall restrict the rights of the Term Agent from selling, assigning or otherwise transferring any Term Facility Collateral prior to the expiration of such Revolver Collateral Processing and Sale Period if the purchaser, assignee or transferee thereof agrees in writing (for the benefit of the Revolver Agent and the Revolver Secured Parties) to be bound by the provisions of this Section 4.3 and Section 4.1.  If any stay or other order prohibiting the exercise of remedies with respect to the Revolver Collateral has been entered by a court of competent jurisdiction, such Revolver Collateral Processing and Sale Period shall be tolled during the pendency of any such stay or other order.  The Term Agent, upon request by the Revolver Agent, may in their sole discretion extend the Revolver Collateral Processing and Sale Period for an additional period of time.

(ii)           During the period of actual occupation, use and/or control by the Revolver Secured Parties and/or the Revolver Agent (or their respective employees, agents, advisers and representatives) of any Term Facility Collateral, the Revolver Secured Parties and the Revolver Agent shall be obligated to repair at their expense any physical damage to such Term Facility Collateral resulting from such occupancy, use or control, and to leave such Term Facility Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted.  Notwithstanding the foregoing, in no event shall the Revolver Secured Parties or the Revolver Agent have any liability to the Term Secured Parties and/or to the Term Agent pursuant to this Section 4.3(a) as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Facility Collateral existing prior to the date of the exercise by the Revolver Secured Parties (or the Revolver Agent, as the case may be) of their rights under this Section 4.3(a) and the Revolver Secured Parties shall have no duty or liability to maintain the Term Facility Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the Revolver Secured Parties, or for any diminution in the value of the Term Facility Collateral that results from ordinary wear and tear resulting from the use of the Term Facility Collateral by the Revolver Secured Parties in the manner and for the time periods specified under this Section 4.3(a).  Without limiting the rights granted in this Section 4.3(a), the Revolver Secured Parties and the Revolver Agent shall cooperate with the Term

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Secured Parties and/or the Term Agent in connection with any efforts made by the Term Secured Parties and/or the Term Agent to sell the Term Facility Collateral.

(b)           The Term Agent shall be entitled, as a condition of permitting such access and use, to demand and receive assurances reasonably satisfactory to it that the access or use requested and all activities incidental thereto:

(i)           will be permitted, lawful and enforceable under applicable law and will be conducted in accordance with prudent manufacturing practices; and

(ii)           will be adequately insured for damage to property and liability to persons, including property and liability insurance for the benefit of the Term Agent and the holders of the Term Obligations, at no cost to the Term Agent or such holders.

The Term Agent (x) shall provide reasonable cooperation to the Revolver Agent in connection with the manufacture, production, completion, handling, removal and sale of any Revolver Collateral by the Revolver Agent as provided above and (y) shall be entitled to receive, from the Revolver Agent, fair compensation and reimbursement for their reasonable costs and expenses incurred in connection with such cooperation, support and assistance to the Revolver Agent. Notwithstanding the foregoing sentence, the Term Agent and/or any such purchaser (or its transferee or successor) shall not otherwise be required to manufacture, produce, complete, remove, insure, protect, store, safeguard, sell or deliver any inventory subject to any Lien held by the Revolver Agent or to provide any support, assistance or cooperation to the Revolver Agent in respect thereof.

4.4           Term Agent’s Assurances.  The Term Agent may condition its performance of any obligations set forth in this Section 4 upon its prior receipt (without cost to it) of:

(a)           such assurances as it may reasonably request to confirm that the performance of such obligation and all activities of the Revolver Agent or its officers, employees and agents in connection therewith or incidental thereto:

(i)           will be permitted, lawful and enforceable under applicable law; and

(ii)           will not impose upon the Term Agent (or any Term Secured Party) any legal duty, legal liability, expense or risk of uninsured loss; and

(b)           such indemnity, security and insurance as the Term Agent may reasonably request in connection therewith.

4.5           Grantor Consent.  The Company and the other Grantors consent to the performance by the Term Agent of its obligations set forth in this Section 4

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and acknowledge and agree that neither the Term Agent (nor any holder of Term Obligations) shall ever be accountable or liable for any action taken or omitted by the Revolver Agent or any Revolver Secured Party or its or any of their officers, employees, agents successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other intellectual property by the Revolver Agent or any Revolver Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by the Revolver Agent or its officers, employees, agents, successors or assigns.

Section 5         Application of Proceeds of Collateral.  All cash proceeds received by the Agent in respect of any exercise of Default Remedies with respect to all or any part of the Collateral shall promptly be applied to the Secured Obligations in accordance with the following order of priority:

First:  to the Agent for the Senior Secured Parties with respect to such Collateral, to be applied to the expenses of such sale or other realization of Collateral, including reasonable compensation to agents of and counsel for such Agent, and all expenses, liabilities and advances incurred or made by such Agent in connection therewith;

Second:  to such Agent to be applied to the repayment of Senior Obligations then outstanding with respect to such Collateral whether or not then due and payable (including without limitation amounts required to cash collateralize undrawn letters of credit and other contingent obligations then outstanding that are Senior Obligations, if any, in accordance with the terms of the DIP Credit Agreement) until the Senior Obligations with respect to such Collateral are repaid in full;

Third:  to such Agent to be applied to the repayment of the Junior Obligations then outstanding with respect to such Collateral whether or not then due and payable (including without limitation amounts required to cash collateralize undrawn letters of credit and other contingent obligations then outstanding that are Junior Obligations, in accordance with the terms of the DIP Credit Agreement) until the Junior Obligations with respect to such Collateral are repaid in full;

Fourth:  any surplus then remaining shall be paid to the applicable Grantor or its successors or assigns or to whomsoever may be lawfully entitled to receive the same.

Any proceeds of Collateral that may be received by any Junior Secured Party in violation of this Agreement shall be segregated and held in trust and promptly paid over to the Agent for the Senior Secured Parties for the benefit of the Senior Secured Parties, in the same form as received, with any necessary endorsements and each Junior Secured Party hereby authorizes the Agent to make such endorsements as agent for such Junior Secured Party (which authorization, being coupled with an interest, is irrevocable).

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Section 6    Access to Information; No Warranties or Liability.

6.1           Access to Information.  If either Agent takes actual possession of any documentation of a Grantor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of either Agent) identifying or pertaining to the Collateral, then upon request of the other Agent and reasonable advance notice, the Agent in possession thereof will permit the other Agent or its representative to inspect and copy such documentation if and to the extent it certifies that in its reasonable belief:

(a)           such documentation contains or may contain information necessary or appropriate, in the good faith opinion of that other Agent, to the enforcement of the Liens upon any Collateral of the Type held by that other Agent; and

(b)           the other Agent and the applicable Secured Parties on whose behalf it holds Liens are entitled to receive and use such information under applicable law and, in doing so, will comply with all obligations imposed by law or contract in respect of the disclosure or use of such information.

6.2           No Warranties or Liability.

(a)           The Term Agent and the Revolver Agent acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any Loan Document.

(b)           The Revolver Agent agrees that Term Agent shall have no liability to the Revolver Agent or any Revolver Secured Party, and hereby waives any claim against the Term Agent, arising out of any and all actions which the Term Agent or the Loan Secured Parties may take or permit or omit to take with respect to (i) the Loan Documents (other than this Agreement), (ii) the collection of the Term Obligations or (iii) the maintenance of, the preservation of, the foreclosure upon or the Disposition of any Term Loan Collateral.

(c)           The Term Agent agrees that the Revolver Agent shall have no liability to the Term Agent or any Term Secured Party, and hereby waives any claim against the Revolver Agent, arising out of any and all actions which the Revolver Agent or the Revolver Secured Parties may take or permit or omit to take with respect to (i) the Loan Documents (other than this Agreement), (ii) the collection of the Revolver Obligations or (iii) the maintenance of, the preservation of, the foreclosure upon or the Disposition of any Revolver Collateral.

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Section 7  Miscellaneous.

7.1           Matters Relating to Loan Documents.  The Loan Documents may be amended, supplemented, waived or otherwise modified in accordance with their terms; provided, however, that, without the consent of the Agent, no such amendment, supplement, modification or waiver shall (i) contravene any provision of this Agreement, (ii) increase the aggregate committed amount under the Revolver Facility to an amount greater than the full amount of Revolving Commitments authorized by the Bankruptcy Court in the Final Order plus $50,000,000, or (iii) increase the aggregate principal amount of the Term Loans under the Term Facility to an amount greater than the full amount of Term Loans authorized by the Bankruptcy Court in the Final Order, or permit any Term Loans repaid or prepaid in accordance with the DIP Credit Agreement to be reborrowed.

7.2           Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of any Loan Document, the provisions of this Agreement shall govern.

7.3           Continuing Nature of Provisions.  This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the later of the Revolver Discharge Date and the Term Discharge Date; provided the provisions of Section 2.6 hereof shall continue to be effective until all of the obligations to take action on and after the applicable Discharge Date shall be complete.  This is a continuing agreement and the Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, Grantors or any other grantors on the faith hereof.

7.4           Amendments; Waivers.  No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the Agent on behalf of the Secured Parties and to the extent any such amendment or modification shall alter the rights or obligations of any Grantor, the Company.

7.5           Governing Law.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

(b)           EACH PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, OF THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT

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COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)           EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02 OF THE DIP CREDIT AGREEMENT.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

7.6           Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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7.7           Notices.  Unless otherwise specifically provided herein, all notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile or electronic communication equipment of the sender, or on the date five (5) business days after dispatch by certified or registered mail if mailed.

7.8           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the Secured Parties and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral.

7.9           Headings.  Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

7.10           Severability.  If any provision of this Agreement is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Agent and the Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

7.11           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement shall become effective when it shall have been executed by each party hereto.

7.12           Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Secured Parties.  None of the Grantors or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement.  Nothing in this Agreement is intended to or shall impair the obligations of the Grantors, which are absolute and unconditional, to pay the Revolver Obligations and the Term Loan Obligations as and when the same shall become due and payable in accordance with their terms.

7.13           Grantor Consent.  By their respective signatures below, the Grantors consent to this Agreement, and accept the benefits of and agree to be bound by the provisions of Sections 2.3, 3.1, 4.5, 5, 6.1 and this Section 7.13.

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The Company shall cause each future Grantor to execute and deliver to the Agent an instrument setting forth the same consent and agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CITICORP NORTH AMERICA, INC., as

  Revolver Agent

By: ________________
Name:
Title:

CITICORP NORTH AMERICA, INC., as

  Term Agent

By: _______________
Name:

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The undersigned consent to the foregoing Intercreditor Agreement, and accept the benefits of and agree to be bound by Sections 2.3, 3.1, 4.5, 5, 6.1 and 7.13 thereof.

[GRANTORS]

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